UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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eBay Inc.

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ebay
In 2022, we received several awards recognizing our culture, workplace and commitments to responsible business.
Fourth year in a row as a member of the Dow Jones **Sustainability World Index**
100% rating in the Corporate Equality Index for the 15th consecutive year and on **Best Places to Work for LGBTQ+ Equality 2022**
Received an A for outstanding action on climate change in **CDP Climate Change Survey**
Third year ranked in the U.S. Environmental Protection Agency's **Green Power Partnership National Top 100**

   2023 Proxy Statement

Letter to Our Stockholders
Dear Fellow Stockholders:
eBay’s shared values of transparency, responsibility and performance have supported eBay’s mission to empower people and create economic opportunity for all throughout 2022. As your Board of Directors, we are focused on creating long-term, sustainable value for stockholders. Drawing on your input, we are supporting our leadership team in realizing its vision and strategy for eBay, a marketplace that will continue to drive success for its sellers and buyers around the world.
You are cordially invited to attend the 2023 Annual Meeting of Stockholders of eBay Inc. to be held on June 21, 2023, at 8:00 a.m. Pacific Time. The matters expected to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Board Succession Plans and Refreshment
We are soliciting proxies for the election at the Annual Meeting of nine individuals to serve as directors of eBay until the 2024 Annual Meeting of Stockholders. Bob Swan will not stand for re-election to the Board at the Annual Meeting and will retire from the Board at the end of his current term. During the year, we also bid farewell to Katie Mitic, previously our longest-tenured director. During their tenures, Katie and Bob provided eBay with exceptional guidance, expertise and insights. We thank them for their tremendous contributions. The Board has a commitment to refreshment, and we recently recruited two additional independent directors. Aparna Chennapragada and Shripriya Mahesh further enhance the Board’s composition and bring skills complementary to eBay’s strategic vision.
Sustainable Commitments
As Board members we, and the thousands of eBay employees, deeply share the sentiment that the company’s purpose links us to something bigger than any one of us. To ensure the achievement of our long-term business goals, we oversee the management team to ensure eBay’s sustainability initiatives focus on the matters that are most meaningful to our business and where we can be most impactful to our stakeholders. This includes our commitments to corporate governance best practices (especially our engagement with and responsiveness to stockholders), our impact on the environment and the communities we serve and overseeing meaningful progress in diversity, equity and inclusion. We invite you to read more in our Impact, DE&I and Recommerce reports.

Engaging Virtually
This year will be our fourth virtual annual meeting. Although the decision to host a virtual meeting was initially driven by public health concerns, we believe it improves your ability to attend and participate while saving stockholders the time and expense of travel. In the virtual meeting, participants will join via a website where they can listen to the speakers, view any presentations, submit questions and comments, hear the company’s responses, and vote their shares electronically. We recommend that participants log in at least 15 minutes prior to the start of the meeting.
Thank you for your continued investment in eBay. We are proud to represent stockholder interests in this great company and look forward to meeting with you at the 2023 Annual Meeting of Stockholders.
Sincerely,
Your Board of Directors
Adriane M. Brown
Aparna Chennapragada
Logan D. Green
E. Carol Hayles
Jamie J. Iannone
Shripriya Mahesh
Paul S. Pressler
Mohak Shroff
Robert H. Swan
Perry M. Traquina

2023 Proxy Statement   1
Notice of Annual
     Meeting of
   Stockholders
The 2023 Annual Meeting of Stockholders of eBay Inc. will be conducted virtually on the Internet. There will be no in-person meeting.
Date and Time Wednesday, June 21, 2023 8:00 a.m. Pacific Time	Web Address www.virtualshareholdermeeting. com/EBAY2023	Record Date You are eligible to vote if you were a stockholder at the close of business on April 24, 2023.
Proposals Requiring Your Vote
DESCRIPTION			BOARD’S RECOMMENDATION	FURTHER DETAILS
Proposal	1	Election of 9 directors named in this Proxy Statement to our Board to hold office until our 2024 Annual Meeting of Stockholders	FOR Each Director Nominee	Page 8
Proposal	2	Ratification of appointment of independent auditors	FOR	Page 35
Proposal	3	Advisory vote to approve named executive officer compensation	FOR	Page 39
Proposal	4	Say-on-Pay Frequency Vote	ONE YEAR	Page 72
Proposal	5	Approval of the Amendment and Restatement of the eBay Equity Incentive Award Plan	FOR	Page 73
Proposal	6	Amendment to the Certificate of Incorporation	FOR	Page 81
Proposal	7	Stockholder proposal, if properly presented	AGAINST	Page 82
Stockholders as of the record date will also transact on such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. The items of business are described more fully in the accompanying Proxy Statement. We will be providing access to our proxy materials over the internet under Securities and Exchange Commission (“SEC”) “notice and access” rules. As a result, on or about April [  ], 2023, we are mailing to many of our stockholders a notice instead of a paper copy of the Proxy Statement and our 2022 Annual Report.
How to Vote
Your Vote Is Important. Even if you plan to attend the meeting, please vote as soon as possible using any of the following methods. In all cases, you should have your notice, or if you requested to receive printed proxy materials, your proxy card or voting instruction form, on hand and follow the instructions:

Online	Phone	Mail
You can vote your shares online at www.proxyvote.com	You can vote your shares by calling +1 (800) 690-6903.	Date and sign your proxy card or voting instruction form and return it in the postage-paid envelope.
By Order of the Board of Directors
Marie Oh Huber
Secretary
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 21, 2023: the Proxy Statement and the Annual Report are Available at https://investors.ebayinc.com/financial-information/annual-reports/default.aspx

2   2023 Proxy Statement

1	Notice of Annual Meeting of Stockholders
8	Proposal 1: Election of Directors
	9	Director Nominees
14	Corporate Governance
	14	Highlights
	15	Board Composition and Independence
	17	Board Leadership Structure and Effectiveness
	22	Board Oversight and Stockholder Engagement
	27	Governance Policies and Practices
	29	Delinquent Section 16(a) Reports
30	Compensation of Directors
33	Our Executive Officers
35	Proposal 2: Ratification of Appointment of Independent Auditors
	35	Audit Matters
	36	Audit and Other Professional Fees
	36	Audit Committee Pre-Approval Policy
	36	Auditor Independence
	37	Audit Committee Report
39	Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation
40	Executive Compensation
	40	Compensation Discussion and Analysis
58	Compensation and Human Capital Committee Report
59	Executive Compensation Tables
69	CEO Pay Ratio
69	Pay Versus Performance
72	Proposal 4: Say-on-Pay Frequency Vote
73	Proposal 5: Approval of the Amendment and Restatement of our Equity Incentive Plan
81	Proposal 6: Approval of Amendment to our Certificate of Incorporation
82	Proposal 7: Stockholder Proposal
82	Special Shareholder Meeting
84	Equity Compensation Plan Information
84	Security Ownership of Certain Beneficial Owners and Management
86	Questions and Answers About the Proxy Materials and Our 2023 Annual Meeting
93	Other Matters
94	Appendix A—Amendment and Restatement of our Equity Incentive Plan
111	Appendix B—Amendment to our Certificate of Incorporation
Forward-Looking Statements. Certain statements in this proxy statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this proxy statement. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Information on our website should not be deemed incorporated into or part of this proxy statement.

2023 Proxy Statement   3
Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Meeting Information	Date & Time	Web Address	Record Date
	Wednesday, June 21, 2023 8:00 a.m. Pacific Time	www.virtualshareholdermeeting. com/EBAY2023	You are eligible to vote if you were a stockholder at the close of business on April 24, 2023.
Proposals Requiring Your Vote
DESCRIPTION	BOARD’S RECOMMENDATION	FURTHER DETAILS

Proposal 1: Election of 9 directors named in this Proxy Statement to our Board to hold office until our 2024 Annual Meeting of Stockholders
The Board believes that each of the director nominees has the experience, qualifications and skills necessary to contribute to an effective and well-functioning Board.
	FOR Each Director Nominee	Page 8

Proposal 2: Ratification of appointment of independent auditors
The Audit Committee has appointed PwC to serve as eBay’s independent registered public accounting firm for the 2023 fiscal year, and this appointment is being submitted to our stockholders for ratification. The Audit Committee and the Board believe that the continued retention of PwC to serve as eBay’s independent auditor is in the best interests of the Company and our stockholders.
	FOR	Page 35

Proposal 3: Advisory vote to approve named executive officer compensation
eBay seeks a non-binding advisory vote from its stockholders to approve the compensation of the NEOs as disclosed in this Proxy Statement. The Board and the Compensation and Human Capital Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.
	FOR	Page 39

Proposal 4: Say-on-Pay Frequency Vote
eBay seeks a non-binding advisory vote from its stockholders to indicate how frequently we should seek an advisory vote on the compensation of our NEOs. The Board and the Compensation and Human Capital Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering the frequency with which the advisory vote on compensation of our NEOs will be held in the future.
	ONE YEAR	Page 72

Proposal 5: Approval of the Amendment and Restatement of the eBay Equity Incentive Award Plan
The Board and the Compensation and Human Capital Committee believe that the amendment and restatement of the Plan to increase the available Shares thereunder, among other changes, is critical to our ability to execute on our long-term strategy and is in the best interests of the Company and our stockholders.
	FOR	Page 73

Proposal 6: Amendment to the Certificate of Incorporation
The Board believes that the amendment to the Certificate of Incorporation to provide protection to officers to the fullest extent permitted by law is necessary to attract and retain top talent and is in the best interests of the Company and our stockholders.
	FOR	Page 81
Proposal 7: Stockholder proposal, if properly presented The Board believes that the actions requested by the proponent are unnecessary and not in the best interests of our stockholders.	AGAINST	Page 82
New in this Proxy Statement
•	Oversight of Sustainability and Human Capital Initiatives
•	Enhanced Self Evaluation Process
NEW   Adopted or enhanced in recent years in response to stockholder feedback or as part of ongoing assessment of governance best practices.
•	Spotlight on eBay’s Information Security
•	Compensation Design Changes in 2022

4 2023 Proxy Statement
eBay Impact Highlights
We connect people and build communities to create economic opportunity for all.

We founded eBay over 25 years ago to build community and connections through commerce—making selling and buying equitable and attainable for everyone. Central to this journey, we continue to embrace sustainable practices—creating opportunities and empowering people to make meaningful choices for their purchases and businesses, and realizing a prosperous world for all.

Economic Opportunity
As champions of inclusive entrepreneurship for everyone, eBay assists sellers in transforming their business through Seller School, and we help small businesses grow globally, through programs such as eBay for Change and Up & Running.

eBay for Charity
eBay hosts one of the world’s largest and most active fundraising platforms. We enable sellers to contribute a portion of their sales to selected non-profits, and we partner with charity organizations to help them reach their fundraising goals.

eBay Foundation
eBay Foundation invests in nonprofit organizations that remove barriers to entrepreneurship for historically excluded people and communities, using Trust Based Philanthropy to empower our partners. We also support employees with meaningful giving and volunteer opportunities.

Sustainable Commerce
As a pioneer of recommerce, we strive to sustain the future of our customers, our company and our planet. We help lead the way forward as partners with our global community. We also continue to embrace best practices at our facilities to reduce our environmental footprint and reinforce our commitment to operating with integrity.

Trusted Marketplace eBay has created a trusted, transparent marketplace that’s based on the strong ethical values we follow as a business.

Impact Goals: We are continuously working to quantify, track and manage our environmental footprint.

Renewable Energy Source 100 percent of our electricity supply from renewable energy sources by 2025 for eBay-controlled data centers and offices.
Carbon Emissions—Science Based Target
Reduce absolute scope 1 and scope 2 GHG emissions 90% by 2030 from a 2019 baseline and reduce absolute scope 3 emissions from downstream transportation and distribution 20%.

2023 Proxy Statement 5
Corporate Governance Highlights
Best Practices
The Board of Directors is responsible for (1) providing advice and oversight of the strategic and operational direction of the Company and (2) overseeing the Company’s executive management to ensure the Company operates in ways that support the long-term interests of our stockholders and the stakeholders we serve. eBay is committed to transparency and accountability, as demonstrated by the following governance features:
Strong Board independence (9 of 10 directors are independent)	Separate Chair and CEO roles
Declassified Board with all members standing for election annually	Independent Chair with robust responsibilities
Majority vote standard for uncontested director elections	Simple majority vote standard for bylaw/charter amendments and transactions
Stockholder right to call a special meeting	Clawback policy
Stockholder proxy access	Stock ownership requirements for our executive officers and directors
Strong stockholder engagement practices	Anti-hedging and anti-pledging policies
Director Nominees
NOMINEE	AFFILIATION	AGE	DIRECTOR SINCE	COMMITTEES*				OTHER PUBLIC COMPANY BOARDS
				AC	CHCC	RC	CGNC
Adriane M. Brown Managing Partner, Flying Fish Ventures	IND	64	2017					• Axon Enterprise, Inc. (since 2020) • American Airlines Group, Inc. (since 2021) • KKR & Co. Inc. (since 2021)
Aparna Chennapragada Former Chief Product Officer, Robinhood	IND	46	2022					• None
Logan D. Green Chair, Co-Founder and former Chief Executive Officer, Lyft	IND	39	2016					• Lyft, Inc. (since 2019)
E. Carol Hayles Former Chief Financial Officer, CIT Group, Inc.	IND	62	2020					• Avantax, Inc. (since 2018) • Webster Financial Corporation (since 2018)
Jamie Iannone President and Chief Executive Officer, eBay Inc.		50	2020					• None
Shripriya Mahesh General Partner, Spero Ventures	IND	49	2023					• Sundaram Brake Linings Ltd (since 2020)
Paul S. Pressler Chair of the eBay Board; Operating Advisor, Clayton, Dubilier & Rice	IND	66	2015					• None
Mohak Shroff Head of Engineering, LinkedIn	IND	44	2020					• None
Perry M. Traquina Former Chairman and CEO, Wellington Management Company	IND	67	2015					• Morgan Stanley (since 2015) • The Allstate Corporation (since 2016)
AC Audit Committee	CHCC Compensation and Human Capital Committee	RC Risk Committee	CGNC Corporate Governance and Nominating Committee
Committee Chair	Member

*
Robert Swan is currently a member and Chair of the Risk Committee (RC) and a member of the Audit Committee (AC). Effective immediately following his retirement at the Annual Meeting, Ms. Mahesh will join the RC, Ms. Chennapragada will leave the RC and join the AC, Mr. Traquina will leave the Corporate Governance and Nominating Committee (CGNC) and join the RC as its Chair, Ms. Hayles will join the CGNC, and Mr. Pressler will become Chair of the CGNC.

6 2023 Proxy Statement
Director Diversity
Our current directors exhibit the following diverse mix of characteristics:
■
Audit Committee: three directors who qualify as “financial experts”

■
Compensation and Human Capital Committee (oversees Diversity, Equity & Inclusion): two directors with CEO experience, including the co-founder and former CEO of a leading technology company, and a director with a diverse background who previously led a division of a multinational conglomerate

■
Corporate Governance and Nominating Committee (oversees sustainability programs and reporting): a director who brings a strong investor perspective, a director with a degree in environmental science and the former CEO of a publicly traded company with a large brick-and-mortar retail footprint

■
Risk Committee (oversees cybersecurity): two directors with directly relevant vocational experience and the former CEO of a global technology company

2023 Proxy Statement 7
Executive Compensation Highlights
The objectives of our executive compensation program are to:
Align compensation with our business objectives, performance and stockholder interests	Motivate executive officers to enhance short-term results and long-term stockholder value	Position us competitively among the companies against which we recruit and compete for talent	Enable us to attract, reward and retain executive officers and other key employees who contribute to our long-term success
Our Board of Directors recommends that stockholders vote to approve an advisory resolution on the compensation paid to the Company’s named executive officers, as described in the Compensation Discussion and Analysis section of this Proxy Statement, for the following reasons.
How We Pay Our CEO	Mr. Iannone’s compensation is highly weighted to Company performance. Over 95% of his 2022 compensation is based on Company performance goals or is otherwise subject to stock price volatility.
Compensation Practices
We align executive compensation with the interests of our stockholders by emphasizing pay-for-performance and weighting equity more heavily in our total compensation mix, having meaningful stock ownership requirements, and a majority of total compensation is comprised of performance-based compensation.

We avoid excessive risk-taking by having a robust clawback policy, multiple performance measures, caps on incentive payments, and overlapping long-term performance periods for performance-based restricted stock unit (“PBRSU”) awards. We adhere to compensation best practices, with compensation benchmarked at or around the 50th percentile of our peer group, the engagement of an independent compensation consultant and limited perquisites for executive officers that are not available to all employees.

Compensation Design Changes in 2022 Based on Shareholder Feedback
We evaluate plan designs annually to determine their appropriateness and implemented the following changes in 2022. The Committee added a three-year relative total shareholder return modifier to the PBRSUs awarded to our NEOs in 2022. This design change was made based on feedback from shareholders and a desire to extend the performance period to three years and incorporate a metric related to stock price performance against peers. The Committee also modified the performance periods for the core financial measures from a two-year period to a three-year period comprised of a series of three one-year periods to better align with management’s annual financial planning and the constantly changing online retail segment in which we compete. Finally, in order to incentivize management to drive revenue growth in Payments and Advertising (as further described below under “PBSO Program—Performance Measures and Rationale” on page 50), in line with our strategic initiatives, the Committee added performance-based stock options (“PBSOs”) to the equity award mix in 2022. These awards only begin vesting upon achievement of operational goals relating to growth in Payments and Advertising revenue over a three-year performance period. In addition to these performance-based vesting conditions, these awards are also subject to time-based vesting over the same three-year period.

8   2023 Proxy Statement
Proposal 1: Election
of Directors
Board of Directors
At the Annual Meeting, 9 directors will be elected to serve for a one-year term.
We are seeking the election of 9 members to our Board. Our Board is currently composed of 10 members. Mr. Swan will not stand for re-election to the Board at the Annual Meeting and will retire from the Board at the end of his current term at the Annual Meeting. Immediately after the Annual Meeting, the size of the Board will be reduced to 9.
Each of the nominees is currently a member of the Board, and each of the nominees has been elected previously by stockholders, except for Aparna Chennapragada and Shripriya Mahesh, who joined the Board on August 18, 2022 and March 14, 2023, respectively. Each of the nominees has consented to serving and being named as a nominee in this Proxy Statement and to serving as a director if elected. Eight of the nine nominees are currently independent directors under the listing standards of The Nasdaq Stock Market (“Nasdaq”) and our Corporate Governance Guidelines. If elected at the Annual Meeting, each of the nominees will serve a one-year term until our 2024 Annual Meeting and will hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, or removal.
Our bylaws provide that in the event of an uncontested election, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to such director—i.e., the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company has a resignation policy and bylaw provision that would apply to any nominee who does not receive the vote required for election. For more details, please see ‘‘Corporate Governance—Governance Policies and Practices—Majority Vote Standard for Election of Directors and—Director Resignation Provisions for Uncontested Elections’’ on page 27.
Nomination Process
Our Corporate Governance and Nominating Committee and Board have evaluated each of the director nominees recommended by our Board against the factors and principles eBay uses to select director nominees. Based on this evaluation, our Corporate Governance and Nominating Committee and Board have concluded that it is in the best interests of eBay and its stockholders for each of the proposed nominees to serve as a director of eBay. The Board believes that all of these nominees have a strong track record of being responsible stewards of stockholders’ interests and bring extraordinarily valuable insight, perspective, and expertise to the Board. Additional reasons that the Board recommends supporting the election of the director nominees include:
•
All of the nominees have high-level managerial experience in relatively complex organizations.

•
Each nominee has highly relevant professional experience in the management, technology, and innovation fields.

•
The Board believes each nominee is an individual of high character and integrity and is able to contribute to strong board dynamics.

•
Each of these nominees has experience and expertise that complement the skill sets of the other nominees.

•
Each nominee is highly engaged and able to commit the time and resources needed to provide active oversight of eBay and its management. During 2022, our Board held seven meetings, and each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served. All of our nominees serve on two or less other public company boards except for one nominee who serves on three, and each of the nominees who is currently an executive officer of a publicly traded company does not serve on any other boards beyond eBay and the board of their own company.

In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Board to conclude that each individual should serve as a director of eBay. For additional information regarding the Corporate Governance and Nominating Committee’s approach to Board refreshment and nominations, please see ‘‘Corporate Governance—Board Composition and Independence—Ongoing Assessment of Composition—Nominating Process’’ on page 15.
The Board recommends a vote FOR each of the director nominees.

2023 Proxy Statement   9
Director Nominees

Adriane M. Brown
Age: 64
Director Since: 2017
eBay Board Committees:
•
Compensation & Human Capital Committee, Chair

•
Corporate Governance & Nominating Committee

Other Public Company Boards:
•
Axon Enterprise, Inc. (since 2020)

•
American Airlines Group, Inc. (since 2021)

•
KKR & Co., Inc. (since 2021)

Experience
Ms. Brown joined Flying Fish Ventures, as a Venture Partner in November 2018 and in early 2021 became a Managing Partner of the venture capital firm, which specialized in Artificial Intelligence and Machine Learning startups. Prior to that, Ms. Brown served as President and Chief Operating Officer for Intellectual Ventures (“IV”), an invention and investment company that commercializes inventions, from January 2010 through July 2017, and served as a Senior Advisor until December 2018. Before joining IV, Ms. Brown served as President and Chief Executive Officer of Honeywell Transportation Systems. Over the course of 10 years at Honeywell, she held leadership positions serving the aerospace and automotive markets globally. Prior to Honeywell, Ms. Brown spent 19 years at Corning, Inc., ultimately serving as Vice President and General Manager, Environmental Products Division, having started her career there as a shift supervisor.
Ms. Brown serves on the boards of directors of American Airlines Group, Inc., Axon Enterprise, Inc., KKR & Co. Inc., and the non-profit International Women’s Forum. Ms. Brown previously served on the boards of directors of Allergan Plc, and Raytheon Company until 2020 and Harman International Industries from 2013 to 2017.
Ms. Brown holds a Doctorate of Humane Letters and a bachelor’s degree in environmental health from Old Dominion University and is a recipient of its Distinguished Alumni Award. She also holds a master’s degree in management from the Massachusetts Institute of Technology where she was a Sloan Fellow.
Director Qualifications
•
Leadership and Strategy Experience: Leadership of global technology and commercial businesses at Honeywell Transportation and Corning. Experience driving business strategy, growth and development, innovation and R&D, manufacturing and sales, and customer service and expansion.

•
Investment/Finance, Management, Transactions/M&A and Technology Industry Experience: President and Chief Operating Officer for IV from January 2010 to July 2017. During her tenure at IV, the company delivered more than $3 billion in revenue, invented technology enabling 14 companies and joint ventures, acquired 50 customers and established Global Good and Research, a global health invention and innovation project.

Aparna Chennapragada Age: 46 Director Since: 2022 eBay Board Committees: • Risk Committee Other Public Company Boards: None
Experience
Ms. Chennapragada has over 20 years of experience in the product and tech industry as a product leader and computer scientist. She most recently served as the Chief Product Officer at Robinhood, a financial services company that facilitates commission-free trades via a mobile application, from April 2021 to August 2022, where she remains an Advisor. Prior to that, Ms. Chennapragada was a Vice President and General Manager at Google, a multinational technology company, from July 2008 to April 2021. During her tenure with Google, she created and led products that applied artificial intelligence to reinvent Google Search for billions of users.
Ms. Chennapragada previously served as a board member at Capital One from March 2018 to April 2021. She received her M.S. in Management & English at the Massachusetts Institute of Technology, her M.S. in Computer Science from the University of Texas—Austin and her B.Tech in Computer Science from the Indian Institute of Technology in 1997.
Director Qualifications
•
Technology industry; Retail / e-commerce; Strategy; Leadership; Entrepreneurship; Product, Marketing and Media; Management: Executive roles with Google and Robinhood.

10   2023 Proxy Statement
Logan D. Green Age: 39 Director Since: 2016 eBay Board Committees: • Compensation & Human Capital Committee Other Public Company Boards: • Lyft, Inc. (since 2019)
Experience
Mr. Green has served as Chair of the Board of Directors of and a non-employee advisor to Lyft, Inc., a rideshare company co-founded by Green, since April 2023, where he previously served as the Chief Executive Officer from 2012 until April 2023. Lyft grew out of Zimride, a rideshare company previously co-founded by Mr. Green in 2007. Zimride was acquired by Enterprise Rent-A-Car. Mr. Green received his B.A. in Business Economics from the University of California, Santa Barbara.
Director Qualifications
•
Technology and Retail / e-Commerce Industry, Leadership, Transactions/M&A, Management, Strategy and Entrepreneurship Experience: Chair of the Board, Co-Founder and former CEO of Lyft, a publicly traded, on-demand transportation company.

E. Carol Hayles
Age: 62
Director Since: 2020
eBay Board Committees:
•
Audit Committee, Chair

Other Public Company Boards:
•
Avantax, Inc. (since 2018)

•
Webster Financial Corporation (since 2018)

Experience
Ms. Hayles was Executive Vice President and Chief Financial Officer of CIT Group Inc., a financial services company from November 2015 to May 2017, during which time she was responsible for overseeing all financial operations. She served as Controller and Principal Accounting Officer of CIT Group Inc. from July 2010 to November 2015, where she was responsible for managing the financial accounting and reporting functions, including SEC and regulatory reporting.
Prior to CIT, Ms. Hayles spent 24 years in various finance roles at Citigroup, Inc., most recently as Deputy Controller. She began her career at PricewaterhouseCoopers LLP in Toronto, Canada. She was a Canadian Chartered Accountant from 1985 to 2009, and she received her BBA from York University in Toronto.
Director Qualifications
•
Investment/Finance, Management, Transactions/M&A and Leadership Experience: Chief Financial Officer of CIT Group and executive role with Citigroup.

2023 Proxy Statement   11
Jamie Iannone Age: 50 Director Since: 2020 eBay Board Committees: None Other Public Company Boards: None
Experience
Mr. Iannone has been President and Chief Executive Officer of eBay since April 2020.
Earlier in 2020, Mr. Iannone served as Chief Operating Officer of Walmart eCommerce, where he also was responsible for Store No. 8, Walmart’s incubation hub. Mr. Iannone began working at Walmart Inc. in 2014 and held leadership roles, including CEO of SamsClub.com and Executive Vice President of membership and technology, Sam’s Club, a $57 billion business. In those roles, Mr. Iannone grew the SamsClub.com business and Sam’s Club’s membership base.
Before Walmart Inc., Mr. Iannone was Executive Vice President of Digital Products at Barnes & Noble, Inc., where he was responsible for all NOOK devices, software, accessories and retail integration and experiences; books and digital content; and third-party partnerships.
Mr. Iannone held various roles at eBay from 2001 to 2009, including leading Product Marketing, Search, and Buyer Experience.
He previously worked at Epinions.com and Booz Allen Hamilton. Mr. Iannone also served on the Board of Directors of The Children’s Place.
He earned a Bachelor of Science in operations research, engineering and management systems from Princeton University and a Master of Business Administration from the Stanford Graduate School of Business.
Director Qualifications
•
Technology Industry, Management, Transactions/M&A, Strategy and Leadership Experience: Executive with three large, innovative global technology companies: eBay, Walmart, and Barnes and Noble. Board experience at The Children’s Place.

•
E-Commerce and Retail Industry Experience: Leader of an array of online and offline retail businesses, including eBay, SamsClub.com, Sam’s Club, Barnes and Noble, The Children’s Place, and Epinions.com.

•
Product, Marketing and Media Experience: Delivered innovative product experiences in executive roles at eBay, SamsClub.com and Sam’s Club, and Barnes and Noble. Led media partnerships, books, digital content, and NOOK software at Barnes and Noble.

Shripriya Mahesh Age: 49 Director Since: 2023 eBay Board Committees: None Other Public Company Boards: • Sundaram Brake Linings Ltd (since 2020)
Experience
Ms. Mahesh co-founded Spero Ventures, a venture capital firm, and has served as General Partner since January 2018. Prior to that, Ms. Mahesh served as Partner at Omidyar Network, investing in emerging technology companies. Earlier in her career, Ms. Mahesh served in various roles at eBay, including VP and Head of Global Product Management and Strategy, VP, US Product Marketing and Platform, and VP, Corporate Strategy.
She currently serves on the boards of directors of Turo and Sundaram Brake Linings Ltd, and she is also a trustee of The Sundance Institute.
Ms. Mahesh holds a B.A. in Economics from Stella Maris College, an MFA in Film from New York University Tisch School of the Arts, and an MBA from Harvard Business School.
Director Qualifications
•
Entrepreneurship and Investment/Finance Experience: Co-Founder and General Partner of venture capital firm, Spero Ventures since 2018, as well previous experience as an investor with Omidyar Network.

•
Technology Industry, Management, Strategy and E-Commerce and Retail Industry and Product, Marketing and Media experience: Wide range of relevant experience from executive roles with eBay.

12   2023 Proxy Statement

Paul S. Pressler
Independent Chair of the Board
Age: 66
Director Since: 2015
eBay Board Committees:
•
Compensation and Human Capital Committee

•
Corporate Governance and Nominating Committee

Other Public Company Boards:
None

Experience
Mr. Pressler has been an Operating Advisor of Clayton, Dubilier & Rice, LLC, a private equity investment firm, since 2020. He was previously a partner of Clayton, Dubilier & Rice from 2009 to 2020. Previously, Mr. Pressler was Chairman of David’s Bridal, Inc. from 2012 to 2018, AssuraMed Holding, Inc. from 2010 to 2013 and SiteOne Landscape Supply, Inc. from to 2013 to 2017.
Mr. Pressler served as President and Chief Executive Officer of The Gap, Inc. for five years, from 2002 to 2007. Before that, he spent 15 years in senior leadership roles with The Walt Disney Company, including Chairman of the global theme park and resorts division, President of Disneyland, and President of The Disney Stores.
Mr. Pressler currently serves on the boards of directors of Wilsonart, Inc. and MOD Super Fast Pizza, LLC.
Mr. Pressler received his B.S. from the State University of New York at Oneonta.
Director Qualifications
•
Investment/Finance Experience and Transactions/M&A Expertise: Operating Advisor and former partner at private equity firm Clayton, Dubilier & Rice since 2009.

•
Leadership, Management, Government and Public Policy, Product, Marketing and Media, Retail/
e-commerce Industry and Strategy Experience: Formerly Chairman of David’s Bridal, Chairman of SiteOne Landscape Supply, Chairman of AssuraMed, President and Chief Executive Officer of The Gap, and 15 years in senior leadership at The Walt Disney Company, including President of The Disney Stores.

Mohak Shroff Age: 44 Director Since: 2020 eBay Board Committees: • Risk Committee Other Public Company Boards: None
Experience
Mr. Shroff is the Senior Vice President of Engineering at LinkedIn. In this role, Mr. Shroff leads LinkedIn’s global Engineering teams, responsible for building, scaling, and protecting LinkedIn’s platform. Since joining LinkedIn in 2008, he has held a range of technology leadership positions and has played a critical role in LinkedIn’s business growth, technology innovation, and scale. Under his leadership, the engineering team re-built LinkedIn’s platform, transitioned the application to mobile, and spearheaded collaboration across the company for the development of LinkedIn’s one product ecosystem across its products and services.
Mr. Shroff holds a B.S. in computer science from University of Texas at Austin.
Director Qualifications
•
Technology Industry, Product, Management, Strategy, Entrepreneurship and Leadership Experience: Executive and technology leader with LinkedIn.

2023 Proxy Statement   13

Perry M. Traquina
Age: 67
Director Since: 2015
eBay Board Committees:
•
Audit Committee

•
Corporate Governance and Nominating Committee, Chair

Other Public Company Boards:
•
Morgan Stanley (since 2015)

•
The Allstate Corporation (since 2016)

Experience
Mr. Traquina is the former Chairman, Chief Executive Officer, and Managing Partner of Wellington Management Company LLP, a global investment management firm. Mr. Traquina held this position for a decade until his retirement from the firm in 2014. During his 34-year career at Wellington, he was an investor for 17 years and a member of the management team for the other half of his time at the firm.
Mr. Traquina received his B.A. from Brandeis University and his M.B.A. from Harvard University.
Director Qualifications
•
Investment/Finance and Strategy Experience: More than 34 years of leadership at Wellington Management Company LLP.

•
Leadership and Management Experience: Former Chairman, CEO, and Managing Partner of Wellington Management Company LLP, and current service on boards of directors of Morgan Stanley and The Allstate Corporation.

14   2023 Proxy Statement
Corporate Governance
Highlights
eBay is committed to transparency and accountability, as demonstrated by the following governance features:
Stockholder Rights
Our Board is committed to good corporate governance and believes in maintaining policies and practices that serve the interests of all stockholders, including governance provisions that protect and empower stockholders.
Special Meetings—Stockholders representing 20% or more of eBay common stock can call a special meeting of stockholders. This threshold was previously 25%.
Annual Election of Board of Directors—All directors are elected annually by the stockholders, and stockholders can remove directors with or without cause.
Majority Voting for Election of Board of Directors—We have adopted a majority voting standard and bylaw for the election of directors in uncontested elections.

Proxy Access for Director Nominations—We have adopted a proxy access bylaw provision that allows an eligible stockholder or group of stockholders to nominate candidates for election to the Board that are included in our proxy statement and ballot.

Majority Voting for Charter and Bylaw Amendments—Our charter and bylaw provisions do not have supermajority voting provisions. Stockholders can approve binding charter and bylaw amendments with a majority vote.

Independent Board Leadership—We have separated the roles of Chair of the Board and CEO, and the Chair of the Board is an independent director. When our Board Chair is not independent, we require a Lead Independent Director with robust responsibilities.

Stockholder Engagement—Stockholders can communicate directly with the Board and/or individual directors. In addition, management and members of the Board regularly engage with stockholders to solicit their views on important issues such as corporate governance and executive compensation.

NEW   Adopted or enhanced in recent years in response to stockholder feedback or as part of ongoing assessment of governance best practices.

2023 Proxy Statement   15
Board Composition and Independence
The Board has developed a set of guiding principles relating to Board membership. The Board believes that in light of the rapidly changing environment in which the Company operates, the Board must be comprised of members with highly relevant professional experience. In addition, although the Board does not have term limits, the Board believes that a certain amount of director turnover is to be expected and is desirable.
Ongoing Assessment of Composition
Commitment to Board Refreshment
Our Board has shown an ongoing commitment to Board refreshment and to having highly qualified, independent perspectives in the boardroom. Of our 9 director nominees, 7 were added since 2015. Our director nominees have an average tenure of 4.4 years. This experience balances the institutional knowledge of our longer-tenured directors with the fresh perspectives brought by our newer directors. A goal of our board refreshment is enhancing the diversity of skills and experience of the Board, in addition to strategic succession planning for alignment with oversight of long-term strategy.
Nominating Process
The Corporate Governance and Nominating Committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. The Corporate Governance and Nominating Committee has from time to time retained an executive search firm to help facilitate the screening and interview process of director nominees. The Corporate Governance and Nominating Committee expects that qualified candidates will have high-level managerial experience in a relatively complex organization (or be accustomed to dealing with complex problems) and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies.
Director Selection Principles
The Corporate Governance and Nominating Committee considers a number of factors in determining the slate of director nominees (for election to the Company’s Board) that it recommends to the Board, with each candidate being reviewed relative to the following principles.
The Board should be composed of directors chosen on the basis of their character, integrity, judgment, skills, background, and experience of particular relevance to the Company.
Directors should have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems.
Directors should also represent the balanced, best interests of the stockholders as a whole, rather than special interest groups or constituencies.

Each director should be an individual of the highest character and integrity, with the ability to work well with others and with sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

In addressing the overall composition of the Board, diversity based on gender, race, age, international background, and expertise should be considered.
The Board should be composed of directors who are highly engaged with our business and can commit time and resources to the Board consistent with our overboarding policy.
The Board should include individuals with highly relevant professional experience.

16   2023 Proxy Statement
Diversity of Skills and Experience
In planning for succession, the Corporate Governance and Nominating Committee considers the overall mix of skills and experience of the Board and the types of skills and experience desirable for future Board members, in light of the Company’s business and long-term strategy. Experiences, qualifications, skills and attributes prioritized by the committee include the following:
Technology industry experience	Transactional experience, including mergers and acquisitions
Retail and e-commerce industry experience	Management experience, including talent and culture development
Strategy experience in either established or growth markets	Product, marketing and media experience
Investment and finance experience	Government and public policy experience
Leadership experience, including public company governance	Sustainable business practices experience
Entrepreneurship	Financial expertise, including expertise gained as a chief financial officer or other sophisticated experience
Further Diversity Priorities (Gender and Race)
In addition to skills and experience, the Corporate Governance and Nominating Committee considers gender, race, age and national origin in evaluating potential Board members. When searching for new directors, the Corporate Governance and Nominating Committee actively seeks out women and individuals from underrepresented groups to include in the pool from which Board nominees are chosen.
In addition to diversity in experiences, our directors also reflect diversity in the categories noted below (based on voluntary self-reporting):
Board Diversity Matrix (As of April [  ], 2023)
Board Size:
TOTAL NUMBER OF DIRECTORS	10
GENDER	FEMALE	MALE
Directors	4	6
African American or Black	1	0
South Asian	2	1
Hispanic or Latinx	0	0
White	1	5
Two or More Races or Ethnicities	0	0
Stockholder Nominations and Proxy Access
Stockholders wishing to submit recommendations or director nominations pursuant to the advance notice procedures set forth in our bylaws for our 2024 Annual Meeting of Stockholders should submit their recommendations or nominations to the Corporate Governance and Nominating Committee in care of our Corporate Secretary. Such nominations should be in accordance with the time limitations, procedures, and requirements described under ‘‘Questions and Answers About the Proxy Materials and Our 2023 Annual Meeting—May I propose actions for consideration at next year's Annual Meeting or nominate individuals to serve as directors?’’ below on page 91.
Our “Proxy Access” bylaw provision permits an eligible stockholder or group of up to 20 stockholders to nominate candidates for election to our Board. Proxy access candidates will be included in our proxy statement and ballot. The proxy access bylaw provision provides that holders of at least 3% of eBay common stock, which can consist of up to 20 stockholders, holding such stock continuously for at least three years, can nominate two individuals or 20% of the Board, whichever is greater, for election at an annual meeting of stockholders. Our bylaws provide details regarding the time frames and procedures that must be followed and other requirements that must be met to nominate directors through this process.

2023 Proxy Statement   17
Director Independence
The rules of Nasdaq require listed companies to have a board of directors with at least a majority of independent directors. These rules have both objective tests and a subjective test for determining who is an “independent director.”
Objective tests	The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company, or is a partner in, or a controlling stockholder or executive officer of, an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year.
Subjective test	The subjective test requires our Board to affirmatively determine that a director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out their responsibilities.
Each member of our Board is required to provide information to supplement the Company’s own due diligence to assist the Board in determining whether the director is independent under the listing standards of Nasdaq and our Corporate Governance Guidelines, and whether members of our Audit Committee and our Compensation and Human Capital Committee satisfy additional SEC and Nasdaq independence requirements.
Our Board has adopted guidelines setting forth certain categories of transactions, relationships, and arrangements that it has deemed immaterial for purposes of making its determination regarding a director’s independence, and does not consider any such transactions, relationships, and arrangements in making its subjective determination.
Our Board has determined that 8 of our 9 director nominees are independent under the listing standards of Nasdaq and under eBay’s Corporate Governance Guidelines. Jamie Iannone, who joined the Board and became our President and Chief Executive Officer on April 27, 2020, is not an independent director.
In accordance with the rules of Nasdaq, the Board limits membership on the Audit Committee, the Compensation and Human Capital Committee, and the Corporate Governance and Nominating Committee to independent directors.
Our Corporate Governance Guidelines require any director who has previously been determined to be independent to inform the Chair of the Board and our Corporate Secretary of any change in circumstance that may cause their status as an independent director to change.
Board Leadership Structure and Effectiveness
Board Leadership
In accordance with our bylaws, our Board elects our Chair of the Board and appoints our CEO. The Chair of the Board is elected annually. Reflecting the Board’s longstanding policy, our Corporate Governance Guidelines require that the roles of Chair of the Board and CEO be held by separate individuals. Key considerations for this policy are the Board’s belief that the separation of the offices of the Chair of the Board and CEO has been appropriate to aid in the Board’s oversight of management, while also allowing our CEO to focus primarily on management responsibilities. Under our bylaws, the Chair of the Board presides over all meetings of the Board and stockholders and has the power to call special meetings of the Board and stockholders. As the elected leader of our Board, the Chair is influential in setting Board meeting agendas, long-term planning of Board discussions, director succession plans and the allocation of risk oversight among the Board and its standing committees. In most instances, our Chair is the independent director who engages with stockholders, when such direct engagement is deemed appropriate. Mr. Pressler has served as our Chair of the Board since June 2020.
Any change from the current structure of having a Chair separate from the CEO would be at the discretion of the Board, though the Board may seek input from stockholders if a change is contemplated in the future. Any such change would be disclosed publicly, including on our investor relations website and annual proxy statement. In the event that the Board determines it to be more effective to have a single individual act as both Chair and CEO, our Corporate Governance Guidelines require the appointment of a lead independent director, with the responsibilities set forth in our Corporate Governance Guidelines.
Committee Structure
The Board has four principal committees: the Audit Committee, the Compensation and Human Capital Committee, the Corporate Governance and Nominating Committee and the Risk Committee.
The purpose of the Board committees is to help the Board effectively and efficiently fulfill its responsibilities, but they do not displace the oversight of the Board as a whole. Each committee meets regularly and has a written charter that has been approved by the Board. In addition, a member of each committee periodically reports to the Board on any significant matters discussed by the committee. The Board and each of its committees may retain outside advisors of its choosing at the Company’s expense. Neither the Board nor any committee is required to obtain management’s consent to retain outside advisors.

18   2023 Proxy Statement

Board of Directors

Chair of the Board:
Paul S. Pressler (Independent)

Audit Committee

Chair: E. Carol Hayles

All Members Independent

Compensation and Human Capital Committee

Chair: Adriane M. Brown

All Members Independent

Corporate Governance and Nominating Committee

Chair: Perry M. Traquina

All Members Independent

Risk Committee

Chair: Robert H. Swan

All Members Independent

Audit Committee
Each member of the Audit Committee is independent in accordance with the audit committee independence requirements of the listing rules of Nasdaq and the applicable rules and regulations of the SEC. Our Board has determined that each of Ms. Hayles and Messrs. Traquina and Swan is an “audit committee financial expert” as defined by SEC rules. In connection with Mr. Swan’s retirement, the Board has a succession plan that will result in Ms. Chennapragada joining the Audit Committee following the Annual Meeting.
Members

• E. Carol Hayles (Chair)	• Robert Swan	Meetings in 2022: 13
• Perry M. Traquina

Key Responsibilities
•
Meets with our independent auditors to review the results of the annual audit and to discuss our financial statements

•
Oversees the independence of the independent auditors, evaluates, together with the Board, the independent auditors’ performance, and reviews and approves the fees of the independent auditors

•
Receives and considers the independent auditors’ comments as to controls, adequacy of staff, and management performance and procedures in connection with audit and financial controls

•
Considers conflicts of interest and reviews all transactions with related persons involving executive officers or Board members that are reasonably expected to exceed specified thresholds

•
Receives periodic updates on our legal and ethical compliance programs

•
Reviews and discusses with management our financial risk exposures, including credit and counterparty risks, market risk, asset and liability risk, liquidity risk, foreign currency risk, and investment policy risk, and the steps we have taken to detect, monitor, and actively manage such exposures

•
Reviews and evaluates the compensation and performance of the Head of Internal Audit, reviews and approves the internal audit plan, receives regular reports on internal audit activities and meets directly with the Head of Internal Audit without other members of management present

You can view our Audit Committee Charter on the corporate governance section of our investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents.

2023 Proxy Statement   19
Compensation and Human Capital Committee
The members of our Compensation and Human Capital Committee are all independent in accordance with the rules and regulations of Nasdaq and the Exchange Act. In 2021, we took the important step of expanding the role of this committee to formally include broad oversight of human capital management. In this capacity, we have planned with the executive leadership team to engage in a regular cadence of discussions throughout the year on critical matters such as diversity, equity & inclusion, pay equity and management development.
Members

• Adriane M. Brown (Chair)	• Paul S. Pressler	Meetings in 2022: 6
• Logan Green

Key Responsibilities
•
Reviews and approves the compensation of our CEO and our other executive officers

•
Oversees global compensation strategy for all employees and broad-based equity plans

•
Reviews and approves the Compensation Discussion and Analysis

•
Assesses on an annual basis the independence of its compensation consultants and other compensation advisers

•
Reviews risk assessment of our compensation programs to ensure that our compensation programs do not incentivize employees to take unacceptable risk

•
Oversees human capital management strategy and practice, including activities such as talent recruitment, development and retention, employee engagement, succession planning, and diversity, equity and inclusion   new

You can view our Compensation and Human Capital Committee Charter on the corporate governance section of our investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents.
Corporate Governance and Nominating Committee
All members of our Corporate Governance and Nominating Committee are independent under the listing standards of Nasdaq. As part of the Board’s succession plan in connection with Mr. Swan’s retirement, following the Annual Meeting, Mr. Traquina will leave the Corporate Governance and Nominating Committee, Ms. Hayles will join, and Mr. Pressler will become Chair.
Members

• Perry M. Traquina (Chair)	• Paul S. Pressler	Meetings in 2022: 2
• Adriane M. Brown

Key Responsibilities
•
Makes recommendations to the Board as to the appropriate size of the Board and Board committees

•
Reviews the qualifications and independence of candidates for the Board

•
Makes recommendations to the Board on potential Board and Board committee members

•
Assesses the responsibilities of key Board committees and makes recommendations to the Board

•
Establishes procedures for the oversight of the evaluation of the Board and management

•
Reviews correspondence received from stockholders and receives reports on stockholder feedback obtained through outreach program

•
Oversees the Company’s policies and programs concerning responsible business and philanthropy and sustainability initiatives and reporting    NEW

•
Reviews the Company’s political spending and related activities

The Corporate Governance and Nominating Committee takes into account the set of guiding principles relating to Board membership described in ‘‘—Board Composition and Independence’’ on page 15.
You can view our Corporate Governance and Nominating Committee Charter on the corporate governance section of our investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents.

20   2023 Proxy Statement
Risk Committee
The Risk Committee Charter requires a majority of the committee members to be independent under the listing standards of the Nasdaq. Currently, all members of our Risk Committee are independent under Nasdaq listing standards. In connection with Mr. Swan’s retirement, the Board has a succession plan that will result in Ms. Chennapragada leaving the Risk Committee, Ms. Mahesh joining and Mr. Traquina joining as Chair, following the Annual Meeting.
Members

• Robert H. Swan (Chair)	• Mohak Shroff	Meetings in 2022: 3
• Aparna Chennapragada

Key Responsibilities
•
Oversees the Company’s management of key risks such as information security, cybersecurity, and regulatory compliance (including privacy, anti-money laundering and foreign assets control), as well as the guidelines, policies and processes for monitoring and mitigating such risks

•
Reviews and discusses with management the Company’s enterprise risk management function and structure, and the guidelines, policies and processes for risk assessment and risk management

•
Reviews and discusses with management the tone and culture within the Company regarding risk, including open risk discussions, and integration of risk management into the Company’s behaviors, decision making, and processes

•
Receives reports from the Company’s corporate audit and compliance staff on the results of risk management reviews and assessment

You can view our Risk Committee Charter on the corporate governance section of our investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents.

2023 Proxy Statement   21
Board and Committee Effectiveness
We believe in strong corporate governance practices that provide meaningful rights to our stockholders and ensure Board accountability. Our Corporate Governance Guidelines set forth a framework within which our Board conducts its business and demonstrates our commitment to good governance and a productive relationship with our stockholders. Principle features of our Corporate Governance Guidelines are summarized below along with certain other of our governance practices.

Board Operations
- Robust oversight of corporate strategy
- Executive sessions scheduled for each regular Board meeting
- Director product showcases
- Open access to senior management and information
- Access to third-party advisors
- Frequent informal Board calls
- Opportunity to engage with employees at company-wide events
- Engagement with management outside of Board meetings through working groups

Annual Governance Review
- Review and update corporate governance practices in context of Board operations and stakeholder feedback
- Review committee charters annually and update as needed

Annual Self-Evaluation
- Formal Board and committee self-evaluations conducted by Independent Chairs (see below)
- Feedback incorporated into Board practices
- Enhanced process to include 1v1 conversations between chairs and individual directors based on results of written feedback

Stockholder Outreach
- Regular fall and spring governance outreach with significant stockholders

Engaged Independent Oversight

Incorporation of Feedback

Governance Practices

Accountability to Stockholders
- Proxy access for director candidates nominated by stockholders
- Majority voting standard for uncontested director elections
- Annual director elections
- All directors, with the exception of any outgoing directors, are expected to attend the Annual Meeting of Stockholders, and all then-serving directors attended the 2022 Annual Meeting

Governance Principles
- Independent Chair
- Stock ownership guidelines for directors
- Prohibition on stock hedging and pledging
- Commitment to strong governance practices and recognition of the importance of strong governance to value creation and risk oversight

Board Composition

Director Recruitment
- Seek directors with diverse perspectives and expertise relevant to our long-term business strategy
- Emphasis on adding directors with diverse backgrounds to the Board

Diverse, Independent Board with Mix of Tenures
- All directors except our CEO are independent
- Board includes four female and four racially diverse directors
- Directors possess wide range of expertise to foster diverse perspectives

Director Education
- eBay provides membership in the National Association of Corporate Directors to all directors and sponsors attendance at additional educational programs
- Directors provided updates on relevant eBay compliance training

Board Annual Self-Evaluations   new
It is important that the Board and its committees are performing effectively and in the best interests of the Company and its stockholders. The Board and each committee annually evaluate its effectiveness in fulfilling its obligations. As part of this annual self-evaluation, directors are able to provide feedback on the performance of other directors. The chairs of the Board and of the Corporate Governance and Nominating Committee lead the Board in its review of the results of the annual self-evaluation.
Self-Evaluation Questionnaire
Provides director feedback on the Board and each of the Committees as well as each director
Director Interviews
Chairs have 1v1 conversations with individual directors based on themes of questionnaire responses
Results Analyzed
Results of the self-evaluations are analyzed and discussed with Corporate Governance and Nominating Committee
Summary of Results
Summary of Board and Committee self-evaluation results provided to full Board
Ongoing Feedback
Directors are encouraged to provide ongoing feedback
in addition to the annual self-evaluation
Feedback Incorporated
Policies and practices updated as appropriate as a result of the annual self- evaluation and ongoing feedback
Review of Process
Our Corporate Governance and Nominating Committee periodically reviews the self-evaluation process

22   2023 Proxy Statement
Board Oversight and Stockholder Engagement
Strategy Oversight
One of the Board’s key responsibilities is overseeing the Company’s strategy, and the Board has deep experience and expertise in the area of strategy development and insights into the most important issues facing the Company. Setting the strategic course of the Company involves a high level of constructive engagement between management and the Board.
The Board regularly discusses eBay’s key priorities, taking into consideration and adjusting the Company’s long-term strategy with global economic, customer and other significant trends, as well as changes in the e-commerce industry and the regulatory landscape.
•
At least annually, the Board conducts an extensive review of the Company’s long-term strategic plans, its annual operating plan and capital structure.

•
Throughout the year and at Board meetings, the Board receives information and updates from management and actively engages with senior leaders with respect to the Company’s strategy, including the strategic plans for our businesses and the competitive environment.

•
eBay’s independent directors also hold regularly scheduled executive sessions without Company management present, at which strategy is discussed.

•
The Board also regularly discusses and reviews feedback on strategy from our stockholders and other stakeholders.

Management Succession Planning and Workplace Culture
The Board recognizes the importance of effective executive leadership to eBay’s success. The Board conducts a review of management at least annually that includes succession plans for our senior leadership positions. In conducting its review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations.
Board Connection to eBay Workplace Culture
The Board is intently focused on fostering a culture of leadership, development and excellence.
Our workplace culture is linked to eBay’s mission of empowering people and creating economic opportunity for all. This shared purpose has influenced our culture for over 25 years and motivates our employees every day. We are rooted in core beliefs of empowering our community, innovating boldly, delivering with impact, being for everyone and acting with integrity. The Board views eBay’s workplace culture as an asset and oversees eBay’s employee engagement and other workforce development programs.

2023 Proxy Statement   23
Enterprise Risk and Sustainability Oversight
eBay faces economic, financial, legal and regulatory, operational and other risks, such as the impact of competition and sustainability risks, including social, environmental and reputational factors that are integral to the strength of our brands. The Board recognizes that our ability to manage risk can influence whether we achieve our strategic and operating objectives. The Board, as a whole and through its committees, has responsibility for the oversight of risk management, while management is responsible for the day-to-day management of the risks that we face. In its risk oversight role, the Board is responsible for satisfying itself that the risk management framework and supporting processes as implemented by management are adequate and functioning as designed. The Board also influences risk management by fostering a corporate culture of integrity and risk awareness.

24   2023 Proxy Statement
Risk Management and Sustainability
Risk management is embedded across our businesses, with oversight of our company-wide initiatives by the Board and its committees as illustrated above. Our approach to risk management is designed to identify, assess, prioritize and manage our major risk exposures which could affect our ability to execute our corporate strategy and fulfill our business objectives. Our ERM program enables the Board to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities, to review the Company’s risk exposure and risk tolerance, to track emerging risks and to elevate certain key risks for periodic review by the Board and its committees.
Management collaborates internally, periodically engages independent advisors to update risk assessments, and works across the organization to help our business groups and functions identify emerging risks and trends. Short- and long-term risks are evaluated regularly, and senior management is responsible for prioritizing risks and developing a culture of risk-aware practices to identify and manage the appropriate level of risk consistent with the Company’s business strategy. Risks are mapped based on probability, immediacy and potential magnitude, and eBay’s risk management strategies and Board oversight processes are designed accordingly. Examples of key risks encompassed by the ERM program include, without limitation, cybersecurity, data privacy, human capital management and regulatory compliance.
On a regular basis, the Board and its committees engage with our senior management and other members of management on risk as part of broad strategic and operational discussions which encompass interrelated risks, as well as on a risk-by-risk basis. Management periodically reviews with the Risk Committee the major risks under its oversight and the steps management has taken to detect, monitor, and actively manage those risks within the agreed risk tolerance. Likewise, the Corporate Governance and Nominating Committee receives periodic updates on eBay sustainability initiatives. Our Audit Committee has an annual cadence to review the risks included in its remit, including quarterly meetings regarding ethics programs with our Chief Compliance Officer (who reports to our Chief Legal Officer, with direct access to the Audit Committee Chair). The Compensation and Human Capital Committee engages with our Chief People Officer and our Diversity, Equity & Inclusion (DE&I) leader several times per year regarding the most relevant risks and opportunities concerning our workforce. The executives responsible for managing a particular risk (in the case of cybersecurity risks, our Chief Technology Officer and Chief Information Security Officer) may also report to the full Board or its committees, as appropriate, on how the risk is being managed and progress towards agreed mitigation goals.
The Company has disclosure controls and procedures designed for prompt reporting to the Board and timely public disclosure, as appropriate, of material events covered by our risk management framework. For instance, our cybersecurity, business continuity and incident response plans each contain provisions regarding reporting to the Board, as well as relevant securities compliance topics.
Spotlight on Board Oversight of Information Security   new

Risks relating to information security are a continued area of focus for eBay, managed within our ERM Program. The Board’s oversight of these risks has included the following activities:
•
At least 3 deep dive reports at the Risk Committee level and at least 1 Board level discussion annually on information security risks including payments security, data security, regulatory compliance, platform security and other categories of risk.

•
Audit Committee discussion of relevant Sarbanes-Oxley Act and internal audit activities.

•
Periodic Risk Committee reviews of management’s strategies to detect, monitor and manage information security risks.

The foundation of our marketplace is built upon openness, honesty, integrity and trust. For more information, please visit our eBay Impact website at https://www.ebayinc.com/impact/.
Diversity, Equity & Inclusion Highlights
DE&I is core to who we are and is the cornerstone upon which our business is built. We are committed to being a richly diverse, truly equitable and fearlessly inclusive place to work, grow, sell and buy. Our approach to DE&I continues to focus on key objectives we need to deliver to realize sustained progress. Our four objectives are: increasing representation, cultivating a sense of belonging, engaging our communities and allies—our sellers and buyers as well as the broader communities we serve—and building inclusive technology. Equity remains at the forefront of all we do as we deliver meaningful progress across each of these strategic objectives. We will continue to be transparent about our journey, progress made as well as lessons learned. The results of our seventh gender pay equity study found that we have 100.4% gender pay equity in the U.S. and 100.1% globally. For more information, please visit our Diversity, Equity and Inclusion website at https://www.ebayinc.com/company/diversity-equity-inclusion/.
eBay Impact: Our Focus on Sustainability
As a result of our most recent sustainability risk assessment, which was facilitated by an outside advisor, eBay’s Impact team focuses its efforts on several key areas, including Economic Opportunity, Sustainable Commerce, Culture & Workforce and maintaining a Trusted Managed Marketplace. This assessment is updated biennially to ensure that our Impact programs continue to reflect our most salient issues. As noted above, the Corporate Governance and Nominating Committee receives periodic updates on eBay sustainability initiatives, reporting, investor feedback and third-party ratings.

2023 Proxy Statement   25
Many of our Impact sustainability initiatives involve cross-company collaboration on goal setting, impact measurement and reporting, which is published annually on the eBay Impact website. To advance our strategies, manage environmental, social and governance (ESG) risks and capitalize on opportunities, eBay formed the ESG Council, which is composed of key members of our management team and engages with numerous critical partners across the Company. This Council is chaired by our Chief Sustainability Officer and is key to eBay integrating sustainability more seamlessly into the business and supporting our transition to a low carbon economy, which is currently focused on achieving 100% renewable energy in our electricity supply by 2025. We published our third TCFD report in 2022, addressing the investor need for increased disclosure on climate risks and opportunities.
Through the combination of the ERM program and our Impact sustainability efforts, we believe eBay appropriately addresses the spectrum of risks facing our businesses, including but not limited to each of the material issues identified by the Sustainability Accounting Standards Board (SASB) industry standards as being applicable to companies in our industry, including climate risks. For more information, please visit our eBay Impact website at https://www.ebayinc.com/impact/. The table below provides a brief overview of the eBay Impact initiatives as well as recent highlights.
Empowering communities through thoughtful commerce
Economic Opportunity
As champions of inclusive entrepreneurship for everyone, eBay assists sellers in transforming their business through Seller School, and we help small businesses grow globally, through programs such as eBay for Change and Up & Running.
The number of eBay’s commercial sellers in less-advantaged communities grew 30% compared to a 0.02% decrease in the number of business enterprises in those communities from 2017-2020.
eBay for Charity
eBay hosts one of the world’s largest and most active fundraising platforms. We enable sellers to contribute a portion of their sales to selected non-profits, and we partner with charity organizations to help them reach their fundraising goals.
In 2022, for the fifth year in a row, eBay for Charity broke our previous records, raising more than $163 million globally in charitable donations through the eBay marketplace.
eBay Foundation
eBay Foundation invests in nonprofit organizations that remove barriers to entrepreneurship for historically excluded people and communities, using Trust Based Philanthropy to empower our partners. We also support our employees with meaningful giving and volunteer opportunities.

Since 1998, eBay Foundation has provided over $100 million in total giving, which has supported over 1,800 unique grantees. In 2022, eBay Foundation grantees created or strengthened 57,000 businesses. In 2021, eBay Foundation increased the employee matching gifts cap to $10,000 per employee and, in 2022, engaged 50% of employees in one or more programs.

Sustainable Commerce
As a pioneer of recommerce, we strive to sustain the future of our customers, our company and our planet. We help lead the way forward as partners with our global community. We also continue to embrace best practices at our facilities to reduce our environmental footprint and reinforce our commitment to operating with integrity.

Through selling pre-loved and refurbished items on eBay in 2022, over 1.6 million metric tons of carbon emissions were avoided. eBay has been carbon neutral since 2021, and we remain committed to reducing 90% of carbon emissions from our operations (scope 1 & 2) by 2030 as well as achieving 100% renewable energy by 2025. In 2023, eBay earned an A on the CDP Climate Change survey in recognition of outstanding action against climate change.

Trusted Marketplace	eBay has created a trusted, transparent marketplace that’s based on the strong ethical values we follow as a business.
eBay earned a 100% rating on the Human Rights Campaign Foundation’s Corporate Equality Index 2022—our 15th year on the Index. For each year since 2020, eBay has published a Global Transparency Report in order to openly communicate its trust and safety policies and enforcement of those policies.

Goals: We are working to better understand, track and quantify our environmental footprint

Renewable Energy Source 100 percent of our electricity supply from renewable energy sources by 2025 for eBay-controlled data centers and offices.
Carbon Emissions—Science Based Target
Reduce absolute scope 1 and scope 2 GHG emissions 90% by 2030 from a 2019 baseline and reduce absolute scope 3 emissions from downstream transportation and distribution 20%.

26   2023 Proxy Statement
Stockholder Engagement
Why We Engage
Our directors and management are committed to maintaining a robust dialogue with stockholders. We routinely engage with stockholders throughout the year in order to:
•
Provide transparency into our business, our performance and our governance and compensation practices

•
Discuss with our stockholders the issues that are important to them, hear their expectations for us and share our views

•
Assess emerging issues that may affect our business, inform our decision making, enhance our corporate disclosures and help shape our practices

After we file our proxy statement, we engage with our largest stockholders about important topics to be addressed at our annual meeting. Since January 2022, we have offered to meet on ESG matters with approximately 31 investors representing more than 50% of our outstanding shares, which resulted in approximately 10 conference calls with investors representing more than 25% of our outstanding shares.
How We Engage

2023 Proxy Statement   27
Governance Policies and Practices
Contacting the Board or Individual Directors
Stockholders may contact the Board, individual directors or groups of directors (such as all of our independent directors) at the following address:

c/o Corporate Secretary, eBay Inc., 2025 Hamilton Avenue, San Jose, California 95125
The Corporate Governance and Nominating Committee has delegated responsibility for initial review of stockholder communications to our Corporate Secretary. This process assists the Board in reviewing and responding to stockholder communications in an appropriate manner. The Corporate Governance and Nominating Committee has instructed our Corporate Secretary to review correspondence directed to the Board and its principal committees. It is at her discretion to determine whether to forward items solely related to complaints by users with respect to ordinary course of business, customer service and satisfaction issues, or matters she deems to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s or its committees’ consideration.
Governance Documents
Our Corporate Governance Guidelines, the charters of our principal Board committees, and our Code of Business Conduct can be found on our investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents. Any changes in these governance documents will be reflected in the same location on our website. Information contained on our investor relations website is not part of this Proxy Statement.
Majority Vote Standard for Election of Directors
Our bylaws provide that in the event of an uncontested election, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to such director—i.e., the numbers of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. “ABSTAIN” votes will be counted as present for purposes of this vote but are not counted as votes cast. Broker non-votes will not be counted as present and are not considered votes on the proposal. As a result, abstentions and broker non-votes will have no effect on the vote for Proposal 1: Election of Directors.
Director Resignation Provisions for Uncontested Elections
If a nominee who is serving as a director (an “Incumbent Director”) fails to receive the required number of votes for election in accordance with our bylaws in an uncontested election, under Delaware law, the Incumbent Director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified, until he or she is re-nominated after consideration by the Corporate Governance and Nominating Committee as described further below or until his or her earlier death, resignation, retirement, or removal pursuant to our bylaws. Our Corporate Governance Guidelines and our bylaws provide that, in considering whether to nominate any Incumbent Director for election, the Board will take into account whether the Incumbent Director has tendered an irrevocable resignation that is effective upon the Board’s acceptance of such resignation in the event the director fails to receive the required vote to be elected, as described above. Each of our Incumbent Directors has tendered an irrevocable resignation. In the case of a proposed nominee who is not an Incumbent Director, the Board will take into account whether he or she has agreed to tender such a resignation prior to being nominated for election.
In the case of an uncontested election, if a nominee who is an Incumbent Director does not receive the required vote for election, the Corporate Governance and Nominating Committee or another committee of the Board will decide whether to accept or reject such director’s resignation (if the director has tendered such a resignation), or whether to take other action, within 90 days after the date of the certification of the election results (subject to an additional 90-day period in certain circumstances). In reaching its decision, the Corporate Governance and Nominating Committee will review factors it deems relevant, which may include any stated reasons for “AGAINST” votes, whether the underlying cause or causes of the “AGAINST” votes are curable, criteria considered by the Corporate Governance and Nominating Committee in evaluating potential candidates for the Board, the length of service of the director, the size and holding period of such director’s stock ownership in the Company, and the director’s contributions to the Company. The Corporate Governance and Nominating Committee’s decision will be publicly disclosed in a filing with the SEC. If a nominee who was not already serving as a director fails to receive the required votes to be elected at the Annual Meeting, he or she will not become a member of the Board. All of the director nominees are currently serving on the Board and each director nominee has submitted an irrevocable resignation of the type described above.

28   2023 Proxy Statement
Stock Ownership Guidelines
Our Board has adopted stock ownership guidelines to better align the interests of our directors and executive officers with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (six times in the case of our CEO). For the executive officers, these guidelines are initially calculated using the executive officer’s base salary as of the date the person is first appointed as an executive officer. These guidelines are then recalculated each January 1st immediately following the third anniversary of the most recent calculation. In addition, these guidelines will also be recalculated as of the date on which an executive officer’s pay grade changes. Our directors (except for our CEO) are required to achieve ownership of eBay common stock valued at five times the amount of the annual retainer payable to directors.
Each of our executive officers is required to retain 50% of any shares received (net of any shares sold or withheld to pay any applicable exercise price or satisfy tax withholding obligations) as the result of the exercise, vesting or payment of any eBay equity awards granted to the executive officer until the stock ownership guidelines are met. Each of our non-employee directors is required to retain 25% of the shares received (net of any shares sold or withheld to pay any applicable exercise price or satisfy tax obligations) as the result of the exercise, vesting or payment of any eBay equity awards granted to the director until the stock ownership guidelines are met. Our stock ownership guidelines can be found on our investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents.
The ownership levels of our executive officers and directors as of April 1, 2023 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below on page 84.
Hedging and Pledging Policy
The Company’s insider trading policy prohibits directors, executive officers, and other employees from entering into any hedging or monetization transactions relating to our securities or otherwise trading in any instrument relating to the future price of our securities, such as a put or call option, futures contract, short sale, collar, or other derivative security. The policy also prohibits directors and executive officers from pledging eBay common stock as collateral for any loans.
Clawbacks
In 2012, we implemented changes to the eBay Equity Incentive Award Plan and the Company’s equity incentive plans to provide that awards made under those plans are subject to a clawback provision. In January 2014, the terms of the clawback were adopted by the Compensation and Human Capital Committee subject to amendment to comply with the SEC rules to be issued in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act. We intend to adopt amendments to the clawback policy to conform with new rules once adopted by Nasdaq.
Conflicts of Interest/Code of Business Conduct
We expect our directors, executive officers, and other employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend on the good judgment, ethical standards, and personal integrity of each director, executive officer, and employee. Our Code of Business Conduct requires that directors, executive officers, and other employees disclose actual or potential conflicts of interest and recuse themselves from related decisions. In order to better protect us and our stockholders, we regularly review our Code of Business Conduct and related policies to ensure that they provide clear guidance to our directors, executive officers, and employees.
The Company also has practices that address potential conflicts in circumstances where a non-employee director is a control person of an investment fund that desires to make an investment in or acquire a company that may compete with one of the Company’s businesses. Under those circumstances, the director is required to notify the Company’s CEO and General Counsel of the proposed transaction, and the Company’s senior management then assesses the nature and degree to which the investee company is competitive with the Company’s businesses, as well as the potential overlaps between the Company and the investee company. If the Company’s senior management determines that the competitive situation and potential overlaps between eBay and the investee company are acceptable, approval of the transaction by the Company would be conditioned upon the director agreeing to certain limitations (including refraining from joining the board of directors of the investee company or conveying any confidential or proprietary material between the Company and the investee company, abstaining from being the primary decision-maker for the investment fund with respect to the investee company, and recusing himself/herself from portions of Company Board meetings that contain competitive information reasonably pertinent to the investee company). All transactions by investment funds in which a non-employee director is a control person also remain subject in all respects to the Board’s written policy for the review of related person transactions, discussed under the section entitled “—Certain Transactions with Directors and Officers” below on page 29.
Corporate Hotline
We have established a corporate hotline that is operated by a third party and allows any employee to confidentially and anonymously (where legally permissible) submit a complaint about any accounting, internal control, auditing, or other matters of concern.

2023 Proxy Statement   29
Certain Transactions with Directors and Officers
Our Audit Committee reviews and approves the Code of Business Conduct, which applies to our directors, officers, and employees and reviews our programs that are designed to ensure compliance with the Code of Business Conduct. The Audit Committee also reviews and approves all transactions with related persons that are required to be disclosed in this section of our Proxy Statement. The charter of our Audit Committee and our Code of Business Conduct may be found on our investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents/.
Our Board has adopted a written policy for the review of related person transactions. For purposes of the policy, a related person transaction includes transactions in which (1) the amount involved is more than $120,000, (2) eBay is a participant, and (3) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers, beneficial holders of more than 5% of eBay’s outstanding common stock and their respective family members. Pursuant to the policy, all related person transactions must be approved by the Audit Committee or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for pre-approval, ratified by the Audit Committee. In the event that a member of the Audit Committee has an interest in a related person transaction, the transaction must be approved or ratified by the disinterested members of the Audit Committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee will consider the following factors:
•
Whether the terms of the transaction are (a) fair to eBay and (b) at least as favorable to eBay as would apply if the transaction did not involve a related person;

•
Whether there are demonstrable business reasons for eBay to enter into the transaction;

•
Whether the transaction would impair the independence of an outside director under eBay’s director independence standards; and

•
Whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.
Since January 1, 2022, there were no related person transactions, and we are not aware of any currently proposed related person transactions, that would require disclosure under SEC rules.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC and to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that all reporting requirements for fiscal year 2022 were complied with by each person who at any time during the 2022 fiscal year was a director or an executive officer or held more than 10% of our common stock.

30   2023 Proxy Statement
Compensation of Directors
The Compensation and Human Capital Committee is responsible for reviewing and making recommendations to the Board regarding compensation paid to all directors who are not employees of eBay, or any parent, subsidiary, or affiliate of eBay, for their Board and committee services. Pay Governance LLC serves as the Compensation and Human Capital Committee’s independent compensation consultant. In connection with its engagement, Pay Governance assists the Compensation and Human Capital Committee in conducting annual peer benchmarking and assessment of market trends and best practices, to ensure that eBay’s director compensation program is in line with the market and that pay levels are comparable to peers. Our most recent benchmarking indicates that our compensation is benchmarked at or around the 50th percentile of our peer group.
Annual compensation to continuing non-employee directors consisted of (a) Restricted Stock Units (“RSUs”) with a grant date value equal to $250,000 or, for a non-employee director serving as the Chair of the Board, $350,000, in each case rounded up to the nearest whole share, granted at the time of the annual meeting and (b) an annual cash retainer of $80,000 plus additional fees for chair and committee service paid in quarterly installments (or, at the non-employee director’s discretion, paid in additional common stock of an equivalent value rounded up to the nearest whole share). The annual equity award and retainer are pro-rated in the event that a director serves for a portion of a year. The annual equity award is granted on the date of the director’s appointment unless the director is appointed more than 9 months since the last annual meeting (in which case, the director will receive cash in lieu of a grant).
We previously issued Deferred Stock Units (“DSUs”) as equity compensation for our non-employee directors. Since January 1, 2017, RSUs have been granted in lieu of DSUs as compensation for non-employee directors. DSUs granted prior to August 1, 2013 are payable in Company common stock or cash (at our election) following the termination of a non-employee director’s service on the Board. DSUs granted on or after August 1, 2013 are payable solely in Company common stock following the termination of a non-employee director’s service on the Board. In the event of a change in control of eBay, any unvested RSU awards granted to our non-employee directors will accelerate and become fully vested.
The following table sets forth annual retainers paid to our non-employee directors who serve as Chair of the Board, the Chairs of the Audit, Compensation and Human Capital, Corporate Governance and Nominating, and Risk Committees, and the members of those Committees. Directors with an interest and background in technology who meet regularly with our senior technologists and report significant matters to the Board do not receive any additional compensation for such service.
ROLE	2022 ANNUAL RETAINER
All Independent Directors	$80,000
Board Chair	$100,000
Lead Independent Director (if applicable)	$25,000
Committee Chairs
Audit	$25,000
Compensation and Human Capital	$15,000
Corporate Governance & Nominating	$15,000
Risk	$15,000
Committee Members
Audit	$18,000
Compensation and Human Capital	$15,000
Corporate Governance & Nominating	$10,000
Risk	$10,000

2023 Proxy Statement   31
2022 Director Compensation Table
The following table and footnotes summarize the total compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2022.
Name (a)	Fees Earned ($)(b)	Stock Awards ($)(c)	All Other Compensation ($)(d)	Total ($)(e)
Anthony J. Bates(1)	72,115	—	—	72,115
Adriane M. Brown	120,000	250,000	—	370,000
Aparna Chennapragada(2)	18,832	201,370	—	220,201
Diana Farrell(3)	68,681	—	—	68,681
Logan D. Green	95,081	250,000	—	345,081
Bonnie S. Hammer(4)	61,813	—	—	61,813
E. Carol Hayles	126,708	250,000	—	376,708
Shripriya Mahesh(5)	—	—	—	—
Kathleen C. Mitic(6)	114,783	250,000	—	364,783
Matthew J. Murphy(7)	74,263	—	—	74,263
Paul S. Pressler	205,000	350,000	—	555,000
Mohak Shroff	90,000	250,000	—	340,000
Robert H. Swan	123,226	250,000	—	373,266
Perry M. Traquina	113,367	250,000	—	363,367

(1)
Mr. Bates retired from the Board in June 2022. The cash fees paid to Mr. Bates reflect a pro-rated payment of the annual retainer for the period of 2022 during which he provided service to the Company.

(2)
Ms. Chennapragada was appointed to the Board in August 2022.

(3)
Ms. Farrell retired from the Board in June 2022. The cash fees paid to Ms. Farrell reflect a pro-rated payment of the annual retainer for the period of 2022 during which she provided service to the Company.

(4)
Ms. Hammer retired from the Board in June 2022. The cash fees paid to Ms. Hammer reflect a pro-rated payment of the annual retainer for the period of 2022 during which she provided service to the Company.

(5)
Ms. Mahesh was appointed to the Board in March 2023.

(6)
Ms. Mitic retired from the Board in September 2022. The cash fees paid to Ms. Mitic reflect a pro-rated payment of the annual retainer for the period of 2022 during which she provided service to the Company.

(7)
Mr. Murphy retired from the Board in June 2022. The cash fees paid to Mr. Murphy reflect a pro-rated payment of the annual retainer for the period of 2022 during which he provided service to the Company.

Fees Earned or Paid in Cash (Column (b))
The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each non-employee director in 2022, which includes fees with respect to which the following directors elected to receive shares in lieu of cash.
Name	Fees Forgone ($)	Shares Received (#)
Logan D. Green	71,331	1,541
Matthew J. Murphy	47,263	934
Robert H. Swan	123,129	2,504
Perry M. Traquina	108,768	2,215

32   2023 Proxy Statement
Stock Awards (Column (c))
The amounts reported in the Stock Awards column reflect the aggregate grant date fair value of RSUs granted in 2022. The grant date fair value of each RSU was calculated using the fair value of our common stock on the date of the grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Each non-employee director providing service as a director through June 8, 2022, the date of our 2022 Annual Meeting, was granted 5,244 RSUs with a value of $250,000 on such date (or, in the case of Mr. Pressler, our Chair of the Board, 7,341 RSUs with a value of $350,000 on such date). Such RSUs become fully vested upon the earlier of (i) the first anniversary of the grant date, and (ii) the first annual meeting of the stockholders of the Company that occurs after the grant date. Ms. Mitic forfeited her $250,000 RSU grant upon retirement from the Board in September 2022, and the Board determined to accelerate the vesting of the pro-rata portion of $61,302 (determined based on the portion of her tenure served following the 2022 Annual Meeting) in recognition of Ms. Mitic extending her tenure past the annual meeting to support the Board through its succession planning.
As of December 31, 2022, each of the then-serving non-employee directors held the aggregate numbers of DSUs and RSUs as set forth below. There were no outstanding options held by non-employee directors as of December 31, 2022.
Name	DSUs Held as of 12/31/22 (#)	Total RSUs Held as of 12/31/22 (#)
Adriane M. Brown	—	5,244
Aparna Chennapragada	—	4,224
Logan D. Green	—	5,244
E. Carol Hayles	—	5,244
Paul S. Pressler	1,128	7,341
Mohak Shroff	—	5,244
Robert H. Swan	836	5,244
Perry M. Traquina	6,198	5,244

2023 Proxy Statement   33
Our Executive Officers
Executive officers are appointed annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of April [   ], 2023.
Jamie Iannone Age: 50 Position: President and Chief Executive Officer Biography Mr. Iannone’s biography is set forth above on page 11 under ‘‘Proposal 1: Election of Directors— Director Nominees.’’

Steve Priest
Age: 53
Position: Senior Vice President, Chief Financial Officer
Biography
Mr. Priest has served eBay as Senior Vice President, Chief Financial Officer since June 2021. He previously served as Chief Financial Officer of JetBlue Airways Corporation, a position he held since February 2017. Mr. Priest joined JetBlue in August 2015 as Vice President Structural Programs. Prior to JetBlue, he worked at British Airways from 1996 to 2015 where he served as Senior Vice President of their North Atlantic joint venture business with American Airlines, Iberia, and Finnair, as well as several other leadership roles.

Cornelius Boone
Age: 42
Position: Senior Vice President, Chief People Officer
Biography
Mr. Boone has served eBay as Senior Vice President, Chief People Officer since February 2021. Prior to joining eBay, he was Vice President, Human Resources at American Airlines from 2018 to 2021. Prior to American Airlines, Mr. Boone was Vice President, Human Resources at Walmart from 2016 to 2018, and Vice President, Human Resources at Walmart Global eCommerce from 2014 to 2016.

34   2023 Proxy Statement

Marie Oh Huber
Age: 61
Position: Senior Vice President, Chief Legal Officer, General Counsel and Secretary
Biography
Ms. Huber serves eBay as Senior Vice President, Chief Legal Officer, General Counsel and Secretary. She assumed her current role in July 2015. Prior to joining eBay, Ms. Huber spent 15 years at Agilent Technologies, a technology and life sciences company, most recently as Senior Vice President, General Counsel and Secretary. Before Agilent, she spent ten years at Hewlett-Packard Company in various positions, and prior to HP she started her career at large law firms in New York and San Francisco.

Julie Loeger
Age: 59
Position: Senior Vice President, Chief Growth Officer
Biography
Julie A. Loeger serves eBay as Senior Vice President, Chief Growth Officer. She assumed her current role in January 2021. Prior to joining eBay, Ms. Loeger spent 29 years at Discover, a financial company, most recently as Executive Vice President, President—U.S. Cards, a position she held since 2018. At Discover, Ms. Loeger held leadership positions in many areas, including Rewards, Portfolio Marketing, Acquisition, Brand Management and Product Development. Prior to joining Discover, she held various marketing positions at Anheuser Busch, Inc.

Eddie Garcia
Age: 51
Position: Senior Vice President, Chief Product Officer
Biography
Mr. Garcia has served eBay as Senior Vice President and Chief Product Officer since April 2022. Eddie is an eBay alumnus and brings more than two decades of product leadership experience. He rejoined eBay in April 2022 from Meta, where he was the Head of Commerce for Facebook’s mobile app and led their marketplace efforts since June 2021. Prior to working at Meta, Eddie held various positions at Sam’s Club from November 2014 until May 2021, including, most recently, Senior Vice President and Chief Product Officer since March 2019, and previously Vice President of End to End Experience since April 2017. Prior to Sam’s Club, Eddie served as the Senior Vice President of Product Development at Travelzoo since January 2014. Previously, at eBay, Eddie held leadership roles in search, payments, buyer experience and new ventures from 2003 to 2014.

2023 Proxy Statement   35
Proposal 2: Ratification of Appointment of Independent Auditors
Audit Matters
The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditors retained to audit our consolidated financial statements. We have appointed PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for the fiscal year ending December 31, 2023. PwC has served as our auditors since 1997. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent audit firm. Further, in conjunction with the mandated rotation of the independent audit firm’s lead engagement partner, the Audit Committee will continue to be directly involved in the selection and evaluation of PwC’s lead engagement partner. The Board and the Audit Committee believe that the continued retention of PwC to serve as our independent auditors is in the best interests of eBay and our stockholders. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.
Our bylaws do not require the stockholders to ratify the appointment of PwC as our independent auditors. However, we are submitting the appointment of PwC to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of eBay and our stockholders.
The Board and the Audit Committee recommend a vote FOR this proposal.

36   2023 Proxy Statement
Audit and Other Professional Fees
During the fiscal years ended December 31, 2022 and December 31, 2021, fees for services provided by PwC were as follows (in thousands):
	YEAR ENDED DECEMBER 31,
	2022	2021
Audit Fees	$9,709	$12,350
Audit-Related Fees(1)	606	375
Tax Fees	364	2,037
All Other Fees	33	84
Total	$10,712	$14,846

(1)
Audit-Related Fees for 2022 include the ISAE report for Adevinta and the UK Safeguarding audit requirement.

“Audit Fees” consist of fees incurred for services rendered for the audit of eBay’s annual financial statements, review of financial statements included in eBay’s quarterly reports on Form 10-Q, other services normally provided in connection with statutory and regulatory filings, for attestation services related to compliance with the Sarbanes-Oxley Act of 2002, and services rendered in connection with securities offerings. “Audit-Related Fees” consist of fees incurred for due diligence procedures in connection with acquisitions and divestitures, other attestation engagements and consultations regarding financial accounting and reporting matters. “Tax Fees” consist of fees incurred for transfer pricing consulting services, tax planning and advisory services, and tax compliance services. “All Other Fees” consist of fees incurred for permitted services not included in the category descriptions provided above with respect to “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” and include fees for consulting services, compliance-related services, and software licenses, as well as the lease payments described above.
The Audit Committee has determined that the non-audit services rendered by PwC were compatible with maintaining its independence. All such non-audit services were pre-approved by the Audit Committee pursuant to the pre-approval policy set forth below.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted a policy requiring the pre-approval of any non-audit engagement of PwC. In the event that we wish to engage PwC to perform accounting, technical, diligence, or other permitted services not related to the services performed by PwC as our independent registered public accounting firm, our internal finance personnel will prepare a summary of the proposed engagement, detailing the nature of the engagement, the reasons why PwC is the preferred provider of such services, and the estimated duration and cost of the engagement. This information will be provided to our Audit Committee or a designated Audit Committee member, who will evaluate whether the proposed engagement will interfere with the independence of PwC in the performance of its auditing services and decide whether the engagement will be permitted.
On an interim basis, any non-audit engagement may be presented to the Chair of the Audit Committee for approval and to the full Audit Committee at its next regularly scheduled meeting.
Auditor Independence
We have taken a number of steps to ensure continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2021 and 2022 and our policy on pre-approval of non-audit services are described above.

2023 Proxy Statement   37
Audit Committee Report
We constitute the Audit Committee of the Board. The Audit Committee’s responsibility is to provide assistance and guidance to the Board in fulfilling its oversight responsibilities to eBay’s stockholders with respect to:
•
eBay’s corporate accounting, reporting and financial controls practices;

•
eBay’s compliance with legal and regulatory requirements;

•
The independent auditors’ qualifications and independence;

•
The performance of eBay’s internal audit function and independent auditors;

•
The quality and integrity of eBay’s financial statements and reports;

•
Reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors; and

•
Producing this report.

The Audit Committee members are not professional accountants or auditors, and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management and the internal audit function are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.
PwC, eBay’s independent auditors, is responsible for planning and carrying out an audit of eBay’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and eBay’s internal control over financial reporting, expressing an opinion on the conformity of eBay’s audited financial statements with generally accepted accounting principles (“GAAP”) as well as the effectiveness of eBay’s internal control over financial reporting, reviewing eBay’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.
During 2022 and in early 2023, in connection with the preparation of eBay’s Annual Report on Form 10-K for the year ended December 31, 2022, and in fulfillment of our oversight responsibilities, we did the following, among other things:
•
Discussed with PwC the overall scope of and plans for their audit;

•
Reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and management’s report on internal control over financial reporting and discussed the audited financial statements and eBay’s internal control over financial reporting with senior management;

•
Conferred with PwC and senior management of eBay regarding the scope, adequacy, and effectiveness of internal accounting and financial reporting controls (including eBay’s internal control over financial reporting) in effect;

•
Instructed PwC that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the stockholders;

•
Discussed with PwC, both during and after completion of their audit processes, the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by eBay, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements, as well as other matters required to be communicated under generally accepted auditing standards, including the matters required by applicable accounting standards; and

•
Obtained from PwC, in connection with the audit, a timely report relating to eBay’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within GAAP that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.

Our Audit Committee held 13 meetings in 2022. Throughout the year, we conferred with PwC, eBay’s internal audit function, and senior management in separate executive sessions to discuss any matters that the Audit Committee, PwC, the internal audit function, or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and independent auditors of eBay.
We have discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee received written disclosures and a letter from PwC required by the applicable PCAOB requirements for independent accountant communications with audit committees concerning auditor independence and discussed the independence of PwC with that firm. We concluded that PwC’s provision to eBay and its affiliates of the non-audit services reflected under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” above is compatible with PwC’s obligation to remain independent.
We have also established procedures for the receipt, retention, and treatment of complaints received by eBay regarding accounting, internal accounting controls, or auditing matters and for the confidential anonymous submission by eBay employees of concerns regarding questionable accounting or auditing matters.

38   2023 Proxy Statement
After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with eBay that might affect their independence from eBay, the Board determined that each member of the Audit Committee meets the independence requirements of Nasdaq and of Section 10A of the Exchange Act, that each member is able to read and understand fundamental financial statements, and that Messrs. Swan and Traquina and Ms. Hayles each qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board. The current Audit Committee Charter is available on the corporate governance section of eBay’s investor relations website at https://investors.ebayinc.com/corporate-governance/governance-documents/.
Any future changes in the Audit Committee Charter will also be reflected on the website.
Based on the reviews and discussions described above, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements in eBay’s Annual Report on Form 10-K for the year ended December 31, 2022, which eBay filed with the SEC on February 23, 2023. We have also approved the appointment of PwC as our independent auditors for the fiscal year ending December 31, 2023.
Audit Committee

E. Carol Hayles (Chair)	Robert H. Swan	Perry M. Traquina

2023 Proxy Statement   39
Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation
In accordance with the requirements of Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis, compensation tables, and related narrative discussion of such compensation included in this Proxy Statement.
As discussed in the Compensation Discussion and Analysis, the Compensation and Human Capital Committee of the Board is committed to an executive compensation program that is aligned with our business goals, culture, and stockholder interests. We believe a competitive compensation program that is highly performance-based is key to delivering long-term stockholder returns.
The Compensation and Human Capital Committee believes that the goals of our executive compensation program are appropriate and that the program is properly structured to achieve those goals, particularly in light of our annual evaluation of, and periodic refinements to, the program. We have engaged in ongoing discussions with our investors, who generally support those goals and the program, and we believe our stockholders as a whole should support them as well.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table, and the other related tables and disclosures.”
While the say-on-pay vote is advisory, and therefore not binding on the Company, the Board and the Compensation and Human Capital Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. It is expected that the next say-on-pay vote will occur at the 2024 Annual Meeting, consistent with the Board’s recommendation that stockholders vote for a frequency of “one year” on Proposal 4—Say-on-Pay Frequency Vote.
The Board recommends a vote FOR this proposal.

40   2023 Proxy Statement
Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the compensation of our “named executive officers” (“NEOs”) for 2022:
Jamie Iannone, President and Chief Executive Officer (“CEO”)
Steve Priest, Senior Vice President, Chief Financial Officer (“CFO”)
Cornelius Boone, Senior Vice President, Chief People Officer
Julie Loeger, Senior Vice President, Chief Growth Officer
Eddie Garcia, Senior Vice President, Chief Product Officer(1)
Peter B. Thompson, former Senior Vice President, Chief Product Officer(2)

(1)
Mr. Garcia joined as Chief Product Officer in April 2022.

(2)
Mr. Thompson served as Chief Product Officer until April 2022.

Executive Summary
Within our executive compensation program, we strive to align the interests of our stockholders and our executives. We also believe in creating incentives that reflect our pay-for-performance philosophy, both in periods of success and during years when our financial performance falls short of our targets. In our view, our compensation practices, including incentive compensation, play an important role in reinforcing our performance-driven culture. 2022 was a challenging year with macroeconomic headwinds such as the ongoing war in Ukraine and lower consumer confidence influencing changes in consumer behavior. Because the Company was impacted by these changes and, consistent with our pay-for-performance philosophy, our NEOs received 2022 bonus payouts below target, and the 2021-2022 PBRSU cycle also paid out below target.
Despite the challenging macroeconomic environment during a dynamic year, and due in large part to the strategies of and execution under Mr. Iannone’s leadership, the Company continued to demonstrate both significant progress towards its long-term objectives and our team’s continued commitment to our customers’ success. Notable achievements of the management team in 2022 include:
•
Execution of Focus Category strategy drove underlying growth in our business, as we expanded global coverage

•
Continued to execute key growth initiatives, keeping both Payments and Advertising on track to achieve our 2022 Investor Day goals of $300 million in incremental revenue by 2024 and $2 billion in revenue by 2025, respectively

•
Continued to bolster our leadership team, with the recruitment of a new Chief Product Officer, consistent with our vision and strategy

•
Managed our portfolio investments, including the sale of our shares in Adevinta, Adyen and KakaoBank for cash proceeds of $1.1 billion in aggregate

•
Balanced our investments in innovation with prudent cost discipline to establish a strong foundation for sustainable, long-term growth, delivering operating margin results consistent with our 2022 Investor Day goals, despite a challenging economic backdrop

•
Generated strong cash flow and returned over $3.6 billion to shareholders, including $3.1 billion of share repurchases and $489 million paid in cash dividends

•
Continued to invest, consistent with our vision and strategy, in the long-term health of our business with the acquisitions of several companies such as KnownOrigin, myFitment and TCGplayer

Compensation Design Changes in 2022
Our compensation plans provide flexibility to make decisions to adapt to changes in our business designed to promote long-term, sustainable growth. The Compensation and Human Capital Committee (“Committee”) evaluates plan designs annually to determine their appropriateness and implemented the following changes in 2022.
•
Performance-based RSUs: Added relative TSR modifier and lengthened performance period from two years to three. Our Performance-based Restricted Stock Units (PBRSUs) had historically been earned based on financial performance over a two-year period, subject to additional time vesting. The Committee added a three-year relative total shareholder return modifier to the PBRSUs awarded to our NEOs in 2022, based on feedback from shareholders and a desire to extend the performance period to three years and incorporate a metric related to stock price performance against peers. The Committee also modified the performance periods for the core financial measures from a two-year period to a three-year period comprised of a series of three one-year periods to better align with management’s annual financial planning and the constantly changing internet retail segment in which we compete.

2023 Proxy Statement   41
•
Performance-based Stock Options: Created new performance vehicle to promote key revenue growth initiatives. In addition to Restricted Stock Units (RSUs) and PBRSUs, which had historically comprised 40% and 60% of equity compensation awarded to our NEOs, the Committee determined to allocate a percentage of target equity value to Performance-based Stock Options (PBSOs). These PBSOs can be earned if predetermined Payments and Advertising revenue goals are satisfied during a three-year performance period. In addition to these performance-based vesting conditions, the PBSOs are also subject to time-based vesting over the same three-year period. As a result, the target equity value in 2022 was comprised of 40% RSUs, 40% PBRSUs, and 20% PBSOs.

•
eIP: Included comprehensive review of ESG scorecards and potential CSAT kicker in annual cash incentive. Under our annual cash incentive program (the eBay Incentive Plan, or eIP), the assessment of our executive leadership team’s performance continues to include ESG factors related to sustainability and DE&I goals (including relating to diversity representation, inclusion and belonging, recommerce and carbon emissions). Success against these goals was a factor considered in the Committee’s subjective assessment of each of our NEOs’ individual performance under the eIP. Additionally, if certain threshold financial performance metrics are achieved, the Company performance component of the eIP payout can be increased based on a customer satisfaction (CSAT) improvement measure.

Our Compensation Program
The objectives of our executive compensation program are to:
align compensation with our business objectives, performance and stockholder interests, motivate executive officers to enhance short-term results and long-term stockholder value, position us competitively among the companies against which we recruit and compete for talent, and enable us to attract, reward and retain executive officers and other key employees who contribute to our long-term success.
We achieve these objectives primarily by employing the core elements of our executive compensation programs as illustrated in the graphic below.
Base Salary reflects the scope of executives’ roles and responsibilities and compensates for expected day-to-day performance.
Annual Cash Incentive (eIP) aligns executive compensation with annual Company and individual performance and motivates executives to enhance annual results.
Long-term Equity Incentives include our PBSO, PBRSU and RSU programs, which align executive incentives with the long-term interests of our stockholders. Our executive compensation program is heavily weighted towards long-term equity incentives. In 2022, our equity grants for executive officers were structured so that, in the long term, 60% of the target equity value is comprised of performance-based incentives (PBRSUs and PBSOs), and 40% is comprised of time-based RSUs.
•
Performance-based Stock Options (PBSOs) incentivize management to drive revenue growth in Payments and Advertising, in line with our strategic initiatives, by providing for performance-best vesting. Additionally, including time-based vesting through the end of the performance period promotes retention and focuses the executive on stock performance.

•
Performance-based Restricted Stock Units (PBRSUs) hold executives accountable for the long-term performance of the Company, and a three-year relative total shareholder return modifier focuses the executive on stock performance.

•
Time-based Restricted Stock Units (RSUs) promote retention since executives must remain with the Company in order to enjoy the growth in equity value.

42   2023 Proxy Statement
How We Pay Our CEO
The following graphics illustrate the predominance of equity incentives and performance-based components in Mr. Iannone’s 2022 target pay mix in our core compensation program.
2022 TARGET COMPENSATION
Base Salary	$1,000,000
Annual Cash Incentive (eIP)	$2,000,000
Equity Awards	$18,000,000
Total Target Compensation	$21,000,000
Mr. Iannone’s compensation is highly weighted to Company performance. Over 95% of his 2022 compensation is based on Company performance goals or is otherwise subject to stock price volatility.

Pay for Performance
In 2022, we continued to compensate our executive officers using a mix of equity and cash compensation vehicles. Our incentive compensation is tied to financial targets that the Committee believes correlate with operating performance over one- and multi-year performance periods and long-term stock performance. Performance targets are generally set in a manner consistent with the current year budget and multi-year strategic plan.
PLAN	PERFORMANCE METRICS	COMPENSATION AND HUMAN CAPITAL COMMITTEE RATIONALE
Annual Cash Incentive (eIP)	• FX-neutral revenue (threshold only) • Non-GAAP net income • Customer satisfaction improvement (kicker) • Individual performance
•
A revenue threshold must be met before any incentive can be paid based on non-GAAP net income

•
Non-GAAP net income is directly affected by management decisions and provides the most widely followed measure of financial performance

•
Improved customer satisfaction expected to lead to revenue growth

•
Differentiate compensation based on individual contributions, including ESG factors

PBRSUs	• FX-neutral revenue • Non-GAAP operating margin dollars • ROIC modifier • Relative total shareholder return modifier
•
Key drivers of our long-term success and stockholder value, and directly affected by management decisions

•
Incentivizes profitable growth and efficient use of capital

•
Increases or decreases award by up to 15% based on stock performance relative to S&P 500, strengthening alignment between long-term interests of our NEOs and stockholders

PBSOs	• Revenue from (i) Payments and (ii) Advertising	• Key drivers of our growth with significant upside for the business • Incentivizes growth in line with our strategic initiatives

2023 Proxy Statement   43
Annual Cash Incentive Plan Financial Goals and Plan Performance
The following graphs show the goals and results achieved for the 2022 performance period under the financial component of our eIP, which accounted for 75% of our NEOs’ award opportunities.
2022 eIP Financial Results
As discussed above, driven by the impacts of macroeconomic headwinds outside of management’s control, the Company performed below its financial target in 2022. FX-Neutral revenue surpassed the threshold requirement of the eIP, while non-GAAP net income performance was above threshold and below target performance. The Committee then exercised its authority under the plan to adjust the non-GAAP net income result for certain unforeseen impacts not contemplated at the time the target was set—the ongoing war in Ukraine and certain litigation and M&A activity and a recent marketplace closure—which resulted in an upward adjustment. Accordingly, the Company financial component of the eIP paid out for all employees at 84% of target. This financial performance result also resulted in a 16% downward modification of the individual performance component.
Historical eIP Payouts
The graphic below shows the payouts (as a percentage of target award values) for the financial component of the eIP for the past three plan years. eIP payouts have remained tightly correlated to performance. Specifically, in each of 2020 and 2021, the eIP financial component paid out above target when the FX-neutral revenue thresholds were met and non-GAAP net income results were greater than the maximum performance hurdles.
PBRSU Financial Goals and Performance
The following graphs show the goals and results achieved for the 2021-2022 performance period, which were used to calculate the performance vesting of PBRSUs at the end of the two-year performance period. The PBRSU performance goals for 2021 were adjusted to exclude the impact of eBay Korea, which was sold in November 2021.
2021-2022 PBRSU Financial Results
The Company’s financial performance was below target over the course of the 2021-2022 PBRSU performance period. Both FX-neutral revenue and non-GAAP operating margin fell short of target performance levels. In addition, performance relative to the measure for the return on invested capital modifier yielded downward adjustments to the base payout percentage. As a result, the final payout percentage for this cycle of PBRSUs was 77% of the target awards.

44   2023 Proxy Statement
Historical PBRSU Payouts
Throughout the history of the PBRSU program, payouts have remained tightly correlated to performance. The graphic below shows the payouts for the past three PBRSU cycles, including above-target payouts for each of the 2019-2020 and 2020-2021 cycles when the Company dramatically exceeded target goals, as well as modifier goals that resulted in upward adjustments to the payouts.
Say-on-Pay Results and Stockholder Engagement
In 2022, stockholders overwhelmingly approved our executive compensation program through the “say-on-pay” vote, with approximately 89% of the votes cast in favor. This is a return to the level of stockholder support our executive compensation program has historically received (including approximately 88% support in 2020), following a lower level of support in 2021 with approximately 71% of the votes cast in favor of our program.
We regularly review the Company’s compensation philosophy and executive compensation program to assess whether they continue to be properly aligned with our business goals, culture and, importantly, stockholder interests. We also engage with our stockholders at least twice a year to solicit feedback on our compensation philosophy and executive compensation program. In 2022, the Committee reviewed our programs on numerous occasions to ensure that our programs continue to support eBay’s business strategy. After conducting these reviews and considering the feedback received from stockholders, we determined that the Company’s executive compensation philosophy, compensation objectives, and overall program continue to be appropriate. With the introduction of the modifications approved during 2022 to enhance our executive compensation program (described under “—Compensation Design Changes in 2022” above on page 40), the Committee determined that the core elements of the program should remain in place.

2023 Proxy Statement   45
Our Compensation Practices
We believe our compensation practices align with and support the goals of our executive compensation program and demonstrate our commitment to sound compensation and governance practices.
WHAT WE DO	WHAT WE DON’T DO
Align executive compensation with the interests of our stockholders

•
Pay-for-performance emphasized

•
Majority of total compensation comprises performance-based compensation

•
Equity/cash compensation mix significantly favors equity

•
Meaningful stock ownership requirements

No tax gross-ups for change in control benefits

No automatic “single trigger” acceleration of equity awards upon a change in control

No repricing or buyout of underwater stock options without stockholder approval

No hedging and pledging transactions

Avoid excessive risk-taking • Robust clawback policy • Multiple performance measures, caps on incentive payments, and overlapping long-term performance periods for PBRSU awards and PBSOs
Adhere to compensation best practices

•
Compensation at or around the 50th percentile of peer group

•
Independent compensation consultant engaged

•
Limited perquisites for executive officers that are not available to all employees

CD&A Roadmap
Our Compensation Discussion and Analysis is presented as follows:
Elements of Our Executive Compensation Program provides a description of our executive compensation practices, programs, and processes.
2022 NEO Target Compensation discusses how we determine the mix of the elements in our compensation program to achieve our total target compensation.
2022 Compensation Design and Determinations explains executive compensation decisions relating to the performance-based pay of our executive officers in 2022.

Further Considerations for Setting Executive Compensation discusses the role of the Company’s compensation consultant, peer group considerations, and the impact of accounting and tax requirements on compensation.

Severance and Change in Control Arrangements with Executive Officers and Clawbacks discusses the Company’s severance and change in control plans and other arrangements with executive officers.

46   2023 Proxy Statement
   Elements of Our Executive Compensation Program
The following chart provides a summary of the core elements of our 2022 executive compensation program.
	COMPENSATION ELEMENTS	PERFORMANCE METRICS	PERFORMANCE AND VESTING PERIODS	WHY WE PAY
Cash	Base Salary	• Assessment and Target Positioning Strategy	• N/A	• Rewards executives’ current contributions to the Company • Reflects the scope of executives’ roles and responsibilities
Short-Term Incentives	Annual Cash Incentive Awards
Threshold company performance measure:
•
FX-neutral revenue (threshold-only)

If threshold is met, then payout based on:
•
Total non-GAAP net income (75%)

•
Individual performance (25%)

If non-GAAP net income is above target
•
Customer satisfaction improvement kicker (up to an increase of 10% of non-GAAP net income portion)

• Annual
•
Aligns executive compensation with annual Company and individual performance

•
Motivates executives to enhance annual results

•
Incentivizes executives to improve customer satisfaction, which can lead to revenue growth

•
Differentiate compensation based on individual contributions, including ESG factors

Long-Term Incentives (Equity)	Equity Incentive Awards
Time-based RSUs:
•
Time-based vesting

PBRSUs:
•
FX-neutral revenue

•
Non-GAAP operating margin dollars

•
Return on invested capital modifier

•
Relative total shareholder return (rTSR) modifier

PBSOs:
•
Revenue from (i) Payments and (ii) Advertising

Time-based RSUs:
•
For CEO and CFO (and other NEOs except for 2022 grants): Quarterly vesting over a four-year period subject to continued employment

•
For other NEOs (for 2022 grants only): Quarterly vesting over a three-year period, front-loaded to consist of one-tenth vesting per quarter for the first two years and one-twentieth vesting per quarter in the third year, subject to continued employment

PBRSUs:
•
100% of PBRSU awards earned will vest in March following the end of the three-year performance period

PBSOs:
•
Options earned based on performance during three-year performance period are subject to time-based vesting over the same three-year period, subject to continued employment

•
Aligns executive incentives with the long-term interests of our stockholders

•
Positions award guidelines at target level with the median of the market levels paid to peer group executives

•
Recognizes individual executive’s recent performance and potential future contributions

•
Retains executives for the long term

•
Provides a total compensation opportunity with payouts varying based on our operating and stock price performance

•
Strengthens alignment of the long-term interests of our NEOs and stockholders

•
Incentivizes revenue growth in key areas, in line with our strategic initiatives

2023 Proxy Statement   47
We chose a mix of equity and cash compensation vehicles to compensate executive officers based on sustainable long-term value drivers of Company performance over one- and multi-year periods and individual contributions to the Company.
Our executive officers were also eligible to receive a comprehensive set of benefits:
•
health and welfare benefits plans;

•
employee stock purchase plan;

•
limited personal use of the corporate airplane (CEO and CFO only; with required reimbursement by the CFO and voluntary reimbursement by the CEO); and

•
broad-based 401(k) retirement savings plan and a VP and above deferred compensation plan (each plan is available to U.S.-based employees only).

We provide certain executive officers with limited perquisites and other personal benefits not available to all employees (such as IT and security services for our CEO), that we believe are reasonable and consistent with our overall compensation program and philosophy. These benefits are provided to enable the Company to attract and retain these executive officers. We periodically review the levels of these benefits provided to our executive officers.
The Committee encouraged Mr. Iannone to use the corporate airplane for personal travel to reduce possible security concerns. The Company does not grant bonuses to cover, reimburse, or otherwise “gross-up” any income tax owed for personal travel on the corporate airplane. We provide relocation assistance to executive officers, when applicable, and the Company reimburses executives for related taxes owed.

   2022 NEO Target Compensation
When making compensation decisions for our NEOs, the Committee evaluated each individual based on their leadership, competencies, innovation, and both past and expected future contributions toward the Company’s financial, strategic, and other priorities. The Company’s performance was reflected in our executive compensation program, holding leadership accountable for Company performance.
Long-Term Equity Incentive Compensation
The value of annual equity awards is determined within guidance that the Committee reviews on an annual basis for each position. This guidance is based on our desired pay positioning relative to companies with which we compete for talent. The midpoint of the guidance, or the median target award, reflects the 50th percentile of the competitive market.
In 2022, the Committee reviewed equity award guidance by position based on the following:
•
equity compensation practices of technology companies in our peer group, as disclosed in their public filings (see page 57 for our 2022 peer group), and

•
equity compensation practices for comparable technology companies that are included in proprietary third-party surveys.

Each executive officer’s individual contribution and impact, projected level of contribution and impact in the future, and competitive positioning are considered using a scorecard when determining individual awards. The scorecard evaluates each executive with respect to factors, including business unit performance (or in the case of our CEO, Company performance), organizational development, and strategic and operational excellence. The retention value of current year awards and the total value of unvested equity from previous awards are also considered.
Based on CEO assessments and the scorecard evaluation, the Committee approved individual compensation arrangements for each NEO based on the factors and guidelines described above and in this section.
The Committee is also cognizant of dilution of our stockholders resulting from equity compensation, and it carefully considers share usage each year.
Annual Cash Incentive Compensation
The Committee also assesses annual cash incentive award opportunities against data from public filings of our peer group companies and general industry data for comparable technology companies that are included in proprietary third-party surveys, and it approves target annual cash incentive opportunities for our NEOs in a range around the 50th percentile based on that data. The Committee reviews market data annually, and periodically adjusts incentive opportunities to the extent necessary where our practices are inconsistent with such market data.
Base Salary
The Committee reviews market data annually and approves each executive officer’s base salary for the year. Increases, if any, generally become effective on or around April 1st of the year. The Committee assesses competitive market data on base salaries from public filings of our peer group companies and general industry data for comparable technology companies that are included in proprietary third-party surveys. When considering the competitive market data, we also recognize that the data is historical and does not necessarily reflect those

48   2023 Proxy Statement
companies’ current pay practices. The Committee assesses each executive officer’s base salary against the 50th percentile of the salaries paid to comparable executives at peer group companies and also consider individual performance, levels of responsibility, expertise, and prior experience in our evaluation of base salary adjustments.
Target Value of Equity Awards, Target Cash Incentive Award and Salary for NEOs
The Committee considered many factors in approving the various components of the NEOs’ compensation, including those set forth below, using a scorecard as described above. In evaluating performance against these factors, the Committee assigned no specific weighting to any one of the factors, instead evaluating individual performance in a holistic manner:
•
Performance against target financial results for the NEO’s business unit or function

•
Defining business unit or function strategy and executing against relevant goals

•
Recognition of the interconnection between the eBay business units and functions and the degree to which the NEO supported and drove the success of other business units or functions and the overall business

•
Driving innovation and execution for the business unit or function

•
Organization development, including hiring, developing, and retaining the senior leadership team of the business unit or function

•
Achievement of strategic or operational objectives, including control of costs in an environmentally and socially responsible manner

The Committee reviewed and approved the target value of equity awards, target annual cash incentive award, and salary for our NEOs based on available market data as well as Company and individual performance.
The following table shows target compensation for our NEOs (disregarding supplemental transition awards described below):
NAME	2022 ANNUAL BASE SALARY	YEAR- OVER-YEAR CHANGE FOR BASE SALARY (%)	2022 TARGET ANNUAL CASH INCENTIVE AWARD (% OF SALARY)	YEAR-OVER- YEAR CHANGE FOR TARGET ANNUAL CASH INCENTIVE AWARD (%)	2022 TARGET VALUE OF EQUITY AWARDS ($)		YEAR-OVER- YEAR CHANGE FOR TARGET VALUE OF EQUITY AWARDS (%)
Mr. Iannone	$1,000,000	No Change	200%	No Change		$18,000,000(2)	20%
Mr. Priest	$800,000	6.7%	100%	No Change		$7,500,000(2)	7.1%
Mr. Boone	$675,000	4.7%	75%	15.4%		$4,200,000(2)	-6.7%(4)
Ms. Loeger	$700,000	7.7%	75%	No Change		$5,000,000(2)	25%
Mr. Garcia	$675,000	N/A(1)	75%	N/A(1)		$5,500,000(2)	N/A(1)
Mr. Thompson	$645,000	No Change	75%	No Change	$	N/A(3)	N/A

(1)
Mr. Garcia joined the Company in April 2022.

(2)
Includes 40% PBRSUs, 40% time-based RSUs and 20% PBSOs.

(3)
Mr. Thompson departed the Company prior to receiving an annual equity grant in 2022.

(4)
Mr. Boone’s 2021 target value of equity awards of $4,500,000 were above his 2022 target as a result of his new-hire compensation package in 2021.

Supplemental Transition Awards
The 2022 compensation package for Mr. Garcia, who joined the Company in 2022, included customary elements of our compensation program (salary, annual cash incentive and equity incentives consisting of 40% RSUs, 40% PBRSUs and 20% PBSOs). In addition, in 2022, his compensation package included transition compensation components, including supplemental cash compensation (paid over multiple years) and new-hire RSU awards. For the NEOs who joined the Company in 2021, their compensation packages in 2022 also included payments of supplemental cash compensation as part of their transition compensation. For Mr. Garcia and the NEOs who joined the Company in 2021, these components were designed to entice the NEOs to join eBay, to deliver take-home compensation in the first years of employment approximating target compensation for their roles in our peer group and to compensate for value they forfeited when leaving their prior employers. We describe the design of each of these compensation elements paid in 2022 in more detail below.
New-Hire Transition Payments (Cash). New NEOs received transition/buyout payments in the first years of employment. These payments are typically subject to repayment upon termination of employment for cause or resignation other than for good reason, prior to the second or third anniversary of their applicable hire date, less 1/24th or 1/36th (as applicable) for every full month of active employment following their hire date. In 2022, the new NEOs received the following amounts in new-hire cash payments: $1,750,000 (Mr. Priest), $830,000 (Mr. Boone), $800,000 (Ms. Loeger) and $2,666,500 (Mr. Garcia).
Supplemental RSUs. Mr. Garcia also received a supplemental time-based RSU award in 2022, his first year of employment, that vests over two years. Similar to new-hire cash payments, this supplemental RSU award is designed to compensate for the delay in take-home pay that results from starting fresh in our long-term equity programs and forfeiting compensation when leaving his prior employer. In 2022, Mr. Garcia was granted supplemental RSUs in the amount of $4,000,000 that vest over three years, subject to continued employment.

2023 Proxy Statement   49

   2022 Compensation Design and Determinations
Our executive compensation program is highly performance-based, with payouts under the performance-based programs dependent on meeting financial and operational targets over designated performance periods. For 2022, we selected financial metrics and targets that the Committee believes incentivize our management team to achieve our strategic objectives and drive the Company’s financial performance and long-term stock performance, including FX-neutral revenue, non-GAAP operating margin dollars, return on invested capital, relative total shareholder return, payments revenue, advertising revenue and non-GAAP net income. In addition to the core elements of our compensation program discussed in this section, the Committee granted the one-time, transition awards to NEOs who joined in 2021 and 2022, as discussed above in ‘‘—2022 NEO Target Compensation—Target Value of Equity Awards, Target Cash Incentive Award and Salary for NEOs’’ on page 48.
2022 Long-Term Equity Incentive Awards
In 2022, our NEOs received equity-related compensation as part of the Company’s standard annual equity award. In general, the formula used to allocate the annual target equity awards is as follows:
PBSO Program
A key component of the annual equity compensation for each executive officer is the PBSO Program. Beginning in 2022, executive officers receive annual PBSO grants that are subject to performance-and time-based vesting requirements. The PBSOs awarded to executives at the level of Senior Vice President and above were the only options granted by the Company in 2022.
Performance Period and Vesting
Each PBSO cycle has a three-year performance period with four performance goals, and achievement of each goal earns the executive officer one-fourth of their option awards. The performance goals for each cycle are approved by the Committee at the beginning of the performance period. Each executive officer is awarded a number of stock options at the beginning of the performance period, reflecting a target number of options to be unlocked if the first two of the performance goals are achieved, as well as additional options to be unlocked by achievement of the third and fourth performance goals, respectively. PBSO awards granted in 2022 are based on the 2022-2024 performance cycle.
Under the PBSO program, stock options earned through performance are also subject to time-based vesting over the three-year performance period (subject to continued employment), such that one-third of the awards is available to vest as of March 15 following each year of the performance period. The Committee believes that the three-year vesting feature provides an important mechanism that helps to retain executive officers and align their interests with long-term stockholder value.

50   2023 Proxy Statement
Performance Measures and Rationale
The following table outlines the performance measures for the 2022-2024 performance period and the rationale for their selection.

Performance Measures	Revenue resulting from Payments(1) and Advertising.(2) with a range of 0% to 100% vesting of option awards granted (50% at target and 100% at maximum performance)
Rationale
The Compensation and Human Capital Committee believes these measures represent key areas of revenue growth for the Company.
Both Payments and Advertising revenue are used to incentivize management to focus on the Company’s revenue growth, in line with our strategic initiatives.

Targets
The four performance goals, which are reviewed and measured annually for achievement, are generally set in a manner consistent with our strategic growth initiatives set forth at our 2022 Investor Day.
At the time the performance goals were set, the target goals were designed for the first two tranches (50% vesting) to be achievable with strong management performance that delivers on our goals stated at 2022 Investor Day, while the maximum goals were designed for the third and fourth tranches (75% and 100% vesting, respectively) to be very difficult to achieve, requiring management to significantly surpass our stated goals.

(1)
Revenue from Payments means all payments and financial services revenue from additional monetization efforts but excluding any payments activities related 100% to the GMV migration to the new Payments platform.

(2)
Revenue from Advertising means revenue from all existing advertising products, including promoted listings (and its products and promoted listings off eBay’s platform), third-party product offerings and any new advertising product or feature that the Company may launch during the performance period.

Calculation Mechanics and Timeline
To earn any stock options subject to a PBSO award, at least one of the performance goals must be met. Achievement of each performance goal earns 25% of the options, subject to time-based vesting. The Compensation and Human Capital Committee reviews the Company’s financial performance following each year during the performance period to determine if any of the performance goals have been achieved during the prior year.
The 2022-2024 PBSOs can be earned in a range of 0% to 100% of the PBSO grant, with a target level of 50%.
PERFORMANCE	VESTING
Unlock #1	25%
Unlock #2 (Target)	50%
Unlock #3	75%
Unlock #4	100%
In addition to the performance-based vesting requirements, the PBSOs will vest ratably over the three-year performance period (subject to continued employment), such that one-third of the awards is available to vest as of March 15 following each year of the performance period. Each PBSO earned will expire 10 years from the grant date (subject to continued employment).
PBRSU Program
The PBRSU Program is another key component of the annual equity compensation for each executive officer. At the beginning of each performance period, executive officers receive PBRSU grants that are subject to performance- and time-based vesting requirements. PBRSUs are only awarded to executives at the level of Senior Vice President and above.
Performance Period and Vesting
Beginning with the PBRSU awards granted in 2022, each PBRSU cycle now has a three-year performance period (consisting of the average performance each year relative to the financial performance goals for that year), along with a total shareholder return modifier based on the Company’s stock performance relative to the S&P 500 over the three years. The financial performance goals for each year of the performance period are approved by the Committee at the beginning of that year. Each executive officer is awarded a target number of shares subject to the PBRSU award at the beginning of the three-year performance period. PBRSU awards granted in 2022 are based on the 2022-2024 performance cycle. If the Company’s actual performance exceeds or falls short of the target financial performance goals, the actual number of shares earned under the PBRSU award will be increased or decreased formulaically and then adjusted by the total shareholder return modifier.
Previously, including for the PBRSU awards vesting based on 2021-2022 performance, each PBRSU cycle had a two-year performance period. The Committee changed the performance period to three years, consisting of the average financial performance for each of three one-year periods, beginning with the PBRSU awards granted in 2022, based both on a desire to extend the performance period and to better

2023 Proxy Statement   51
align it with management’s annual financial planning and the constantly changing internet retail segment in which we compete. The Committee included the relative total shareholder return modifier to ensure that our executives’ compensation would reflect stock market performance based on the financial results measured, increasing alignment with stockholders.
Beginning with the PBRSU awards granted in 2022, 100% of any earned PBRSUs will vest, if at all, in March following the end of the three-year performance period. Previously, for PBRSU awards vesting based on a two-year performance period (including PBRSU awards vesting based on 2021-2022 performance), earned PBRSUs would vest, for the CEO and CFO, in March of the second year following the end of the applicable two-year performance period, and for all other NEOs, one-half of the earned PBRSUs would vest in March following the end of the applicable performance period, and the other half would vest in March of the following year. As was the case with the previous PBRSU awards, which featured a two-year performance period plus a 14-month wait for full vesting, the new PBRSU awards, given their three-year performance period prior to any vesting, continue to subject 100% of the PBRSU awards to three years of stock price volatility before the shares vest. The Committee believes the length of this period is an important mechanism for retaining executive officers, while aligning their interests with long-term stockholder value.
Performance Measures and Rationale
As discussed above, the number of shares subject to a target PBRSU award are adjusted based on whether the Company’s actual financial performance exceeds or falls short of the target performance goals for the applicable performance period, as modified by the Company’s stock price performance relative to the S&P 500 over a three-year period.
The following table outlines the performance measures for the 2022-2024 performance period and the rationale for their selection.

Performance Measures
FX-neutral revenue(1)—weighted 50% of award opportunity with a payout range of 0% to 200% of target (50% at threshold, 100% at target and 200% at maximum performance)
Non-GAAP operating margin dollars(2)—weighted 50% of award opportunity with a payout range of 0% to 200% of target (50% at threshold, 100% at target and 200% at maximum performance)
(i) Return on invested capital (modifier) for each of the three one-year periods comprising the performance period and (ii) Relative total shareholder return(3) (modifier) over a three-year period—can each modify awards earned based on FX-neutral revenue and non-GAAP operating margin up or down by as much as 15%

Rationale
The Committee believes these measures are key drivers of our long-term business success and stockholder value and are directly affected by the decisions of the Company’s management.
Both FX-neutral revenue and non-GAAP operating margin dollars measures are used to help ensure that leaders are accountable for driving profitable growth and making appropriate tradeoffs between investments that increase operating expense and future growth in revenue.
The return on invested capital (ROIC) modifier is used to hold leaders accountable for the efficient use of capital. The relative total shareholder return (rTSR) modifier, a new feature beginning with the PBRSU awards granted in 2022 (vesting based on 2022-2024 performance), is used to hold leaders accountable for performance relative to the S&P 500, which strengthens alignment of the long-term interests of our NEOs and stockholders. Given the addition of this new rTSR modifier, the maximum strength of the ROIC modifier was reduced from 20% to 15% for these PBRSU awards.

Targets
The three one-year financial performance targets are generally set in a manner consistent with the current year budget.
At the time the financial performance targets were set, the target goals were designed to be achievable with strong management performance, while the maximum goals were designed to be very difficult to achieve.

(1)
Calculated on a fixed foreign exchange basis.

(2)
Non-GAAP operating margin dollars excludes certain items, primarily stock-based compensation expense and related employer payroll taxes, amortization of acquired intangible assets, impairment of goodwill, separation expenses, and certain one-time gains, losses and/or expenses.

(3)
Measured against the S&P 500.

52   2023 Proxy Statement
2022-2024 PBRSU Timeline
2021-2022 PBRSU Timeline
Calculation Mechanics
To receive any shares subject to a PBRSU award, at least one of the FX-neutral revenue or non-GAAP operating margin dollars minimum performance thresholds must be met. Each of the minimum performance thresholds are independent and, if any of the FX-neutral revenue or non-GAAP operating margin dollar performance thresholds are met, the award is adjusted with respect to that performance measure in accordance with the percentages outlined above. If the minimum performance threshold for either FX-neutral revenue or non-GAAP operating margin dollars is not met, then no shares are awarded for that performance measure. The Committee may approve adjustments to the calculations of the performance measures due to material events not contemplated at the time the targets were set (such as major acquisitions or unusual or extraordinary corporate transactions, events, or developments) and the Committee may apply negative discretion to reduce the payout levels of the awards.
The 2022-2024 PBRSUs can be earned out in a range of 0% to 265% of the target grant.

2023 Proxy Statement   53
The 2021-2022 PBRSUs can be earned out in a range of 0% to 240% of the target grant.
2021-2022 PBRSU Cycle Performance and Shares Earned
As discussed in the ‘‘Executive Summary’’ above, the Company’s financial performance during the 2021-2022 performance cycle was below target. The following graphic illustrates the payout calculation for the 2021-2022 PBRSUs based on performance below target for both the Revenue and Operating Margin measures, and downward modification from the Return on Invested Capital modifier:
For the 2021-2022 performance period, actual awards under the PBRSU Program could range from 0% to 240% of the target awards. Based on the Company’s financial performance during the 2021-2022 performance period, the PBRSU payout percentage was 77% of target, and our NEOs received the following awards:
Name	Percentage of Target	Target Shares	Shares Awarded for 2021-2022 Performance Cycle	Vesting Schedule
Mr. Iannone	77%	142,609	109,809	100% in March 2024
Mr. Priest	77%	60,604	46,666	100% in March 2024
Mr. Boone	77%	48,718	37,513	50% in March 2023; 50% in March 2024
Ms. Loeger	77%	39,287	30,251	50% in March 2023; 50% in March 2024
Mr. Garcia*	N/A	N/A	N/A	N/A

*
Due to his hire date, Mr. Garcia did not receive a grant for the 2021-2022 PBRSU cycle.

In accordance with our SVP and Above Standard Severance Plan (“Standard Severance Plan”), for the 2021-2022 PBRSU performance period, Mr. Thompson received a cash payment equal to 50% of his earned shares based on actual Company performance. Please see discussion below under ‘‘—Severance and Change in Control Arrangements with Executive Officers and Clawbacks’’ on page 57.
Time-based RSUs
Each executive officer receives a portion of their annual equity award as a grant of RSUs that vest on a quarterly basis, over a four-year period, subject to continued employment. As a one-time action based on a desire to help smooth the transition to three-year vesting for PBRSUs and PBSOs, RSU awards granted in 2022 to our NEOs other than our CEO and CFO will vest over a three-year period with front-loaded vesting (one-tenth vesting per quarter for the first two years and one-twentieth vesting per quarter in the third year), subject to continued employment. RSU awards granted in 2022 to our CEO and CFO will vest on a quarterly basis, over a four-year period, subject to continued employment. For newly hired executive officers, 25% of the initial grant of RSUs vest on the first anniversary of the date of grant and the remainder vest on a quarterly schedule. This vesting schedule is aligned with market practice and helps enable the Company to remain competitive in attracting talent.

54   2023 Proxy Statement
2022 Annual Cash Incentive Awards (eIP)
Plan Design
The eIP is a broad-based short-term cash incentive plan. The Committee has set an annual performance period under the plan.
In the first quarter of the year, the Committee approves Company performance measures based on business criteria and target levels of performance. After the end of each year, the Committee approves the actual performance against the Company performance measures to determine the payout percentage for that portion of the annual cash incentive plan.
Performance Measures and Rationale
The following table provides information on the Company performance measures set in 2022 and rationale for their selection:
PERFORMANCE MEASURES(1)	RATIONALE	TARGET
Company performance measure
FX-neutral revenue (threshold-only)	The Committee believes that a minimum revenue threshold should be met before any cash incentive is paid. Once the minimum revenue threshold has been met, the Company financial performance component of the annual cash incentive payment is paid based on results in relation to the non-GAAP net income goal.	Threshold is set based primarily on the Company’s Board-approved budget for the year.
Non-GAAP net income(2)	Non-GAAP net income is the key measure of short- and intermediate-term results for the Company given that it can be directly affected by the decisions of the Company’s management and provides the most widely followed measure of financial performance.	Targets are set based primarily on the Company’s Board-approved budget for the year.
Customer satisfaction improvement (kicker) NEW
Improved customer satisfaction (CSAT) is expected to lead to revenue growth, and inclusion of the CSAT kicker confirms the Company’s focus on customers and key revenue-generating initiatives. The CSAT kicker can only apply if Non-GAAP net income is at or above target.
Targets are set based on achievable and meaningful improvement to customer satisfaction surveys.
Individual measure
Individual performance
The Committee believes that a portion of the compensation payable under this plan should be differentiated based on individual performance for which a review is conducted at the end of the year, including with respect to ESG factors. NEW

•
CEO’s assessment of the individual performance of the executive officers who are his direct reports while assessment of the CEO’s performance is made by the Committee.

•
In making its determination of the individual performance of each executive officer, the Committee does not give any specific weighting to individual goals.

•
A modifier to individual performance is applied based on achievement of Company performance goals, regardless of individual goal achievement.

The Company modifier will adjust the individual payout based on Company performance between a range of 80%-120%. For example, if the Company exceeded the FX-neutral revenue minimum performance threshold and total non- GAAP net income was 90% of the target performance threshold, then the individual performance component would be reduced by 10%. The base range of payouts for the individual performance component of the annual incentive plan is 0% to 200% of target, with potential upward modification of 20% when Company financial performance is at maximum.

(1)
Both minimum FX-neutral revenue and minimum non-GAAP net income performance thresholds must be met in order for there to be any incentive payout based on

2023 Proxy Statement   55
Company performance or individual performance, with the payout level for Company financial performance component based on the amount of non-GAAP net income, and, if non-GAAP net income performance is at or above target, such payout level may be increased by the CSAT kicker.
(2)
Non-GAAP net income excludes certain items, primarily stock-based compensation expense and related employer payroll taxes, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of the deferred tax asset associated with the realignment of the Company’s legal structure and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. Non-GAAP net income is calculated quarterly, is publicly disclosed as part of our quarterly earnings releases, and is a basis of third-party analysts’ estimates of the Company’s results.

Calculation Mechanics
The plan is designed to support a tight link between Company performance and any incentive payouts. The annual cash incentives payable for 2022 had an FX-neutral revenue threshold. If the minimum performance threshold is met, the Company uses total non-GAAP net income to determine the payout percentage of the Company financial performance component of the annual cash incentive (from 0% for below threshold to 50% at threshold to 200% for maximum performance). If non-GAAP net income performance is achieved at target level or higher, the Company’s performance relative to CSAT goals could increase the Company financial performance component of the payout (by up to 10%, bringing the payout to 220% for maximum performance with the maximum CSAT kicker). However, if non-GAAP net income performance is below target level, the CSAT kicker will not apply. 75% of each executive officer’s target opportunity under the plan is based on the Company’s performance as described above and, to facilitate differentiation based on individual performance, the remaining 25% is based on individual performance.
As discussed in more detail below, the Committee considers many factors in determining the CEO’s individual performance but does not assign specific weighting to these factors. The CEO engages with the Committee to similarly assess the individual performance of the other executive officers. Consistent with our commitment to aligning executive compensation with Company performance, the Company modifier will adjust the individual payout based on Company performance between a range of 80%-120%. For example, if the Company exceeded the FX-neutral revenue minimum performance threshold and total non-GAAP net income was 90% of the target performance threshold, then the individual performance component would be reduced by 10%. The base range of payouts for the individual performance component of the annual incentive plan is 0% to 200% of target, with potential upward or downward modification of 20% based on Company financial performance (bringing the individual component up to 240% for maximum individual performance and maximum Company financial performance).
Individual Performance
With respect to individual performance, our CEO presents the Committee with his assessment of the individual performance of the executive officers who are his direct reports and recommends a bonus payout percentage for the individual performance component of the annual incentive plan based on his assessment. The Committee reviews his assessments and payout recommendations, along with the scorecard evaluation and makes a subjective determination of the level of individual performance and payouts for each of those executive officers. In addition, the Committee (with input from the Chair of the Board and other independent members of the Board) makes a subjective determination of the individual performance of the CEO. In making its determination of the individual performance of each executive officer, the Committee does not give any specific weighting to individual goals. For 2022, the executive team set team goals related to our sustainability and DE&I initiatives, including relating to diversity representation, inclusion and belonging, recommerce and carbon emissions, and success against these goals was a factor considered in the committee’s subjective assessment of individual performance. In addition, as described above, when the Company fails to achieve target performance, a downward modifier is applied to individual performance regardless of individual goal achievement in order to take a more holistic approach to assessing performance.
2022 Performance and Payouts
We discuss the financial goals for the 2022 eIP performance period and corresponding performance results above in the ‘‘Executive Summary.’’ The financial performance goals were set in early 2022 based primarily on the Company’s budget for the year. In early 2023, the Committee reviewed the financial results under the eIP, which were above threshold. As part of its review of the Company’s financial performance against the annual cash incentive plan targets and in accordance with its authority under the cash incentive plan, the Committee considered whether the impact of any significant corporate events not contemplated at the time the targets were set should lead to an adjustment of any of the performance results. The Committee determined that it was appropriate to adjust non-GAAP net income performance for certain unforeseen impacts—the ongoing war in Ukraine and certain litigation and M&A activity and a recent marketplace closure—which resulted in an upward adjustment. Accordingly, the Company financial performance component was certified by the Committee at 84% of target for all eIP participants, including the NEOs. Because financial performance was below target, the CSAT kicker was not factored into the Company performance component. The financial performance result also resulted in a 16% downward modification of the individual performance component.
The Committee considered the factors listed above when assessing Mr. Iannone’s individual performance. Mr. Iannone’s individual component of the annual cash incentive was established at 110% of target but was modified downward by 16% as a result of the below-target Company financial performance component. Mr. Iannone’s total earned annual incentive award for 2022, including the Company financial component and the individual component, was 86% of target.

56   2023 Proxy Statement
For the other NEOs, the individual performance component was recommended by Mr. Iannone based on his assessment of each executive’s performance using the scorecard factors described above, which the Committee reviewed and approved. The earned annual incentive award for each of our NEOs for 2022 was as follows:
NAME	ANNUAL CASH INCENTIVE TARGET AS PERCENTAGE OF BASE SALARY	ANNUAL CASH INCENTIVE AWARD FOR 2022	COMPANY PERFORMANCE PAYOUT %	PERFORMANCE PAYOUT AS % OF TARGET
Mr. Iannone	200%	$1,722,000	84%	86%
Mr. Priest	100%	$662,308	84%	84%
Mr. Boone	75%	$431,411	84%	86%
Ms. Loeger	75%	$487,947	84%	95%
Mr. Garcia	75%	$294,404(1)	84%	84%

(1)
Cash incentive was pro-rated based on time employed by the Company during 2022.

In accordance with our Standard Severance Plan, Mr. Thompson’s eIP payout was based on the actual performance of the Company for the full year and target individual performance, but pro-rated for the time that he was employed during 2022. Please see discussion below under ‘‘—Severance and Change in Control Arrangements with Executive Officers and Clawbacks’’ on page 57.

   Further Considerations for Setting Executive Compensation
Role of Consultants in Compensation Decisions
Pay Governance LLC (“Pay Governance”) serves as the Committee’s independent compensation consultant. It provides the Committee with advice and resources to help the Committee assess the effectiveness of the Company’s executive compensation strategy and programs. Pay Governance reports directly to the Committee, and the Committee has the sole power to terminate or replace Pay Governance at any time.
As part of its engagement, the Committee has directed Pay Governance to work with our Senior Vice President, Chief People Officer and other members of management to obtain information necessary for Pay Governance to form recommendations and evaluate management’s recommendations to the Committee. Pay Governance also meets with the Committee during its regular meetings, in executive session (where no members of management are present), and with the Committee chair and other members of the Committee outside of the Committee’s regular meetings. As part of its engagement in 2022, Pay Governance provided a market overview of executive compensation, evaluated the Company’s peer group composition, evaluated compensation levels at the peer group companies, assessed and proposed equity and cash compensation guidelines for various executive job levels, assessed compensation for the Company’s executive officers, advised on the framework for the Company’s long-term incentive awards, and assessed Board compensation. Pay Governance also provided guidance to the Committee with respect to recent regulatory developments regarding executive compensation, including pay versus performance disclosure and clawback policies. Pay Governance does not provide any other services to the Company.
Compensation Consultant Conflict of Interest Assessment
The Committee recognizes that it is essential to receive objective advice from its compensation advisors. To that end, the Committee closely examines the procedures and safeguards that its compensation advisor takes to ensure that its services are objective. The Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that Pay Governance’s work for the Committee does not raise any conflict of interest.
Risk Assessment of Compensation Policies and Practices
We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This analysis was presented to the Committee, which agreed with this conclusion.
Peer Group Considerations
To set total compensation guidelines, we review market data of companies that are comparable to eBay and that we believe compete with eBay for executive talent, business, and capital. We review both specific data from peer group companies’ public filings and general industry data for comparable technology companies that are included in proprietary third-party surveys. We believe that it is necessary to consider this market data in making compensation decisions to attract and retain talent. We also recognize that, at the executive level, we compete for talent against larger global companies, as well as smaller, non-public companies.

2023 Proxy Statement   57
To assess whether the peer group continues to reflect the markets in which we compete for executive talent, the Committee reviews and approves the peer group each year with the assistance of its compensation consultant. In deciding whether a company should be included in the peer group, the Committee generally considers the following screening criteria:
•
revenue;

•
market value;

•
historical growth rates;

•
primary line of business;

•
whether the company has a recognizable and well-regarded brand; and

•
whether we compete with the company for talent.

For each member of the peer group, one or more of the factors listed above was relevant to the reason for inclusion in the group, and, similarly, one or more of these factors may not have been relevant to the reason for inclusion in the group.
The Committee evaluates the Company’s peer group on an annual basis. The peer group consisted of the following companies for 2022:

   Severance and Change in Control Arrangements with Executive Officers and Clawbacks
The objective of our severance and change in control arrangements is to provide fair and reasonable severance that will also serve as a retention incentive for those impacted by a change in control or similar transactions. We believe that these protections help the Company attract and retain highly talented executive officers.
Severance Arrangements Outside of a Change in Control
Our Standard Severance Plan, together with the award agreements for our various forms of equity awards, cover officers employed as a senior vice president or in a more senior position, and generally provide severance protection outside of a change in control period if a participant is terminated without cause and signs and does not revoke a waiver of claims against the Company. Messrs. Iannone, Priest, Boone and Garcia and Ms. Loeger participate in the Standard Severance Plan. For Mr. Iannone, the Standard Severance Plan also covers his resignation for good reason and provides enhanced benefits for the role of CEO.
Mr. Thompson participated in the Standard Severance Plan and separated from the Company in April 2022. Mr. Thompson was paid severance pursuant to this arrangement, and details of his severance benefits are provided in ‘‘Executive Compensation Tables—Potential Payments Upon Termination or Change in Control’’ below on page 66.
Severance Arrangements in Connection with a Change in Control
The Company has not entered into any arrangements with any of its executive officers to provide “single trigger” severance payments upon a change in control.
The Company’s equity incentive plans generally provide for the acceleration of vesting of awards granted under the plans upon a change in control only if the acquiring entity does not agree to assume or continue the awards. These provisions generally apply to all holders of awards under the equity incentive plans.

58   2023 Proxy Statement
The Company’s Change in Control Severance Plan, together with the award agreements for our various forms of equity awards, provide severance protection for executives at the level of VP or in a more senior position in connection with a change in control if a participant is terminated without cause or resigns for good reason and signs and does not revoke a waiver of claims against the Company. Messrs. Iannone, Priest, Boone and Garcia and Ms. Loeger participate, and, prior to his termination, Mr. Thompson participated, in the Change in Control Severance Plan.
Please see ‘‘Executive Compensation Tables—Potential Payments Upon Termination or Change in Control’’ below on page 66 for further information regarding the Standard Severance Plan and Mr. Thompson’s benefits thereunder.
Clawbacks
The Committee has adopted a clawback policy that covers each officer employed as a Vice President or in a more senior position and applies to incentive compensation, which includes any cash incentive award, equity award, or equity-based award paid or awarded to any covered employee during the period in which he or she is designated as a covered employee. For all covered employees, the occurrence of either of the following events is covered: (a) an action or omission by the covered employee that constitutes a material violation of the Company’s Code of Business Conduct or (b) an action or omission by the covered employee that results in material financial or reputational harm to the Company. In addition, for covered employees that are employed as a Senior Vice President or in a more senior position or a Vice President who is a member of the finance function, the following event is also covered: a material restatement of all or a portion of the Company’s financial statements that is the result of a supervisory or other failure by the covered employee.
Under the clawback policy, the Committee has the authority and discretion to determine whether an event covered by the policy has occurred and, depending on the facts and circumstances, may (but need not) require the full or partial forfeiture and/or repayment of any incentive compensation covered by the policy that was paid or awarded to a covered employee. The forfeiture and/or repayment may include all or any portion of the following:
•
Any incentive compensation that is greater than the amount that would have been paid to the covered employee had the covered event been known;

•
Any outstanding or unpaid incentive compensation, whether vested or unvested, that was awarded to the covered employee; and

•
Any incentive compensation that was paid to or received by the covered employee (including gains realized through the exercise of stock options) during the twelve-month period preceding the date on which the Company had actual knowledge of the covered event or the full impact of the covered event was known, or such longer period of time as may be required by any applicable statute or government regulation.

We intend to adopt amendments to the clawback policy to conform with new rules once adopted by Nasdaq.
Compensation and Human Capital Committee Report
The Compensation and Human Capital Committee reviews and approves Company compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation and Human Capital Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based upon the review and discussions referred to above, the Compensation and Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and eBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Compensation and Human Capital Committee

Adriane M. Brown (Chair)	Logan D. Green	Paul S. Pressler

2023 Proxy Statement   59
Executive Compensation Tables
2022 Summary Compensation Table
The following table, footnotes, and narrative summarize the total compensation earned by each of our named executive officers, or NEOs, for the fiscal year ended December 31, 2022 and, to the extent required under the SEC executive compensation disclosure rules, the fiscal years ended December 31, 2021 and 2020.
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($)
Jamie Iannone President and Chief Executive Officer (“CEO”)	2022	1,000,000	—	10,103,040	3,747,722	1,722,000	—	377,563	16,950,325
	2021	1,000,000	1,500,000	15,000,111	—	4,050,000	—	—	21,685,102
	2020	673,077	3,500,000	26,586,624	—	4,000,000	—	—	34,835,839
Steve Priest Senior Vice President, Chief Financial Officer (“CFO”)	2022	788,462	1,750,000	4,209,628	1,561,565	662,308	—	433,958	9,405,920
	2021	389,423	2,250,000	9,832,329	—	817,789	—	—	13,527,975
Cornelius Boone Senior Vice President, Chief People Officer	2022	668,077	830,000	2,357,411	874,473	431,411	—	180,738	5,342,110
	2021	582,981	2,300,000	6,508,553	—	767,349	—	—	10,330,494
Julie Loeger Senior Vice President, Chief Growth Officer	2022	688,462	800,000	2,806,419	1,041,077	487,947	—	167,431	5,991,336
	2021	625,000	1,250,000	7,223,993	—	984,375	—	—	10,300,352
Eddie Garcia(1) Senior Vice President, Chief Product Officer	2022	467,308	2,666,500	6,560,035	1,030,789	294,404	—	2,484	11,021,520
Peter B. Thompson(2) former Senior Vice President, Chief Product Officer	2022	223,269	—	—	—	140,660	—	10,612,530	10,976,459
	2021	645,000	—	5,702,115	—	907,031	—	—	7,270,991
	2020	664,423	1,750,000	4,112,662	—	863,750	—	—	7,425,708

(1)
Mr. Garcia was appointed as Chief Product Officer effective as of April 18, 2022.

(2)
Mr. Thompson departed the Company on April 29, 2022.

Bonus (Column (d))
Mr. Priest received a new-hire transition payment of $1,750,000, made in part to offset equity compensation forgone when he left his prior employer, and which is subject to partial repayment if he leaves prior to the second anniversary of such payment.
Mr. Boone received a new-hire transition payment of $830,000, made in part to offset equity compensation forgone when he left his prior employer, and which is subject to partial repayment if he leaves prior to the third anniversary of his start date.
Ms. Loeger received a new-hire transition payment of $800,000, made in part to offset equity compensation forgone when she left her prior employer to join eBay, and which is subject to repayment if she leaves prior to the first anniversary of such payment.
Mr. Garcia received a new-hire transition payment of $2,500,000, made in part to offset equity compensation forgone when he left his prior employer to join eBay, and which is subject to repayment if he leaves prior to the first anniversary of his start date and partial repayment if he leaves prior to the end of his third year of employment. He also received $100,000 and $66,500 in new-hire transition payments to make him whole for a bonus forfeited upon leaving his prior employer, and a required repayment to his prior employer, respectively.
Stock Awards (Column (e))
The amounts reported in the Stock Awards column represent the aggregate grant date fair value of time-based restricted stock units, or RSUs, and performance-based restricted stock units, or PBRSUs, granted to each of our NEOs in each of the applicable years, calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The grant date fair value of RSUs is determined using the fair value of our common stock on the date of grant, and the grant date fair value of PBRSUs is calculated based on the fair value of our common stock on the date of grant and the probable outcome of the performance measures for the applicable performance period as of the date on which the PBRSUs are granted. This estimated fair value for PBRSUs is different from (and lower than) the maximum value set forth below. Additionally, because the newly designed PBRSUs granted in 2022 are comprised of three one-year performance metrics, only one-third of the shares underlying these PBRSU awards were treated as granted in 2022 for accounting purposes. The equity incentive awards included in this column were all awarded under the Company’s Equity Incentive Award Plan, as amended and restated.
RSUs: RSU awards were granted to our NEOs in connection with the Company’s annual equity grant on April 1, 2022 with a grant date value of $7,502,819 for Mr. Iannone, $3,126,208 for Mr. Priest, $1,750,691 for Mr. Boone and $2,084,139 for Ms. Loeger. In line with our core

60   2023 Proxy Statement
compensation program, on May 15, 2022, our new executive, Mr. Garcia, was granted RSUs with a grant date value of $2,072,846 and supplemental, new-hire RSUs with a grant date value of $3,768,807.
PBRSUs: PBRSUs provide an opportunity for our NEOs to earn RSUs if the performance measures for a particular time period—in this case 36 months—are met. For a description of the performance measures for the 2022-2024 PBRSU awards, see ‘‘—2022 Compensation Design and Determinations—2022 Long-Term Equity Incentive Awards—PBRSU Program—Performance Measures and Rationale’’ above on page 51.
For 2022, PBRSU awards were granted to our NEOs in connection with the Company’s annual equity grant on April 1, 2022 with a grant date value of $2,600,220 for Mr. Iannone, $1,083,420 for Mr. Priest, $606,720 for Mr. Boone and $722,280 for Ms. Loeger. On May 15, 2022, Mr. Garcia was granted a PBRSU award with a grant date value of $718,382.
Assuming the highest level of performance is achieved under the applicable performance measures for the 2022-2024 PBRSU awards, the maximum possible value of the PBRSU awards allocated to our NEOs for such performance period using the fair value of our common stock on the date that such awards were granted is presented below:
Name	Maximum Value of PBRSUs (as of Grant Date)
Mr. Iannone	$6,890,583
Mr. Priest	$2,871,063
Mr. Boone	$1,607,808
Ms. Loeger	$1,914,042
Mr. Garcia	$1,903,712
Mr. Thompson(1)	N/A

(1)
Mr. Thompson did not receive a PBRSU grant in 2022 prior to departing the Company.

The value that our NEOs received in 2022 from the vesting of stock awards is reflected in the ‘‘2022 Option Exercises and Stock Vested’’ table below on page 66. Additional information on all outstanding stock awards as of December 31, 2022 is reflected in the ‘‘2022 Outstanding Equity Awards at Fiscal Year-End’’ table below on page 65.
Option Awards (Column (f))
PBSO awards provide an opportunity for our NEOs to earn stock options if certain performance measures are met within a 36-month period, subject to time-based vesting over the same period. For a description of the performance measures for the 2022-2024 PBSO awards, see ‘‘—2022 Compensation Design and Determinations—2022 Long-Term Equity Incentive Awards—PBSO Program—Performance Measures and Rationale’’ above on page 50.
For 2022, PBSO awards were granted to our NEOs in connection with the Company’s annual equity grant on April 1, 2022 with a grant date value of $3,747,722 for Mr. Iannone, $1,561,565 for Mr. Priest, $874,473 for Mr. Boone and $1,041,077 for Ms. Loeger. On May 15, 2022, Mr. Garcia was granted a PBSO award with a grant date value of $1,030,789.
Assuming the highest level of performance is achieved under the applicable performance measures for the 2022-2024 PBSO awards, the maximum possible value of the PBSO awards allocated to our NEOs for such performance period using the fair value of our common stock on the date that such awards were granted is presented below.
Name	Maximum Value of PBSOs (as of Grant Date)
Mr. Iannone	$7,635,831
Mr. Priest	$3,181,601
Mr. Boone	$1,781,702
Ms. Loeger	$2,121,066
Mr. Garcia	$2,094,293
Mr. Thompson(1)	N/A

(1)
Mr. Thompson did not receive a PBSO grant in 2022 prior to departing the Company.

The value that our NEOs received in 2022 from the exercise of previously granted stock options is reflected in the ‘‘2022 Option Exercises and Stock Vested’’ table below on page 66. Additional information on all outstanding option awards as of December 31, 2022 is reflected in the ‘‘2022 Outstanding Equity Awards at Fiscal Year-End’’ table below on page 65.

2023 Proxy Statement   61
Non-Equity Incentive Plan Compensation (Column (g))
The amounts reported in the Non-Equity Incentive Plan Compensation column represent amounts earned by each of our NEOs under the annual cash incentive plan for services they rendered in each of the applicable years. See ‘‘—2022 Compensation Design and Determinations—2022 Annual Cash Incentive Awards’’ above on page 54 for more information.
All Other Compensation (Column (i))
The amounts reported in the All Other Compensation column reflect:
a)
An amount of $12,200 for Messrs. Iannone, Priest and Thompson and Ms. Loeger representing the maximum matching contributions made by the Company to the Company’s 401(k) savings plan for the benefit of such NEOs, which also is the same maximum amount applicable to each participating employee for 2022. Mr. Boone received an amount of $11,936 in matching contributions under the plan, and Mr. Garcia did not participate in the plan.

b)
Mr. Iannone was permitted personal airplane usage in 2022. $333,519 was included in the amount for Mr. Iannone to reflect his personal airplane use. This amount consists of the aggregate incremental cost to the Company, including, primarily, the cost of fuel, oil, lubricants and other additives related to the applicable trips, times two. Mr. Iannone also received security and IT support in the amount of $26,461. The incremental cost associated with the security and IT support is determined based upon the amount paid to the applicable outside security and IT support providers.

c)
Messrs. Priest and Boone and Ms. Loeger received relocation benefits of $411,243, $167,259 and $148,384, respectively. These relocation benefits are valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to the applicable service provider. The Company did not make any gross up payments to Messrs. Priest or Boone or Ms. Loeger in respect of the imputed income associated with these payments in connection with the payment of such benefits.

d)
Mr. Thompson participated in the Standard Severance Plan, which provides severance protection outside of a change in control period. Pursuant to the Standard Severance Plan, Mr. Thompson received severance payments equal to (i) his annual base salary which equals $645,000; (ii) his annual target bonus amount which equals $483,750; (iii) a pro-rated portion of the award under the eIP that Mr. Thompson otherwise would have earned and been paid (using his accrued eligible compensation under the eIP through the last day of employment) for the 2022 fiscal year under the eIP which equals $140,660 (which is reflected in the “Non-Equity Incentive Plan Compensation” column of the ‘‘2022 Summary Compensation Table’’ above on page 59); (iv) the amount of $3,636,892, which is the dollar value of outstanding and unvested RSU awards that were treated as vested under the Standard Severance Plan; (v) the amount of $5,416,976, which is the dollar value of outstanding and unvested PBRSU awards that were treated as vested under the Standard Severance Plan; (vi) a health coverage premiums payment in the amount of $65,919; and (vii) the amount of $258,664, which is the dollar value of dividend equivalents associated with the equity awards that were treated as vested under the Standard Severance Plan. The conversion prices of for the value of Mr. Thompson’s equity was determined in a manner consistent with the Standard Severance Plan. In addition to contractual severance, Mr. Thompson received $86,827 for accrued paid time off.

62   2023 Proxy Statement
2022 Grants of Plan-Based Awards
The following table, footnotes, and narrative set forth certain information regarding grants of plan-based awards to each of our NEOs for the fiscal year ended December 31, 2022.
	Approval Date (b)	Grant Date (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(j)	All Other Option Awards: Number of Securities Underlying Options (#)(k)	Exercise or Base Price of Option Awards ($/Sh)(l)	Grant Date Fair Value of Stock and Option Awards ($)(m)
Name (a)			Threshold ($)(d)	Target ($)(e)	Maximum ($)(f)	Threshold (#)(g)	Target (#)(h)	Maximum (#)(i)
Mr. Iannone
eIP— Company Performance	N/A	N/A	750,000	1,500,000	3,300,000	—	—	—	—	—	—	—
eIP— Individual Performance	N/A	N/A	—	500,000	1,200,000	—	—	—	—	—	—	—
PBSO (2022-2024 Perf. Period)	3/31/2022	4/1/2022	—	—	—	111,474	222,946	445,888	—	—	57.71	3,747,722
PBRSUs (2022-2024 Performance Period)	3/31/2022	4/1/2022	—	—	—	46,803	130,009	344,524	—	—	—	2,600,220
RSUs	4/1/2022	4/1/2022	—	—	—	—	—	—	130,009	—	—	7,502,819
Mr. Priest
eIP—Company Performance	N/A	N/A	300,000	600,000	1,320,000	—	—	—	—	—	—	—
eIP—Individual Performance	N/A	N/A	—	200,000	480,000	—	—	—	—	—	—	—
PBSO (2022-2024 Perf. Period)	3/31/2022	4/1/2022	—	—	—	46,449	92,895	185,787	—	—	57.71	1,561,565
PBRSUs (2022-2024 Performance Period)	3/31/2022	4/1/2022	—	—	—	19,502	54,171	143,553	—	—	—	1,083,420
RSUs	4/1/2022	4/1/2022	—	—	—	—	—	—	54,171	—	—	3,126,208
Mr. Boone
eIP—Company Performance	N/A	N/A	189,844	379,688	835,313	—	—	—	—	—	—	—
eIP—Individual Performance	N/A	N/A	—	126,563	303,750	—	—	—	—	—	—	—
PBSO (2022-2024 Perf. Period)	3/31/2022	4/1/2022	—	—	—	26,011	52,021	104,041	—	—	57.71	874,473
PBRSUs (2022-2024 Performance Period)	3/31/2022	4/1/2022	—	—	—	10,921	30,336	80,390	—	—	—	606,720
RSUs	4/1/2022	4/1/2022	—	—	—	—	—	—	30,336	—	—	1,750,691
Ms. Loeger
eIP—Company Performance	N/A	N/A	196,875	393,750	866,250	—	—	—	—	—	—	—
eIP—Individual Performance	N/A	N/A	—	131,250	315,000	—	—	—	—	—	—	—
PBSO (2022-2024 Perf. Period)	3/31/2022	4/1/2022	—	—	—	30,966	61,932	123,858	—	—	57.71	1,041,077
PBRSUs (2022-2024 Performance Period)	3/31/2022	4/1/2022	—	—	—	13,001	36,114	95,702	—	—	—	722,280
RSUs	4/1/2022	4/1/2022	—	—	—	—	—	—	36,114	—	—	2,084,139
Mr. Garcia
eIP—Company Performance	N/A	N/A	189,844	379,688	835,313	—	—	—	—	—	—	—
eIP—Individual Performance	N/A	N/A	—	126,563	303,750	—	—	—	—	—	—	—
PBSO (2022-2024 Perf. Period)	3/31/2022	5/15/2022	—	—	—	36,775	73,549	147,097	—	—	46.65	1,030,789
PBRSUs (2022-2024 Performance Period)	3/31/2022	5/15/2022	—	—	—	15,996	44,434	117,750	—	—	—	718,382
RSUs	5/15/2022	5/15/2022	—	—	—	—	—	—	44,434	—	—	2,072,846
RSUs	5/15/2022	5/15/2022	—	—	—	—	—	—	80,789	—	—	3,768,807
Mr. Thompson
eIP—Company Performance	N/A	N/A	62,794	125,589	276,296	—	—	—	—	—	—	—
eIP—Individual Performance	N/A	N/A	—	41,863	100,471	—	—	—	—	—	—	—

2023 Proxy Statement   63
Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Cash Incentive Plan) (Columns (d), (e), and (f))
The amounts reported under these columns relate to the possible awards under the annual cash incentive plan. In 2022, the total annual target incentive amounts under the annual cash incentive plan for the NEOs were as follows:
Mr. Iannone	$2,000,000
Mr. Priest	$800,000
Mr. Boone	$506,250
Ms. Loeger	$525,000
Mr. Garcia	$506,250
Mr. Thompson	$167,452
The total 2022 annual target incentive amounts under the annual cash incentive plan for the NEOs were allocated 75% to Company performance and 25% to individual performance. No payment occurs for the individual performance component of the annual cash incentive plan unless the minimum thresholds for both FX-neutral revenue and non-GAAP net income are met; for 2022, both these Company performance thresholds were met.
Actual payouts to our NEOs under the annual cash incentive plan for the fiscal year ended December 31, 2022 are reflected in the ‘‘Non-Equity Incentive Plan Compensation’’ column in the ‘‘2022 Summary Compensation Table’’ above on page 59.
eIP—Company Performance: The amounts shown in the rows entitled “eIP—Company Performance” reflect potential payouts for the fiscal year ended December 31, 2022 under the annual cash incentive plan for the portion of the award payable based on the Company’s performance, as follows:
•
Threshold: The amounts shown in this column reflect the minimum payment levels if the minimum FX-neutral revenue and non-GAAP net income thresholds are met, which are 50% of the amounts shown under the Target column.

•
Target: The amounts shown in this column reflect the target payment levels if target non-GAAP net income is met.

•
Maximum: The amounts shown in this column represent the maximum amounts payable based on Company performance (including the maximum CSAT kicker), which are 220% of the amounts shown under the Target column.

eIP—Individual Performance: The amounts shown in the rows entitled “eIP—Individual Performance” reflect potential payouts for the fiscal year ended December 31, 2022 under the annual cash incentive plan for the portion of the award payable based on individual performance, as follows:
•
Threshold: Although there are no thresholds under the annual cash incentive plan for individual performance, there is no payout for individual performance unless the minimum thresholds for both Company-wide FX-neutral revenue and non-GAAP net income are met.

•
Target: The amounts shown in this column reflect 100% of the target award for individual performance.

•
Maximum: The amounts shown in this column are 240% of the amounts shown under the Target column.

In circumstances where the Company’s financial performance is above its threshold, a modifier is applied to the individual performance component to reduce or increase it proportionately based on the Company financial performance component in a range of 80%-120%. See ‘‘—2022 Compensation Design and Determinations—2022 Annual Cash Incentive Awards’’ above on page 54.
Estimated Future Payouts Under Equity Incentive Plan Awards (PBSOs and PBRSUs) (Columns (g), (h), and (i))
PBSOs
The amounts shown reflect potential payouts of PBSOs for the 2022-2024 performance period, as follows:
•
Threshold: The amounts shown in this column reflect the awards if the first Payments and Advertising performance goal is met, and are 50% of the amounts shown under the Target column.

•
Target: The amounts shown in this column reflect the awards if target performance is achieved and the first two Payments and Advertising performance goals are met.

•
Maximum: The amounts shown in this column reflect the awards if maximum performance is achieved and all four Payments and Advertising goals are met, and are 200% of the amounts shown under the Target column.

For further discussion of the PBSOs, including their vesting schedules, see ‘‘—2022 Compensation Design and Determinations—2022 Long-Term Equity Incentive Awards—PBSO Program’’ above on page 49.

64   2023 Proxy Statement
PBRSUs
The amounts shown reflect potential payouts of PBRSUs for the 2022-2024 performance period, as follows:
•
Threshold: The amounts shown in this column reflect the awards if the minimum FX-neutral revenue and non-GAAP operating margin dollar thresholds are met and each of the lowest return on invested capital modifier and the lowest total shareholder return modifier is applied, respectively, and are 36% of the amounts shown under the Target column.

•
Target: The amounts shown in this column reflect the awards if the target FX-neutral revenue and non-GAAP operating margin dollar amounts are met, and each of the target return on invested capital modifier and the target total shareholder return modifier, is applied, respectively.

•
Maximum: The amounts shown in this column reflect the awards if the maximum FX-neutral revenue and non-GAAP operating margin dollar amounts are met and each of the maximum return on invested capital modifier and the maximum total shareholder return modifier, is applied, respectively, and are 265% of the amounts shown under the Target column.

For further discussion of the PBRSUs, including their vesting schedules, see ‘‘—2022 Compensation Design and Determinations—2022 Long-Term Equity Incentive Awards—PBRSU Program’’ above on page 50.
All Other Stock Awards: Number of Shares or Stock Units (RSUs) (Column (j))
The awards reflect the number of RSUs on the grant date. RSU awards granted to our NEOs in 2022 generally vest on a quarterly basis beginning on June 15, 2022, with the RSU awards granted to our CEO and CFO vesting over a four-year period and the RSU awards granted to our other NEOs vesting over a three-year period. As discussed above in ‘‘Compensation Discussion and Analysis—2022 NEO Target Compensation—Target Value of Equity Awards, Target Cash Incentive Award and Salary for NEOs,’’ on page 48, certain supplemental RSUs granted to NEOs vest over a two-year period, while others vest over a three-year period.
Grant Date Fair Value (Column (m))
The grant date fair value of each RSU award was calculated using the fair value of our common stock on the date of grant. The estimated fair value of PBRSUs was calculated based on the fair value of our common stock on the date of grant and the probable outcome of applicable performance measures as of the date on which the awards were granted for accounting purposes.

2023 Proxy Statement   65
2022 Outstanding Equity Awards at Fiscal Year-End
The following table and footnotes set forth certain information regarding outstanding equity awards for each of our NEOs as of December 31, 2022.
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value Shares or Units of Stock That Have Not Vested ($)(2)	Stock Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Iannone							45,549	1,888,917	5/7/2020
							437,271(4)	18,133,628	5/7/2020
							53,478	2,217,733	4/1/2021
							109,809(6)	4,553,776	4/1/2021
							105,632	4,380,559	4/1/2022
									5/7/2020	113,872(5)	4,722,272
									4/1/2022	343,874	14,260,447
	—	—	111,474	57.71	4/1/2022	4/1/2032
Mr. Priest							27,777	1,151,912	7/15/2021
							21,644	897,577	7/15/2021
							46,665(6)	1,935,201	7/15/2021
							44,014	1,825,261	4/1/2022
									4/1/2022	143,282	5,941,917
	—	—	46,449	57.71	4/1/2022	4/1/2032
Mr. Boone							18,270	757,657	3/15/2021
							13,533	561,214	3/15/2021
							37,513(7)	1,555,658	4/1/2021
							21,235	880,615	4/1/2022
									4/1/2022	80,239	3,327,500
	—	—	26,011	57.71	4/1/2022	4/1/2032
Ms. Loeger							14,733	610,978	2/15/2021
							27,624	1,145,567	2/15/2021
							30,251(7)	1,254,509	4/1/2021
							25,280	1,048,362	4/1/2022
									4/1/2022	95,522	3,961,278
	—	—	30,966	57.71	4/1/2022	4/1/2032
Mr. Garcia							44,434	1,842,678	5/15/2022
							80,789	3,350,320	5/15/2022
									5/15/2022	117,528	4,873,883
	—	—	36,775	46.65	5/15/2022	5/15/2032
Mr. Thompson(8)	—	—	—	—	—	—	—	—	—	—	—

(1)
In accordance with the SEC executive compensation disclosure rules, represents the estimated future award of PBSOs at the threshold performance level (achievement of the first performance goal) under the 2022-2024 performance period.

(2)
Market Value is calculated based on a price per share of $41.47, which was the closing price of our common stock on December 30, 2022.

(3)
In accordance with the SEC executive compensation disclosure rules, except as otherwise noted, represents the estimated number of PBRSUs that would be earned at the maximum performance level under the 2022-2024 performance period.

(4)
Earned in connection with achievement of the 2020-2021 PBRSU performance period; 100% vested on March 15, 2023.

(5)
Represents the estimated number of shares that would be earned at the maximum performance level in connection with eBay’s total shareholder return (“TSR”) performance share units (“PSU”) performance goals for the three-year performance period ending May 7, 2023. These TSR PSUs formed part of our CEO’s new-hire compensation package and are described in more detail in our 2021 “Compensation Discussion and Analysis” section.

(6)
Earned in connection with achievement of the 2021-2022 PBRSU performance period; 100% vests on March 15, 2024.

(7)
Earned in connection with achievement of the 2021-2022 PBRSU performance period; 50% vested on March 15, 2023 and the remaining 50% vests on March 15, 2024.

(8)
In connection with Mr. Thompson’s termination of employment on April 29, 2022, the Company cancelled his outstanding RSUs and PBRSUs.

66   2023 Proxy Statement
2022 Option Exercises and Stock Vested
The following table and footnotes set forth the number of shares acquired and the value realized upon exercise of stock options and the vesting of stock awards for each of our NEOs for the fiscal year ended December 31, 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Iannone	—	—	209,718	10,015,001
Mr. Priest	—	—	44,428	1,912,993
Mr. Boone	—	—	36,843	1,818,398
Ms. Loeger	—	—	43,776	2,261,947
Mr. Garcia	—	—	—	—
Mr. Thompson(2)	—	—	211,803	11,476,833

(1)
Value realized on vesting of stock awards is based on the fair market value of our common stock on the vesting date and does not reflect actual proceeds received.

(2)
In connection with Mr. Thompson’s termination of employment on April 29, 2022, the Company cancelled his outstanding RSUs and PBRSUs. Mr. Thompson had no option awards at the time of his termination.

Potential Payments Upon Termination or Change in Control
The following table, footnotes, and narrative set forth our payment obligations pursuant to the compensation arrangements for our NEOs, under the circumstances described below, assuming that their employment was terminated or a change in control occurred on December 31, 2022. Because Mr. Thompson’s employment with the Company terminated in April 2022, the payments and benefits he would have received had his employment terminated or a change in control occurred on December 31, 2022 is not discussed in this section. Details of Mr. Thompson’s severance package are provided above in the footnotes to ‘‘—Executive Compensation Tables—2022 Summary Compensation Table’’ on page 59.
Name	Voluntary Termination ($)(a)	Change in Control ($)(b)	Involuntary Termination Outside of a Change in Control ($)(c)(1)	Involuntary Termination in Connection with a Change in Control ($)(d)(1)	Death or Disability ($)(e)
Mr. Iannone	—	—	41,926,472	47,260,492	37,168,455
Mr. Priest	—	—	7,835,777	11,981,672	6,830,894
Mr. Boone	—	—	5,786,154	8,265,093	4,785,959
Ms. Loeger	—	—	5,787,029	9,051,700	5,181,010
Mr. Garcia	—	—	7,241,607	11,940,709	5,572,619

(1)
With respect to Mr. Iannone, an involuntary termination includes a termination without cause or resignation for good reason. With respect to Mr. Priest, Mr. Boone, Ms. Loeger, and Mr. Garcia, under the Company’s Standard Severance Plan, an involuntary termination includes only a termination without cause, and under the Company’s Change in Control Plan for Key Employees, an involuntary termination in connection with a change in control includes termination without cause or resignation for good reason.

Voluntary Termination (Column (a))
The Company does not pay severance benefits upon voluntary termination.
Change in Control (Column (b))
The Company has not entered into any arrangements with any of its executive officers to provide “single trigger” severance payments upon a change in control.
The Company’s equity incentive plans generally provide for the acceleration of vesting of awards granted under the plans upon a change in control only if the acquiring entity does not agree to convert, assume, or replace the awards. These provisions generally apply to all holders of awards under the equity incentive plans.
The amounts reported in the Change in Control column assume that, in a change in control transaction, the successor entity would convert, assume, or replace outstanding equity awards. If the successor entity does not convert, assume, or replace any outstanding equity awards and all the unvested and outstanding awards are fully accelerated upon a change in control, the aggregate value of accelerated vesting of

2023 Proxy Statement   67
such awards (including dividend equivalents for equity awards other than PBSOs) to each of the NEOs that were executive officers of the Company as of December 31, 2022, calculated based on the closing price of our common stock on December 30, 2022, would be as follows:
NAME	ACCELERATION VALUE OF ALL OUTSTANDING EQUITY AWARDS AS OF 12/31/22 ($)*
Mr. Iannone	39,134,965
Mr. Priest	7,867,684
Mr. Boone	4,936,937
Ms. Loeger	5,459,828
Mr. Garcia	6,841,912

*
No amounts are included for Mr. Thompson because his employment with the Company terminated on April 29, 2022.

Involuntary Termination outside of a Change in Control (Column (c))
The Company’s Standard Severance Plan, which covers officers employed as a senior vice president or in a more senior position, provides severance protection outside of a change in control period if a participant is terminated without cause (or resigns for good reason for Mr. Iannone) and signs and does not revoke a waiver of claims against the Company. Messrs. Iannone, Priest, Boone and Garcia and Ms. Loeger participate in the Standard Severance Plan.
The following table describes the severance benefits (other than certain accrued benefits which are paid (such as earned but unpaid bonuses, payment of unreimbursed expenses, etc.)) that each of our NEOs would receive if terminated outside of a change in control.
		STANDARD SEVERANCE PLAN PARTICIPANTS	CFO	CEO
Cash Elements	Severance	1x salary and 1x bonus		2x salary and 2x bonus
	eIP(1)	Prorated payment for year in which termination occurs
	Health Premium	A payment to cover 12 months of health coverage		A payment to cover 24 months of health coverage
	New-Hire Transition Payments	Payment of any unpaid cash new-hire transition payments
Equity Elements	RSUs(2)	100% acceleration of awards that would have otherwise vested within 12 months of termination date(3)
	Pre-2022 PBRSUs(2)(4)	100% acceleration of awards (given that applicable performance period would have been completed as of termination date)(3)
	2020 TSR PSUs(2)(5)	N/A	N/A
For completed performance period: 100% acceleration of earned awards(3)
For ongoing performance period: No accelerated vesting of awards, but remains eligible to vest based on target achievement for performance period, and if achieved, eligible for first originally scheduled vesting following performance period(7)

2022 PBRSUs(2)(6)
No accelerated vesting of awards, but pro rata payout (on original vesting date) to be calculated based on actual Company performance multiplied by portion of performance period for which Participant was employed (including an additional 12 months)(7)
			Same as Standard Service Plan, except added portion includes 18 months (instead of 12)(7)	Same as Standard Service Plan, except added portion includes 24 months (instead of 12)(7)
	PBSOs	100% acceleration of awards that would have otherwise vested within 12 months of termination date	100% acceleration of awards that would have otherwise vested within 18 months of termination date	100% acceleration of awards that would have otherwise vested within 24 months of termination date

(1)
Based on actual performance with respect to the Company performance element for the full year and target performance with respect to the individual performance element.

68   2023 Proxy Statement
(2)
A lump sum amount equal to the dividend equivalents that have already accrued and would have vested in connection with applicable shares.

(3)
The Company can elect to pay cash in lieu of accelerated vesting. The cash value of such unvested equity is determined using the average closing price of the Company’s common stock for the ten consecutive trading days ending on and including the trading day immediately prior to their termination date.

(4)
Represent PBRSU awards granted to NEOs prior to 2022.

(5)
Represent the new-hire TSR PSU awards granted to Mr. Iannone in 2020.

(6)
Represents PBRSU awards granted to NEOs in 2022.

(7)
The Company can elect to pay cash in lieu of vesting. The cash value of such unvested equity is determined using the average closing price of the Company’s common stock for the ten consecutive trading days ending on and including the trading day immediately prior to the original vesting date.

Involuntary Termination in Connection with a Change in Control (Column (d))
The Company has not entered into any arrangements with any of its executive officers to provide “single trigger” severance payments upon a change in control.
The Company’s equity incentive plans generally provide for the acceleration of vesting of awards granted under the plans upon a change in control only if the acquiring entity does not agree to assume or continue the awards. These provisions generally apply to all holders of awards under the equity incentive plans.
The Company’s Change in Control Severance Plan provides severance protection for executives at the level of Vice President or in a more senior position in connection with a change in control if a participant is terminated without cause or resigns for good reason and signs and does not revoke a waiver of claims against the Company. Messrs. Iannone, Priest, Boone and Garcia and Ms. Loeger participate in the Change in Control Severance Plan.
The following table describes the severance benefits that each of our NEOs would receive if they are terminated in connection with a change in control.
		CHANGE IN CONTROL SEVERANCE PLAN PARTICIPANTS	CEO
Cash Elements	Severance	2x salary and 2x bonus (determined as the greater of base salary or target bonus opportunity)
	eIP	1x target cash incentive award(1)
	Health Premium	A payment to cover 24 months of health coverage
	New-Hire Transition Payments	Payment of any unpaid cash new-hire transition payments
Equity Elements	RSUs(2)	100% acceleration of awards(3)
	PBRSUs(2)	100% acceleration of awards(3)(5)
	2020 TSR PSUs(2)(4)	N/A	100% acceleration of awards(3)(5)
	PBSOs	100% acceleration of awards deemed earned(6)

(1)
For CEO, based only on actual performance with respect to the Company performance element for the full year. For other Change in Control Severance Plan Participants, based on target performance with respect to both the Company performance component and the individual performance component.

(2)
A lump sum amount equal to the dividend equivalents that have already accrued and would have vested in connection with applicable shares.

(3)
The Company can elect to pay cash in lieu of accelerated vesting. The cash value of such unvested equity is determined using the average closing price of the Company’s common stock for the ten consecutive trading days ending on and including the trading day immediately prior to their termination date.

(4)
Represent the new-hire TSR PSU awards granted to Mr. Iannone in 2020.

(5)
This payment includes the target amount of shares subject to such awards for performance periods for which achievement has not yet been determined.

(6)
Awards deemed earned at the greater of the target number of options and the number of options earned based on performance with respect to any completed annual performance period.

Death or Disability (Column (e))
Pursuant to the Standard Severance Plan, if, outside a change in control, the participant’s employment terminates due to their death or disability (as defined in the Standard Severance Plan) then, for all equity awards other than PBSOs and 2022 PBRSUs, the applicable executive will be entitled to receive, within 60 days of their termination date, the full vesting (or payment of cash in lieu of vesting at the election of the Company) of their outstanding and unvested equity awards, including the target amount of shares subject to pre-2022 PBRSUs or 2020 TSR PSUs for performance periods for which achievement has not yet been determined, that would have otherwise vested within 24 months of their termination date (where the cash value of such unvested equity is determined using the average closing price of the Company’s common stock for the ten consecutive trading days ending on and including the trading day immediately prior to their termination date), and a lump sum amount equal to the dividend equivalents that have already accrued and would have vested in connection with applicable shares. 2022 PBRSUs will be treated in the same manner, except that the limitation to only receive vesting of shares that

2023 Proxy Statement   69
would have otherwise vested within 24 months of termination will not apply. For PBSOs, the applicable executive will be entitled to receive, within 60 days of their termination date, the full vesting of their outstanding and unvested earned PBSOs, consisting of the number of options actually earned based on performance in any completed performance year, that would have otherwise vested within 24 months for the CEO, 18 months for the CFO, and 12 months for other Standard Severance Plan participants, respectively.
Pursuant to the Change in Control Severance Plan, if, in connection with a change in control, the participant’s employment terminates due to their death or disability (as defined in the Change in Control Severance Plan) then, for all awards other than PBSOs, the applicable executive is entitled to receive, within 60 days of their termination date, the full vesting (or payment of cash in lieu of vesting at the election of the Company) of all their outstanding and unvested equity, including the target amount of shares subject to PBRSUs or 2020 TSR PSUs for performance periods for which achievement has not yet been determined (where the cash value of such unvested equity is determined using the average closing price of the Company’s common stock for the ten consecutive trading days ending on and including the trading day immediately prior to their termination date), and a lump sum amount equal to the dividend equivalents that have already accrued and would have vested in connection with applicable shares. For PBSOs, the applicable executive is entitled to receive, within 60 days of their termination date, the full vesting of their outstanding and unvested PBSOs that are deemed earned, consisting of the greater of the target number of options and the number of options actually earned based on performance in any completed performance year, that would have otherwise vested within 24 months for the CEO, 18 months for the CFO, and 12 months for other Standard Severance Plan participants, respectively.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Iannone, our CEO. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
To better understand this disclosure, we think it is important to give context to our operations. eBay is a global commerce leader with operations requiring a wide range of talents and roles. As a global organization, we strive to create a competitive total compensation program in the locations we operate. As a result, our compensation program varies by local market in order to allow us to provide a competitive total compensation package.
2022 Ratio Calculation
•
This year, the median employee’s annual total compensation was $136,754.

•
Mr. Iannone’s annual total compensation, as reported in the 2022 Summary Compensation Table, was $16,950,325.

•
Based on this information and the disclosures provided in this section, the ratio of the annual total compensation of Mr. Iannone to the median employee’s annual total compensation is 124:1.

In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2022 Summary Compensation Table with respect to each of the NEOs. For purposes of this disclosure, we converted employee compensation from local currency to U.S. dollars using the exchange rate the Company used for 2022 internal budgeting purposes.
Identification of Median Employee
As permitted by SEC rules, for the past three years, we have used the same median employee because we do not believe there has been a change in our employee population or employee compensation program that would significantly impact the CEO pay ratio disclosure. To identify our median employee, we elected to use total target direct compensation which we calculated as salary, target bonus and target annual equity awards. We chose this compensation measure because we believe it is the most accurate reflection of pay at eBay. A complete description of the methodology that we used to identify the median employee can be found in our 2021 Proxy Statement, filed on April 26, 2021.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis” above on page 40.

70   2023 Proxy Statement
Year	Summary Compensation Table Total for PEO	Summary Compensation Table Total for Prior PEO	Compensation Actually Paid to PEO	Compensation Actually Paid to Prior PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income ($M)	Company Selected Measure: FX- Neutral Revenue ($M)
2022	$16,950,325	N/A	$(18,130,627)	N/A	$7,870,146	$(297,647)	$120.01	$139.00	$(1,269)	$10,115
2021	$21,685,102	N/A	$45,448,713	N/A	$12,005,041	$10,293,743	$188.89	$193.58	$13,608	$10,232
2020	$34,835,839	$42,798,223	$47,240,184	$16,181,647	$8,031,459	$18,418,381	$141.16	$143.89	$5,667	$8,868

(1)
The Principal Executive Officer (‘‘PEO’’) and Other NEOs for the applicable years were as follows:

•
2022: Mr. Iannone served as our PEO, and Messrs. Priest, Boone, Garcia and Thompson and Ms. Loeger served as the Non-PEO NEOs.

•
2021: Mr. Iannone served as our PEO and Messrs. Priest, Boone, Thompson and Cring and Mses. Loeger and Yetto served as the Non-PEO NEOs.

•
2020: Mr. Iannone served as our PEO, Mr. Schenkel served as our prior PEO, and Messrs. Cring, Lee and Thompson and Mses. Yetto and Jones served as the Non-PEO NEOs.

(2)
The 2022 Summary Compensation Table totals reported for our PEO and the average of the Non-PEO NEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid”:

	2022		2021		2020
	PEO	Average for Other NEOs	PEO	Average for Other NEOs	PEO	Former PEO		Average for Other NEOs
Summary Compensation Table Total	$16,950,325	$7,870,146	$21,685,102	$12,005,041	$34,835,839		$42,798,223	$8,031,459
Adjustments
Deduction for amount reported under the “Stock Awards” and “Option Awards” Colums of the Summary Compensation Table	$13,850,761	$3,945,547	$15,000,111	$5,448,041	$26,586,624		$8,225,324	$3,454,751
Increase/deduction for the Inclusion of Rule 402(v) Equity Values(*):
Year End Fair Value of Equity Awards	$7,984,669	$2,569,287	$17,465,407	$5,669,868	$38,758,082		$0	$6,637,201
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	$(25,565,360)	$(2,710,260)	$17,974,720	$1,500,980	$0		$0	$7,344,095
Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	$1,043,823	$279,708	$1,221,503	$156,417	$0		$342,174	$536,769
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	$(4,679,998)	$(1,303,499)	$1,381,071	$697,914	$0		$431,445	$651,157
Fair Value at the End of the Prior Year of Equity Awards that Failed.to Meet Vesting Conditions in the Year	$(745,926)	$(3,117,867)	$0	$(4,335,109)	$0		$(19,011,911)	$(1,589,928)
Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$732,602	$60,385	$721,021	$46,672	$232,887	$$	(152,959)	$262,379
Total	$(21,230,190)	$(4,222,247)	$38,763,722	$3,736,742	$38,990,969		$(18,391,252)	$13,841,673
COMPENSATION ACTUALLY PAID	$(18,130,627)	$(297,647)	$45,448,713	$10,293,743	$47,240,184		$16,181,647	$18,418,381

(*)
Compensation Actually Paid excludes the Stock Awards and Option Awards columns from the relevant fiscal year’s Summary Compensation Table total. The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year. The Rule 402(v) Equity Values reflect the aggregate of the following components, as applicable: (i) the fair value as of the end of the listed fiscal year of unvested equity awards granted in that year; (ii) the change in fair value during the listed fiscal year of equity awards granted in prior years that remained outstanding and unvested at the end of the listed fiscal year; (iii) the change in fair value during the listed fiscal year through the vesting date of equity awards granted in prior years that vested during the listed fiscal year, less the fair value at the end of the prior year of awards granted prior to the listed fiscal year that failed to meet applicable vesting conditions during the listed fiscal year and (iv) the value of dividend equivalents paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant or the Company’s approach to valuation employed in its financial statements.

(3)
The peer group for TSR for each listed fiscal year is the S&P 500 Information Technology (Sector) Index. The TSR amounts disclosed in the table assume a fixed investment of $100, and the relevant “measurement period” for any given year presented is the market close on the last trading day before the registrant’s earliest fiscal year presented in the table, through and including the end of the fiscal year for which cumulative TSR is being calculated. In addition, the TSR for the earliest year in the table will represent the TSR over that “first” year while the TSR for the next earliest year will represent the cumulative TSR over the first and the second years.

(4)
The Company has identified FX-Neutral Revenue as the company-selected measure for the pay versus performance disclosure, as it represents the most important financial performance measure used to link compensation actually paid to the PEO and the Other NEOs in 2022 to the Company’s performance. FX-Neutral Revenue was chosen from the following three most important financial performance measures used by the Company to link compensation actually paid to the PEO and other NEOs in 2022 to the Company’s performance:

Most Important Financial Performance Measures:
•
FX-Neutral Revenue—broad topline financial metric reflecting GMV performance while incentivizing business development and growth

•
Non-GAAP Operating Margin—incentivizes operational efficiency and profitability

•
Non-GAAP Net Income—incentivizes operational efficiency and profitability while also reflecting capital structure and tax impacts

2023 Proxy Statement   71
For further information concerning the Company’s financial performance metrics, refer to the “Compensation Discussion and Analysis” section of this Proxy Statement above on page 40.
Narrative
In the “Compensation Discussion and Analysis” section of this Proxy Statement, above on page 40, we discuss our pay-for-performance compensation philosophy and the elements of our executive compensation program, which are heavily weighted toward equity compensation. Reflecting our philosophy and the emphasis on equity compensation, the values included in the columns for Compensation Actually Paid to our PEO and the Non-PEO NEOs in each of the fiscal years reported above fluctuate year-over-year, primarily based on our stock price as of the last day of the listed fiscal year, among other factors, including Company financial performance relative to performance targets for PBRSUs and PBSOs. As the table illustrates, the compensation of our PEO and the Non-PEO NEOs is higher when our stock price is higher, and lower when our stock price is lower, reflecting the Committee’s intent to align the interests of our PEO and the Non-PEO NEOs and our stockholders. Further, because Compensation Actually Paid values are based on our stock price as of particular dates in accordance with the SEC rules, it is important to note that the values could have been substantially different if other dates were chosen.
Relationship Between Compensation Actually Paid and Performance Measures
The table below reflects the relationship between the changes in PEO and average Non-PEO NEO compensation actually paid and the performance measures shown in the pay versus performance table from 2020 to 2022:
Period	Compensation Actually Paid to PEO	Average Compensation Actually Paid to Other NEOs	eBay’s TSR	Peer Group TSR	Net Income	FX Neutral Revenue
2020 to 2022	-138%	-106%	-15%	-3%	-122%	14%

•
Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Cumulative TSR. From 2020 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs decreased by 138% and 106%, respectively, compared to a 15% decrease in our TSR over the same time period.

•
Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s Net Income. From 2020 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs decreased by 138% and 106%, respectively, compared to a 122% decrease in our Net Income over the same time period.

•
Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO NEOs and the Company’s FX-Neutral Revenue. From 2020 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO NEOs decreased by 138% and 106%, respectively, compared to a 14% increase in our FX-Neutral Revenue over the three-year period.

•
Relationship Between the Company’s TSR and the Peer Group TSR. TSR for the peer group disclosed in the table above decreased by 3% from 2020 to 2022 as compared to the Company’s TSR, which decreased by 15% over the same time period.

72   2023 Proxy Statement
Proposal 4: Say-on-Pay Frequency Vote
We are asking stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers (i.e., the frequency of a say-on-pay vote). This proposal is commonly known as a “say-on-frequency” proposal. Stockholders may indicate whether they would prefer an advisory vote on executive compensation every year, every two years, or every three years, or they may abstain from voting on this proposal. We have historically solicited an advisory vote on executive compensation every year, and the Board believes that continuing to hold such a vote every year is advisable for a number of reasons, including the following:
•
an annual advisory vote enables our stockholders to provide the Company with input regarding the compensation of our named executive officers on a timely basis; and

•
an annual advisory vote on compensation of our named executive officers is consistent with our policy of seeking input from our stockholders on corporate governance matters and our compensation philosophy, policies and practices for our named executive officers.

Stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing any of the following four options with respect to this proposal: “one year,” “two years,” “three years,” or “abstain.” For the reasons discussed above, we are asking our stockholders to vote for a frequency of “one year.”
The say-on-frequency vote is advisory and therefore not binding on the Company, the Board, or the Compensation and Human Capital Committee. The Board and the Compensation and Human Capital Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering the frequency with which the advisory vote on compensation of our named executive officers will be held in the future.
The Board recommends a vote of ONE YEAR for this proposal.

2023 Proxy Statement   73
Proposal 5: Approval of the Amendment and Restatement of our Equity Incentive Plan
Summary of Amendment and Restatement
We are seeking stockholder approval to amend and restate our Equity Incentive Award Plan (the “Plan”) to increase the number of shares of Common Stock of the Company (the “Shares”) reserved for issuance under the Plan by an additional 30 million Shares. Our continuing ability to offer equity incentive awards under the Plan is critical to our ability to execute on our long-term strategy, as it enables us to attract, motivate and retain qualified personnel in the highly competitive market for employee talent in which we operate. We last requested a share increase under the Plan seven years ago, in 2016, and we anticipate that the additional shares we are seeking herein will cover our equity compensation program for the next two years, until 2025, at which time we anticipate seeking stockholder approval for an additional share increase. The Board has determined that it is in the best interests of the Company and its stockholders to approve this proposal. The Board has approved the amendment and restatement of the Plan to increase the available Shares thereunder (among other changes), subject to stockholder approval, and the Board recommends that stockholders vote in favor of this proposal at the Annual Meeting.
Why the Board Supports this Proposal
•
Long-Term Equity is a Key Component of Our Broad-Based Compensation Program, which is Essential for Executing Our Business Strategy. Equity compensation is an integral component of employee compensation in our industry, not only for executive officers but also for a wide cross-section of our employee population. In 2022, approximately 90% of the Shares that we granted under our Plan were awarded to non-NEOs, with approximately two-thirds of all employees receiving awards. As of April 1, 2023, approximately 7,600 of our employees held outstanding equity awards. The technology industry is a highly competitive industry with an active and mobile talent pool. If we were to reduce our use of equity awards, we would need to significantly increase cash compensation to attempt to stay competitive, which would reduce the cash otherwise available for operations and investment in our business. We believe this would be impractical, and it also would not provide the long-term retention value or alignment of employees’ interests with stockholders’ interests that our equity compensation program does. Without equity compensation, we would likely lose critical talent, which would inhibit our ability to achieve our long-term business goals. We utilize equity compensation on a broad basis as an essential compensation tool to attract, motivate and retain highly talented employees at all levels while actively competing in a dynamic marketplace.

•
The Plan Requires Additional Shares to Meet Our Forecasted Needs. As of April 1, 2023, approximately 13.5 million Shares are available for future grants under the current share reserve of the Plan. We annually grant ongoing awards to approximately 60% of our employees in April of each year as part of our long-term incentive compensation structure and also make grants to certain newly hired employees monthly (“Annual and New Hire Grant Programs”), which will reduce the share reserve as of the Annual Meeting date. Based on forecasted share usage for our Focal and New Hire Grant Programs, we expect approximately 12.3 million shares to be available under the current share reserve of the Plan as of the Annual Meeting date. This additional share request is expected to allow the Company to continue its Annual and New Hire Grant Programs and other regular course grants (such as grants associated with mergers and acquisitions) for the next two years without interruption. Assuming stockholder approval of the proposed amendment and restatement of the Plan, we estimate 42.3 million Shares will be available for future grant following the Annual Meeting and anticipate seeking stockholder approval of a subsequent share increase in 2025.

•
We Manage Our Equity Incentive Program Thoughtfully. We have been able to manage our long-term shareholder dilution by limiting the number of equity awards granted annually and limiting our grants to what we believe is an appropriate amount of equity necessary to attract, reward and retain employees. For instance, in times when stock market volatility has resulted in a depressed stock price, as in 2023, we have instituted a floor price for the conversion of target dollar values of equity awards into shares to limit excess dilution. Our three-year average gross burn rate, which we define as the number of stock options and full-value Shares granted in the applicable year, divided by the weighted average Shares outstanding for that fiscal year, was 2.3% for fiscal years 2020 through 2022 (see chart on page 75 for detailed calculations of our three-year burn rates). We are also mindful of the ratio of our stock-based compensation expense to our revenues over time. We last requested a share increase under the Plan in 2016.

•
Our Share Repurchases Have More Than Offset Plan Dilution, Significantly Reduced Shares Outstanding and Elevated Both Our Burn Rate and Share Overhang. From 2020 through year-end 2022, we completed share repurchases of more than $15 billion (in addition to returning more than $1.4 billion to shareholders via dividends), overshadowing the dilutive impact of our equity compensation programs many times over. Since 2016, our commitment to capital allocation in the form of share repurchases has contributed to a greater than 50% reduction in our shares of common stock outstanding, significantly elevating our three-year average gross burn rate and share overhang.

•
The Amended and Restated Plan Incorporates Compensation Governance Best Practices. The amended and restated Plan incorporates various shareholder-friendly technical and administrative changes and includes a number of provisions designed to serve stockholders’ interests and facilitate effective corporate governance, including the following:

74   2023 Proxy Statement
•
Limitation on Reuse of Shares. Shares that are delivered to, or withheld by, the Company under an award may not be reissued under the Plan, other than forfeited Shares of restricted stock that does not vest. Specifically, Shares may be delivered or withheld in connection with the exercise of stock options, the settlement of stock appreciation rights or the payment of required withholding taxes; in these circumstances, the Shares delivered or withheld will not be available for new grants under the Plan. Additionally, Shares repurchased by the Company using option exercise proceeds will not increase the number of Shares available for issuance under the Plan.

•
No Repricing or Granting of Discounted Stock Options or Stock Appreciation Rights. The Plan does not permit, without stockholder approval, the repricing of options or stock appreciation rights either by amending an existing award or by substituting a new award at a lower price. The amended and restated Plan further clarifies this. The Plan also prohibits the granting of stock options or stock appreciation rights with an exercise price that is less than the fair market value of eBay stock on the date of grant.

•
No “Evergreen” Provision. The Plan fixes the number of Shares available for future grants and does not provide for any increase based on increases in the number of outstanding shares of common stock.

•
Clawback. The awards made under the Plan are subject to clawback, forfeiture, or recovery by the Company pursuant to the terms of the applicable award agreement and the Company’s clawback and recoupment policies, including without limitation, any policy which the Company has adopted to comply with the Dodd—Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

•
Plan Administration. The Plan is administered by the Compensation and Human Capital Committee, which is composed entirely of “nonemployee directors,” as that term is defined in Rule 16b-3 under the Exchange Act, and “independent directors” within the meaning of the Nasdaq independence requirements.

•
Limitation on Awards to Any One Individual. The number of Shares that may be subject to awards granted to any one individual during any calendar year is limited to two million.

•
Limitation on Awards to Non-Employee Directors. The aggregate amount of awards that may be granted annually to a non-employee director, is limited to $600,000, except that: (i) the limit is multiplied by two in the year in which a non-employee director commences service on the Board, and (ii) the limit does not apply to awards made pursuant to an election to receive an award in lieu of a cash retainer for Board service. This annual limit may not be changed without stockholder approval.

•
No Share Counting Ratio. The amended and restated Plan eliminates the share counting ratio that currently counts awards against the available plan reserve based on ratios tied to the expected value of the award, with full value awards counting as one Share for each Share subject to the award, and options and stock appreciation rights counting as 0.5587 shares for each Share subject to the award. Under the terms of the amended and restated Plan, this ratio will be removed, and any Shares of stock that are subject to awards under the Plan will be counted as one Share.

•
No Dividends or Dividend Equivalents prior to Vesting. The amended and restated Plan provides that no dividends or dividend equivalents may be paid on unvested restricted stock or restricted stock units. The amended and restated Plan provides that dividends or other distributions credited or payable in connection with restricted stock or restricted stock units are subject to the same restrictions as the underlying award and will not be paid until the underlying award vests.

•
Other Changes in the Amended and Restated Plan. The amended and restated Plan also includes shareholder-friendly technical and administrative changes to: clarify the process for calculating the exercise price per share for options that are substitute awards under the Plan; provide that Shares repurchased by the Company using stock option exercise proceeds may not again be made available for issuance under the Plan and clarify that stock appreciation rights payable in Shares will reduce the number of Shares that may be issued under the Plan by the gross number of Shares subject to the award, not the net number of Shares issued upon exercise of the award; limit the maximum term of a stock appreciation right under the Plan to 10 years; permit the Company to withhold Shares at greater than the minimum applicable rate, provided it does not cause adverse accounting consequences for the Company and is permitted under applicable laws; extend the application of the one-year minimum vesting provision under the Plan to include options and stock appreciation rights, so that all awards are included thereunder; and eliminate provisions relating to the performance-based compensation exemption under Section 162(m) of the Code, since the exemption is no longer applicable.

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Equity Awards Outstanding and Shares Available for Grant
The following table sets forth information regarding our outstanding equity awards as of April 1, 2023 under our Plan. No warrants are outstanding under our Plan.
Plan Category	Outstanding (in millions)	Weighted Average Exercise Price	Weighted Average Remaining Term
Stock Options(1)	2.0	$49.47	9.59
Full-Value Awards(2)	30.9	N/A	N/A
Shares Subject to Outstanding Equity Awards	32.8
Shares Available for Grant Under the Plan (not subject to outstanding equity awards)	13.5
Shares of Common Stock Outstanding	535.7

(1)
Represents grants of PBSOs, including current share counting ratio of 0.5587 shares for each share subject to such awards.

(2)
Represents grants of RSUs, PBRSUs (at target achievement level), deferred stock units (“DSUs”) and 2020 TSR PSUs (at target achievement level). Excludes grants of PBSOs.

Share Overhang Including Shares Requested. As of April 1, 2023, our overhang, calculated as the number of shares subject to equity awards outstanding but not vested (and, in the case of options, not exercised), plus the number of shares available to be granted, divided by the total number of shares of common stock outstanding as of April 1, 2023, was 8.6%. If we include the additional 30 million available shares contemplated by the amendment and restatement of the Plan in this calculation, the overhang from outstanding and available awards as a percentage of common stock outstanding would be 14.2% as of April 1, 2023.
Historical Burn Rate and Overhang
The following table sets forth information regarding our burn rate for 2020-2022 and our overhang at fiscal year-end for each of those periods.
Shares in Equity Compensation Plans (in millions except for percentages)	2020	2021	2022	Three-Year Average
Stock Options Granted(1)	—	—	0.95	0.32
Full-Value Awards Granted (Includes assumed awards)(2)	16.22	11.70	14.79	14.24
Total Number of Shares Cancelled	7.53	5.65	4.28	5.82
Stock Options Outstanding at Fiscal Year End	0.05	0.03	0.82	0.30
Full-Value Awards Outstanding at Fiscal Year End(3)	24.43	19.84	21.42	21.90
Weighted Average Common Shares Outstanding	709.80	652.00	557.85	639.87
Gross Burn Rate(4)	2.3%	1.8%	2.8%	2.3%
Net Burn Rate(5)	1.4%	1.0%	2.0%	1.5%
Overhang from Outstanding Awards at Fiscal Year End(6)	3.4%	3.0%	4.0%	3.5%
Overhang from Outstanding Awards and Available Shares at Fiscal Year End(7)	9.9%	9.1%	8.9%	9.3%

(1)
Represents grants of PBSOs, including current share counting ratio of 0.5587 shares for each share subject to such awards.

(2)
Represents grants of RSUs, PBRSUs (at target achievement level), DSUs and 2020 TSR PSUs (at target achievement level). Excludes grants of PBSOs.

(3)
Represents grants of RSUs, PBRSUs (at target achievement level), DSUs and 2020 TSR PSUs (at target achievement level).

(4)
Gross burn rate reflects the number of stock options and full value shares granted in the applicable year, divided by the weighted average common shares outstanding.

(5)
Net burn rate reflects the number of stock options and full value shares granted in the applicable year, minus the total number of shares cancelled in the applicable year, divided by the weighted average common shares outstanding.

(6)
Overhang from outstanding awards reflects the number of stock options and full value awards granted and outstanding at fiscal year-end, divided by the weighted average common shares outstanding.

(7)
Overhang from outstanding awards and available shares reflects the number of stock options and full value awards granted and outstanding at fiscal year-end, plus the number of shares available for grant, divided by the weighted average common shares outstanding.

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Summary of Plan Terms
The following is a summary of the key provisions of the Plan, as amended and restated subject to stockholder approval. This summary is qualified in its entirety by reference to the full text of the proposed amended and restated Plan, which is attached to this proxy statement as Appendix A.
Administration
The Compensation and Human Capital Committee has the exclusive authority to administer the Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards, the acceleration or waiver of any vesting restriction, and the authority to delegate such administrative responsibilities.
The Compensation and Human Capital Committee may delegate to a committee of one or more of our directors or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act. Pursuant to this provision, our Compensation and Human Capital Committee’s current practice is to delegate to our Chief Executive Officer the authority to determine and make most of the individual grants to our employees below the level of Senior Vice President within guidelines approved by the Compensation and Human Capital Committee. Unless otherwise determined by the Board, the Compensation and Human Capital Committee shall consist solely of two or more members of the Board, each of whom is a non-employee director, and an “independent director” under the rules of Nasdaq (or other principal securities market on which shares of our common stock are traded).
Eligibility
Employees of the Company and its subsidiaries and affiliates as determined by the Compensation and Human Capital Committee, all non-employee members of our Board, and consultants are eligible to participate in the Plan. As of April 1, 2023, the closing price of our common stock on Nasdaq was $44.37 per share.
Limitation on Awards and Shares Available
An aggregate of 233.3 million shares of common stock are currently authorized for issuance pursuant to the Plan, of which approximately 13.5 million shares remain eligible for future issuance as of April 1, 2023 (this amount will be reduced due to regular course grants by the upcoming Annual Meeting). Subject to stockholder approval of the proposed amendment and restatement of the Plan, an aggregate of 263.3 million shares of common stock will be authorized for issuance pursuant to the Plan. The shares of common stock covered by the Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.
The amended and restated Plan would eliminate the share counting ratio in the Plan that currently counts awards against the available plan reserve based on ratios tied to the expected value of the award, with full value awards counting as one share for each share granted, and options and stock appreciation rights counting as 0.5587 shares for each option or stock appreciation right granted. Under the terms of the amended and restated Plan, this 0.5587 ratio will be eliminated from the Plan, and any shares of stock that are subject to awards under the Plan will be counted as one share against the available plan reserves.
To the extent an award granted under the Plan terminates, expires, or lapses for any reason or is settled in cash without delivery of shares to the participant, any shares subject to that award may be used again for new grants under the Plan, pursuant to the terms of the Plan. However, any shares that are tendered or withheld to satisfy the grant, exercise price, or tax withholding obligation pursuant to any award may not be used again for new grants under the Plan.
To the extent permitted by applicable law or any exchange rule, shares issued in the assumption of, or in the substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries or affiliates will not be counted against shares available for issuance under the Plan. The payment of cash dividend equivalents in conjunction with outstanding awards will not be counted against the shares available for issuance under the Plan.
The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the Plan during any calendar year is two million shares. Since it is no longer applicable due to the elimination of the performance-based exemption under Section 162(m) of the Code, we removed the $3 million limit on the maximum amount that may be paid in cash to any participant during any calendar year with respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Code.
The aggregate amount of awards that may be granted annually to non-employee directors, other than awards granted in lieu of cash retainers, is limited to $600,000, except that this limit is multiplied by two in the year the non-employee director’s service on the Board commences. This annual limit may not be changed without stockholder approval.
Awards
The Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, RSUs, PBRSUs, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, DSUs, other stock-based awards, and performance-bonus awards. See the description under ‘‘—Prior Grants Under the Plan’’ below on page 80 and the ‘‘2022 Summary

2023 Proxy Statement   77
Compensation’’ table and ‘‘2022 Grants of Plan-Based Awards’’ table above on pages 59 and 62, respectively, for information on prior awards to our named executive officers identified in those tables.
Stock Options. Stock options, including incentive stock options (as defined under Section 422 of the Code) and nonqualified stock options, may be granted pursuant to the Plan. The option exercise price of all stock options granted pursuant to the Plan will not be less than 100% of the fair market value of our common stock on the date of grant. Stock options may be exercised as determined by the Compensation and Human Capital Committee, but in no event may a stock option have a term extending beyond ten years from the date of grant.
Incentive stock options granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of our stock, however, shall have an exercise price that is not less than 110% of the fair market value of the common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.
The Compensation and Human Capital Committee determines the methods by which an option holder may pay the exercise price of an option or the related taxes, including, without limitation: (1) cash, (2) shares of common stock (including, in the case of payment of the exercise price of an award, shares of stock issuable pursuant to the exercise of the award) having a fair market value on the date of delivery equal to the aggregate payments required, or (3) other property acceptable to the Compensation and Human Capital Committee (including through the delivery of a notice that the award holder has placed a market sell order with a broker with respect to shares of common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to us upon settlement of that sale). However, no participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate the prohibitions on loans made or arranged by us as set forth in Section 13(k) of the Exchange Act.
Time-Based Restricted Stock Units. RSUs may be granted pursuant to the Plan. An RSU award provides for the issuance of common stock at a future date subject to continuing employment as set forth in the applicable award agreement. The vesting and maturity dates will be established at the time of grant and may provide for the deferral of receipt of the common stock beyond the vesting date. On the maturity date, we will transfer to the participant one unrestricted, fully transferable share of common stock for each RSU scheduled to be paid out on such date and not previously forfeited (subject to applicable tax withholding requirements).
Performance-Based Restricted Stock Units. PBRSUs may be granted pursuant to the Plan. A PBRSU award provides for the issuance of common stock at a future date upon the satisfaction of specific performance conditions as set forth in the applicable award agreement. The vesting and maturity dates will be established at the time of grant and may provide for the deferral of receipt of the common stock beyond the vesting date. On the maturity date, we will transfer to the participant one unrestricted, fully transferable share of common stock for each PBRSU scheduled to be paid out on such date and not previously forfeited (subject to applicable tax withholding requirements).
Restricted Stock. Restricted stock may be granted pursuant to the Plan. A restricted stock award is the grant of shares of common stock at a price determined by the Compensation and Human Capital Committee (including zero), that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Compensation and Human Capital Committee.
Additional Awards. The other types of equity awards that may be granted under the Plan include performance share units, performance shares, DSUs, dividend equivalents, stock appreciation rights (with a term of up to ten years from the date of grant), and other stock-based awards. As amended and restated, the Plan provides that dividend equivalents that accrue with respect to an award are not payable to a participant unless and until the date the award is exercised or vests.
Performance-Based Awards. Under the Plan, performance-based awards may be either equity awards or performance-based cash awards. Participants are entitled to receive payment for a performance-based award for any given performance period only to the extent that performance goals set by the Compensation and Human Capital Committee for the period are satisfied.
These performance goals may be based on one or more of the following types of performance criteria, or such other criteria as the Compensation and Human Capital Committee may select:
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volume criteria (including trading volume, gross merchandise volume, and total payment volume)

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users

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revenue

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income criteria (including operating income, EBITDA, net earnings (either before or after interest, taxes, depreciation, and amortization), net income (either before or after taxes), earnings per share, and earnings using a non-GAAP measurement)

•
multiples of price-to-earnings

•
multiples of price-to-earnings to growth

78   2023 Proxy Statement
•
return criteria (including return on net assets, return on gross assets, return on equity, return on invested capital, stock price appreciation, and total shareholder return)

•
stock price

•
margin criteria (including net margins and operating margins)

•
economic profit

•
employee productivity

•
customer satisfaction metrics

•
market share

•
employee engagement/satisfaction metrics

Any of the above criteria may be measured with respect to us, or any subsidiary, affiliate, or other business unit of ours, either in absolute terms, terms of growth, or as compared to any incremental increase, as compared to results of a peer group and either in accordance with, or not in accordance with, GAAP. The Compensation and Human Capital Committee defines in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the Compensation and Human Capital Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. Unless otherwise provided in an award agreement, a participant will have to be employed by or providing services to the Company on the date the performance-based award is paid to be eligible for a performance-based award for any period.
Performance-based cash awards are payable upon the attainment of performance goals based on established performance criteria. The goals are established and evaluated by the Compensation and Human Capital Committee and may relate to performance over any periods as determined by the Compensation and Human Capital Committee.
The 2017 Tax Cuts and Jobs Act eliminated the “performance-based compensation” exemption under Section 162(m) of the Code. In this amendment and restatement of the Plan, we deleted provisions relating to the exemption since they are no longer applicable to awards granted under the Plan; however, we retained good governance-related provisions, including the Plan’s limit on the amount of shares that may be issued to any individual pursuant to awards granted in any one year, and conditions applicable to performance-based stock awards, including a one-year minimum vesting provision.
Prohibition on Repricing
Except for adjustments described below in “Adjustment Provisions,” the Compensation and Human Capital Committee will not, without stockholder approval, authorize the amendment of any outstanding award to reduce its purchase price per share, the replacement or substitution of any award for an award having a lesser purchase price per share, or an offer to purchase any previously granted option or stock appreciation right for a payment in cash.
Vesting Limitations on Awards
Subject to the acceleration of vesting as permitted under the terms of the Plan or the applicable award agreement, including upon a change in control, any awards that are granted to employees or consultants will become vested on one or more vesting dates over a period of at least one year, except that awards that result in the issuance to one or more participants of up to 5% of the aggregate number of shares available under the Plan, as of the date of the amendment and restatement of the Plan, may be granted without regard to this minimum vesting requirement. This provision was extended in the amendment and restatement of the Plan to apply to stock options and stock appreciation rights.
Adjustment Provisions
Certain transactions with our stockholders not involving our receipt of consideration, such as a stock split, spin-off, stock dividend, or certain recapitalizations, may affect the share price of our common stock (which transactions are referred to collectively as “equity restructurings”). In the event that an equity restructuring occurs, the Board will equitably adjust the class of shares issuable and the maximum number of shares of our stock subject to the Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and will equitably adjust outstanding awards as to the class, number of shares, and price per share of our stock. Other types of transactions may also affect our common stock, such as a dividend or other distribution, reorganization, merger, or other changes in our corporate structure. In the event that there is such a transaction, which is not an equity restructuring, and the Board determines that an adjustment to the Plan and any outstanding awards would be appropriate to prevent any dilution or enlargement of benefits under the Plan, the Board will equitably adjust the Plan as to the class of shares issuable and the maximum number of shares of our stock subject to the Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and will adjust any outstanding awards as to the class, number of shares, and price per share of our stock in such manner as it may deem equitable.

2023 Proxy Statement   79
Effect of Certain Corporate Transactions
Outstanding awards do not automatically terminate in the event of a change in control. A “change in control” generally means a transaction in which any person or group acquires more than 50% of our voting securities, a change in a majority of the Board over a two-year period that is not approved by at least two-thirds of the incumbent Board members, a sale or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property or a liquidation or dissolution of the Company. In the event of a change in control, at the discretion of the Compensation and Human Capital Committee, any surviving corporation or acquiring corporation must either assume or continue outstanding awards or substitute similar awards. If awards are neither converted, assumed nor replaced by the successor entity, then with respect to awards held by participants whose service has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and all forfeiture restrictions on such awards shall lapse.
Amendment and Termination
The Compensation and Human Capital Committee, subject to approval of the Board, may terminate, amend, or modify the Plan at any time; however, stockholder approval will be obtained for any amendment (1) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, (2) to increase the number of shares available under the Plan, (3) to permit the Compensation and Human Capital Committee or the Board to grant options with a price below fair market value on the date of grant, or (4) to extend the exercise period for an option or stock appreciation right beyond ten years from the date of grant. In addition, absent stockholder approval, no award may be amended to reduce the per share exercise price of the shares subject to such award below the per share exercise price as of the date the award was granted and, except to the extent permitted by the Plan in connection with certain changes in capital structure, no award may be granted in exchange for, or in connection with, the cancellation or surrender of an award having a higher per share exercise price.
In no event may an award be granted pursuant to the Plan on or after the tenth anniversary of the date the stockholders approve the amended and restated Plan.
U.S. Federal Income Tax Consequences
The following is a general summary under current law of the material federal income tax consequences to participants in the Plan. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of their personal investment circumstances. This summarized tax information is not tax advice.
With respect to nonqualified stock options, we are generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the excess of the fair market value of the purchased shares at the time of exercise over the option exercise price. A participant receiving incentive stock options will not recognize taxable income upon grant or at the time of exercise. However, the excess of the fair market value of the common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options, and in the year of the disposition the participant will recognize compensation taxable as ordinary income in an amount equal to the lesser of (1) the actual gain realized upon the disposition (i.e., the sale price minus the exercise price) or (2) the fair market value of the shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction.
The current U.S. federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the shares over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); and RSUs, stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.
Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards under the Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.
Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (1) the timing of payment, (2) the advance election of deferrals, and (3) restrictions on the acceleration of payment. Failure to comply with Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and

80   2023 Proxy Statement
the imposition of a 20% penalty on the participant on such deferred amounts included in the participant’s income. We intend to structure awards under the Plan in a manner that is designed to be exempt from, or to comply with, Section 409A.
Section 457A of the Code has significantly changed the rules applicable to deferred compensation paid to U.S. persons by certain foreign corporations and other entities. We expect that stock options, stock-settled stock appreciation rights, restricted stock and restricted stock units granted under the Plan will be exempt from Section 457A. However, stock appreciation rights that may be settled in cash may be subject to Section 457A, as well as cash awards or stock units that are not paid within one year after vesting. Section 457A requires that any compensation paid under a deferred compensation plan of a nonqualified entity must be included in the participant’s income at the time such amounts are no longer subject to a substantial risk of forfeiture. Therefore, stock appreciation rights that may be settled in cash as well as cash awards or stock units that are not paid within one year after vesting may result in income inclusion upon vesting, even though the participant has not exercised the stock appreciation right or received delivery of cash or shares of stock at that time. We currently intend to grant awards that are exempt from Section 457A.
The tax consequences for equity awards outside of the U.S. may differ from the U.S. federal income tax consequences described above.
Prior Grants under the Plan
Awards are subject to the discretion of the Compensation and Human Capital Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Plan. The following table sets forth, with respect to the individuals and groups named below, the aggregate number of shares subject to options previously granted under the Plan (whether or not outstanding, vested or forfeited, as applicable) as of April 1, 2023, and the aggregate number of shares subject to full-value awards previously granted under the Plan (whether or not outstanding, vested or forfeited, as applicable) as of April 1, 2023:
Name of Individual or Group	Number of Stock Options Granted Under the Plan (#)(2)	Number of Shares subject to Full-Value Awards Granted Under the Plan (#)
Jamie Iannone President and Chief Executive Officer (“CEO”)	1,086,308	1,467,300
Steve Priest Senior Vice President, Chief Financial Officer (“CFO)	429,757	394,862
Cornelius Boone Senior Vice President, Chief People Officer	256,522	257,825
Julie Loeger Senior Vice President, Chief Growth Officer	314,460	297,926
Eddie Garcia Senior Vice President, Chief Product Officer	337,699	309,405
Peter Thompson former Senior Vice President, Chief Product Officer	—	432,348
All current executive officers as a group	2,738,153	3,656,755
All non-employee directors as a group(1)	219,271	1,509,672
All employees as a group (excluding executive officers)	11,648,530	278,440,137

(1)
All the non-employee directors who are nominees for election as a director are included within this group. No stock options have been granted to any of the director nominees other than Mr. Iannone (as noted above). Stock options were granted to Mr. Swan during his tenure as an eBay employee, prior to his appointment to the Board in 2015.

(2)
No stock options have been granted under the Plan to any associate of any of our directors (including nominees) or executive officers. Our former CEO, Devin Wenig, was previously granted an aggregate 1,000,989 stock options under the Plan. No other person, except for Mr. Iannone, received 5% or more of the stock options granted under the Plan since its inception.

The Board recommends a vote FOR this proposal.

2023 Proxy Statement   81
Proposal 6: Approval of Amendment to our Certificate of Incorporation
Article VII of our Amended and Restated Certificate of Incorporation currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with the Delaware General Corporation Law (the “DGCL”). The State of Delaware, which is the Company’s state of incorporation, recently amended Section 102(b)(7) of the DGCL to authorize exculpation of officers of Delaware corporations. Specifically, the amendments extend the opportunity for Delaware corporations to exculpate their officers, in addition to their directors, for personal liability for breach of the duty of care in certain circumstances. This provision would only permit exculpation for direct claims, as opposed to derivative claims made by stockholders on behalf of the Company) and would not exculpate officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf.
The Board believes it is necessary to provide protection to officers to the fullest extent permitted by law in order to attract and retain top talent. This protection has long been afforded to directors. Accordingly, the Board believes that the proposal to extend exculpation to officers is fair and in the best interests of the Company and its stockholders.
This description of the proposed amendment to the Amended and Restated Certificate of Incorporation is a summary and is qualified in its entirety by the full text of the Amended and Restated Certificate of Incorporation, which is attached to this proxy statement as Appendix B and is marked to show the proposed changes described above. If this Proposal 6 is approved, we intend to file a corresponding Certificate of Amendment to our Amended and Restated Certificate of Incorporation, reflecting the approved amendment, with the Delaware Secretary of State as soon as practicable following the Annual Meeting.
The Board recommends a vote FOR this proposal.

82   2023 Proxy Statement
Proposal 7: Stockholder Proposal
John Chevedden, a beneficial owner of 100 shares of the Company, has advised the Company that he intends to present the following stockholder proposal at the 2023 Annual Meeting. Mr. Chevedden has indicated that he holds the requisite number of shares of eBay common stock in accordance with Rule 14a-8 requirements. eBay will provide the address of the proponent promptly upon a stockholder’s oral or written request.
The text of the stockholder proposal and supporting statement appear exactly as received by eBay unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.
The stockholder proposal will be voted on at the 2023 Annual Meeting only if properly presented by or on behalf of the proponent.

Proposal 7—Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting. This proposal includes that the company disclose in the EDGAR filing reporting the 2023 voting results how much extra money the Board spent in 2023 to try to defeat this proposal topic which won 48% eBay shareholder support at the 2022 annual meeting.
Currently it takes a theoretical 20% of all shares outstanding to call for a special shareholder meeting. However the face value of 20% is deceiving because there are factors than increase the 20% face value significantly.
This theoretical 20% of all shares outstanding translates into 25% of the shares that vote at our annual meeting. It would be hopeless to think that shares that do not have the time to vote would have the time to go through the special procedural steps to call for a special shareholder meeting.
And it goes downhill from here. Shares that are not held net long are excluded. Thus shareholders who own 20% of EBAY stock that equals 25% of the stock that votes at the annual meeting could determine that they hold 30% of EBAY stock when shares owned other than net long are included.
A potential 30% stock ownership threshold to call for a special shareholder meeting is nothing for management to brag about.
Plus we have no right to act by written consent. A large number of companies provide shareholders with the right to act by written consent and the right to call a special shareholder meeting.
The 10% figure is reasonable because some states require that 10% of shares have the right to call a special shareholder meeting.
Calling for a special shareholder meeting is hardly ever used by shareholders but the main point of the right to call for a special shareholder meeting is that it gives shareholders at least significant standing to engage effectively with management.
Management will have an incentive to genuinely engage with shareholders, instead of stonewalling, if shareholders have a realistic Plan B option of calling a special shareholder meeting.
Plus EBAY shareholders gave 48% support to the 2022 shareholder proposal on this same topic. This 48% likely represented more than 51% support from the shares that have access to independent proxy voting advice.
This 48% support would likely have exceeded 51% support if EBY management had not gone to the corporate war chest and flooded shareholders with messages to vote against the 2022 proposal and in a paradox vote against increasing their rights as shareholders.
With the 48% vote in 2022 this proposal was on the 2-yard line and the eBay Board was playing defense due to its own selfish reasons. Please vote yes to push this proposal past the 2-yard line:
Special Shareholder Meeting Improvement—Proposal 7

2023 Proxy Statement   83
Board Statement in Opposition
After careful consideration, including a review of market trends, the Board has determined that the action requested by the shareholder proposal is not in the best interests of eBay and its stockholders for the following reasons:
•
eBay currently provides stockholders with the right to call a special meeting, the terms of which reflect current market practice;

•
The current ownership threshold of 20% to call a special meeting permits stockholders owning a reasonable minority of eBay’s outstanding shares of common stock to call special meetings while helping to avoid using corporate resources on business items that may not reflect the interests of eBay and its broader stockholder base and may not garner significant support;

•
eBay has corporate governance practices in place, including-market standard proxy access and majority voting in uncontested elections of directors, which protect stockholder rights and provide meaningful avenues for smaller stockholders to effectively voice their opinions without the expense and risk associated with a lower special meeting threshold; and

•
eBay engages in robust stockholder engagement throughout the year in order to allow stockholders to easily provide feedback to management and the Board on an ongoing basis.

eBay permits stockholders holding in the aggregate 20% or more of our outstanding shares of common stock on a “net long” basis to call special meetings. The Board believes that the current special meeting threshold of 20% strikes the appropriate balance between providing existing stockholders with a meaningful right to call a special meeting, while protecting against the risk of a single stockholder, or small minority group of stockholders, unilaterally misusing eBay’s resources for potentially narrow or short-term interests that do not benefit the greater stockholder base. A single stockholder or minority group of stockholders has no duty to act in the best interests of eBay or other stockholders. Moreover, as of February 2023, the current 20% ownership threshold is the same as, or more favorable to stockholders than, the special meeting rights at approximately 64.8% of the 332 S&P 500 companies surveyed by FactSet.
Special meetings require the expenditure of considerable time, effort and resources, including significant costs in legal and administrative fees, costs for preparing, printing and distributing materials and soliciting proxies, and the diversion of Board and management time away from running eBay’s business. Accordingly, special meetings should be limited to circumstances where stockholders holding a meaningful minority of eBay’s outstanding shares of common stock believe a matter is significantly urgent or extraordinary to justify considering such matters between annual meetings. By reducing the ownership threshold to 10%, a small minority of stockholders could use the special meeting mechanism to advance their own more narrow agenda, without regard to the broader interests of eBay and our other stockholders.
eBay’s corporate governance policies and practices provide stockholders with numerous avenues to voice their opinions and encourage Board accountability and responsiveness to stockholder feedback. In addition to stockholders’ existing rights to call a special meeting and ability to nominate a director via proxy access, eBay has no supermajority voting provisions in its charter or bylaws, a majority vote standard is applicable in uncontested director elections and the roles of Chair of the Board and CEO are separate, meaning that the Chair of the Board, as well as all the chairs of Board committees, are independent directors. Furthermore, the Company has demonstrated an ongoing commitment to Board refreshment and to having highly qualified, independent voices on the Board. Of the Board’s 9 independent directors, 6 have joined eBay since 2015.
eBay’s strong corporate governance policies include a robust stockholder engagement program. eBay leaders meet regularly with stockholders to discuss matters of importance to each stockholder, including strategy, operational performance, environmental and governance matters, particularly diversity, equity and inclusion and human capital matters, and business practices. eBay also meets with stockholders throughout the year to share perspectives on corporate governance, executive compensation and related matters. For additional information on eBay’s stockholder engagement program and actions it has taken in response to these discussions, please see ‘‘Corporate Governance—Board Oversight and Stockholder Engagement’’ above on page 22. As part of this engagement, eBay has historically heard from a number of our largest stockholders expressing their support for the current special meeting threshold. However, eBay intends to continue monitoring developments on this topic as part of its consideration of broader governance issues, and we remain committed to fostering an open and honest dialogue with stockholder regarding our corporate governance policies and practices.
The Board believes that eBay’s strong governance practices and procedural safeguards for stockholders, including our commitment to a robust, ongoing dialogue with stockholders and our responsiveness to those discussions, provide stockholders with the significant ability to raise important matters with the Board and management in a manner tailored to eBay’s particular ownership composition without the potential expense and risk associated with a lower special meeting threshold.
The Board of Directors recommends a vote AGAINST this proposal.
Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this item.

84   2023 Proxy Statement
Equity Compensation Plan Information
The following table gives information about shares of our common stock that may be issued upon the exercise of options and rights under our equity compensation plans as of December 31, 2022. We refer to these plans and grants collectively as our Equity Compensation Plans.
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	21,538,197(1)	$56.6101(2)	57,822,387(3)
Equity compensation plans not approved by security holders	—	—	—
Total	21,538,197	$56.6101	26,886,366

(1)
Includes (a) 19,844,922 shares of our common stock issuable pursuant to RSUs under our Equity Incentive Award Plan, as amended and restated, or our Plan, and our terminated plans, (b) 1,472,378 shares of our common stock issuable pursuant to stock options under our Plan and our terminated plans, and (c) 75,260 shares of our common stock issuable pursuant to DSUs under our Plan and a terminated plan. RSUs and DSUs, each represent an unfunded, unsecured right to receive shares of Company common stock (or, with respect to DSUs granted prior to August 1, 2013, the equivalent value thereof in cash or property). The value of RSUs and DSUs varies directly with the price of our common stock.

(2)
Does not include outstanding RSUs or DSUs.

(3)
Includes 30,936,021 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plan as of December 31, 2022.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of April 1, 2023 by (1) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (2) each of our directors, (3) each of the executive officers named in the ‘‘2022 Summary Compensation Table’’ included above on page 59, and (4) all executive officers and directors as a group. Unless otherwise indicated below, the address for each of our executive officers and directors is c/o eBay Inc., 2025 Hamilton Avenue, San Jose, California 95125.
	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
The Vanguard Group(2)	61,117,121	11.41%
BlackRock, Inc.(3)	45,572,847	8.51%
Jamie Iannone(4)	410,467	*
Steve Priest(5)	30,479	*
Cornelius Boone	49,614	*
Julie Loeger(6)	44,223	*
Eddie Garcia(7)	38,040	*
Peter B. Thompson(8)	104,538	*
Robert H. Swan	136,632	*
Perry M. Traquina	63,067	*
Paul S. Pressler	64,567	*
Logan D. Green	31,678	*
Adriane M. Brown	24,401	*
E. Carol Hayles	7,762	*
Mohak Shroff	7,689	*
Aparna Chennapragada	—	*
Shripriya Mahesh	1,234	*
All directors and executive officers as a group (15 persons)(9)	1,108,423	*

(*)
Less than one percent.

(1)
This table is based upon information supplied by officers, directors, and principal stockholders and any Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2023 and RSUs that are scheduled to vest within 60 days of April 1, 2023 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options and RSUs but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 535,727,529 shares of common stock outstanding as of April 1, 2023.

2023 Proxy Statement   85
(2)
The Vanguard Group and its affiliates and subsidiaries (collectively, “Vanguard”) have beneficial ownership of an aggregate of 61,117,121 shares of the Company’s common stock. Vanguard has shared power to vote 796,220 shares of the Company’s common stock, sole power to dispose of 58,846,261 shares of the Company’s common stock and shared power to dispose of 2,270,860 shares of the Company’s common stock. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)
BlackRock, Inc., and its affiliates and subsidiaries (“BlackRock”) have beneficial ownership of an aggregate of 45,572,847 shares of the Company’s common stock. BlackRock has sole power to vote 30,147,442 shares of the Company’s common stock and sole power to dispose of 45,572,847 shares of the Company’s common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
Mr. Iannone is our President and CEO. Includes 7,592 RSUs scheduled to vest within 60 days of April 1, 2023. Does not include 56,936 shares underlying 2020 TSR PSUs, which represent target achievement level and are subject to vesting on May 7, 2023 to the extent that performance objectives are achieved.

(5)
Mr. Priest is our SVP, Chief Financial Officer. Includes 2,525 RSUs scheduled to vest within 60 days of April 1, 2023.

(6)
Ms. Loeger is our SVP, Chief Growth Officer. Includes 4,706 RSUs scheduled to vest within 60 days of April 1, 2023.

(7)
Mr. Garcia is our SVP, Chief Product Officer. Includes 38,040 RSUs scheduled to vest within 60 days of April 1, 2023.

(8)
Mr. Thompson’s employment with the Company was terminated on April 29, 2022.

(9)
Includes 55,325 RSUs scheduled to vest within 60 days of April 1, 2023.

86   2023 Proxy Statement
Questions and Answers About the Proxy Materials and Our 2023 Annual Meeting
Why am I receiving these materials?
Our Board has made these proxy materials available to you in connection with the Board’s solicitation of proxies for use at our 2023 Annual Meeting, which will take place on June 21, 2023. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. We mailed the Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders on or around April [  ], 2023.
What information is contained in these materials?
The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. Our 2022 Annual Report, which includes our audited consolidated financial statements, is also included with these proxy materials. If you received a paper copy of these materials, the proxy materials also included the accompanying proxy card or voting instruction form for the Annual Meeting. If you received the Notice instead of a paper copy of the proxy materials, voting instructions can be found in the Notice or below.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We are distributing our proxy materials to certain stockholders over the Internet under the “notice and access” approach in accordance with SEC rules. As a result, we mailed to many of our stockholders the Notice instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a copy of the proxy materials by mail or email. Instructions on how to access the proxy materials over the Internet or to request a paper or email copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or email on an ongoing basis.
This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting.
What proposals will be voted on at the Annual Meeting? What are the Board’s voting recommendations?
The following chart describes the proposals to be considered at the Annual Meeting and the Board’s voting recommendations.
Proposal(s)		The Board’s Voting Recommendation	Page Reference (For more detail)
1	Election of 9 directors named in this Proxy Statement	FOR each nominee named in this Proxy Statement	8
2	Ratification of Appointment of Independent Auditors	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2023	35
3	Advisory Vote to Approve Named Executive Officer Compensation	FOR the approval, on an advisory basis, of the compensation of our named executive officers	39
4	Say-on-Pay Frequency Vote	ONE YEAR for Say-on-Pay Frequency	72
5	Approval of the Amendment and Restatement of the eBay Equity Incentive Award Plan	FOR the approval of the amendment and restatement of the eBay Employee Stock Purchase Plan	73

2023 Proxy Statement   87
Proposal(s)		The Board’s Voting Recommendation	Page Reference (For more detail)
6	Amendment to the Certificate of Incorporation	FOR the approval of the amendment to the eBay Certificate of Incorporation	81
7	Stockholder Proposal, if properly presented	AGAINST the proposal regarding shareholder special meeting	82
At the time the Notice was mailed, our management and the Board were not aware of any other matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement and in the Notice.
How many shares are entitled to vote?
Each share of eBay common stock outstanding as of the close of business on April 24, 2023, the record date, is entitled to one vote at the Annual Meeting. At the close of business on April 24, 2023, [     ] shares of eBay common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date of April 24, 2023, and you are entitled to cast one vote per share of common stock held by you on the record date. These shares include shares that are (1) held of record directly in your name, including shares purchased or acquired through eBay’s equity incentive plans and (2) held for you as the beneficial owner through a broker, bank, or other nominee.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders of eBay hold their shares beneficially through a broker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:
•
Shares held of record. If your shares are registered directly in your name with eBay’s transfer agent, Computershare Shareowner Services LLC, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by eBay. As a stockholder of record, you have the right to grant your voting proxy directly to eBay or to vote at the Annual Meeting. If you do not wish to grant your voting proxy directly to eBay or to vote at the Annual Meeting, you may submit voting instructions via the Internet or by telephone by following the instructions on the Notice, and as described below under “How can I vote my shares without attending the Annual Meeting?” If you requested printed copies of the proxy materials, eBay has sent you a proxy card for you to use to direct the proxyholders regarding how to vote your shares.

•
Shares owned beneficially. If your shares are held in a brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker, bank, or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You may also vote these shares by attending the Annual Meeting. If you do not wish to vote at or will not be attending the Annual Meeting, you may vote by proxy as described in the Notice and below under “How can I vote my shares without attending the Annual Meeting?” If you requested printed copies of the proxy materials, your broker, bank, or other nominee has enclosed a voting instruction form for you to use to direct the broker, bank, or other nominee regarding how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received from them.

Can I attend the Annual Meeting?
You are invited to attend the Annual Meeting, which will be held virtually, if you are a stockholder of record or a beneficial owner as of April 24, 2023. Only stockholders of record or beneficial owners as of April 24, 2023 can vote, ask questions, or make comments. To join as a stockholder, you must go to www.virtualshareholdermeeting.com/EBAY2023 (“Meeting Website”) and log in using the control number on the Notice, your proxy card or your voting instruction form. We encourage you to join 15 minutes before the start time of 8:00 a.m. Pacific Time, June 21, 2023, to ensure you can connect. If you encounter any difficulties while accessing the Annual Meeting during the check-in or meeting time, a phone number for technical assistance will be made available on the Meeting Website 15 minutes prior to the start time of the Annual Meeting. A recording of the Annual Meeting will be archived for at least 90 days following the date of the Annual Meeting. You may find a link to it at http://investors.ebayinc.com.
Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting. We reserve the right to eject an attendee or cut off speaking privileges for behavior likely to cause disruption or annoyance or for failure to comply with reasonable requests or the rules of conduct for the meeting, including time limits applicable to attendees who are permitted to speak.

88   2023 Proxy Statement
How can I participate in the Annual Meeting?
We intend to hold the Annual Meeting virtually. A virtual meeting is one held by means of remote communication. Stockholders will be able to join the meeting via the Meeting Website where they can listen to the speakers, view any presentations, submit questions and comments, hear the company’s responses, and vote their shares electronically. Rules of conduct and instructions to vote and to ask questions or make comments will be available at the Meeting Website during the meeting.
No recording of the Annual Meeting is allowed, including audio and video recording.
We will endeavor to answer as many questions submitted by shareholders as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting business or company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
In the event of technical difficulties with the Annual Meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/EBAY2023. If necessary, the announcement will provide updated information regarding the date, time, and location of the Annual Meeting. Any updated information regarding the Annual Meeting will also be posted on our investor relations website at https://investors.ebayinc.com.
Can I vote my shares at the Annual Meeting?
Shares held directly in your name as the stockholder of record, as well as shares held in street name through a broker, bank, or other nominee, may be voted at the Annual Meeting. Even if you plan to attend the Annual Meeting, eBay recommends that you submit a proxy as described in the Notice and below under “How can I vote my shares without attending the Annual Meeting?” so that your vote will be counted if you later decide not to attend the Annual Meeting.
How can I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail pursuant to instructions provided on the proxy card.
If you hold shares beneficially in street name, you may vote through a voting instruction form over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction form provided to you by your broker, bank, or other nominee.
Can I change my vote or revoke my proxy?
If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:
•
filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (2025 Hamilton Avenue, San Jose, California 95125);

•
submitting a new proxy at a later date via the Internet, by telephone, or by mail following the instructions provided in the Notice or, if requested, the proxy card; or

•
attending the Annual Meeting and voting (attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account or by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee.
Only the latest validly executed proxy that you submit will be counted.
How are votes counted?
You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the director nominees named in this Proxy Statement. If you elect to abstain from voting on the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.
You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to:
•
the ratification of the appointment of independent auditors;

2023 Proxy Statement   89
•
the advisory vote to approve named executive officers’ compensation;

•
the approval of the amendment and restatement of the eBay Equity Incentive Award Plan;

•
the approval of the amendment to the Certificate of Incorporation; and

•
the stockholder proposal.

For the advisory vote on Say-on-Pay frequency, you may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN”.
If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal, except that such abstention will have no effect on the election of directors or the advisory vote on Say-on-Pay frequency.
If you provide specific instructions with regard to certain proposals, your shares will be voted as you instruct on such proposals. If no instructions are indicated, the shares will be voted as recommended by our Board.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.
What is the quorum requirement for the Annual Meeting?
The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.
What is the voting requirement to approve each of the proposals? What effect will abstentions and broker non-votes have?
The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors to the Board and to adopt each of the other proposals, and the manner in which votes will be counted. Shares voted “ABSTAIN” and shares not represented at the meeting have no effect on the election of directors or the advisory vote on Say-on-Pay frequency.
For each of the other proposals, abstentions have the same effect as “AGAINST” votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares, which would result in “broker non-votes,” on proposals other than the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2023. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.
Proposal	Voting Options	Vote Required To Adopt The Proposal	Effect Of Abstentions	Effect Of Broker Non-Votes*
Election of 9 director nominees named in this Proxy Statement	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect
Ratification of appointment of independent auditors	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting in person or by proxy and entitled to vote thereon	Treated as votes against	Brokers have discretion to vote
Advisory vote to approve named executive officers compensation	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting in person or by proxy and entitled to vote thereon	Treated as votes against	No effect
Say-on-Pay Frequency Vote	One year, two years, three years, or abstain	The frequency receiving the greatest number of affirmative votes of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	No effect	No effect

90   2023 Proxy Statement
Proposal	Voting Options	Vote Required To Adopt The Proposal	Effect Of Abstentions	Effect Of Broker Non-Votes*
Approval of the Amendment and Restatement of the eBay Equity Incentive Award Plan	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting in person or by proxy and entitled to vote thereon	Treated as votes against	No effect
Amendment to Certificate of Incorporation	For, against or abstain	The affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon	Treated as votes against	Treated as votes against
Stockholder proposal, if properly presented	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting in person or by proxy and entitled to vote thereon	Treated as votes against	No effect

*
A broker non-vote occurs when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

What happens if a nominee who is duly nominated does not receive a majority vote?
Each current director who is standing for election at the Annual Meeting has tendered an irrevocable resignation from the Board that will become effective if (1) the election is uncontested and (2) the Corporate Governance and Nominating Committee or another committee of the Board comprised of independent directors determines to accept such resignation after the director fails to receive a majority of votes cast. This determination will be made within 90 days of the Annual Meeting (subject to an additional 90-day period in certain circumstances) and will be publicly reported promptly after it is made.
Where can I find the voting results of the Annual Meeting?
We will report the voting results in a Current Report on Form 8-K filed with the SEC subsequent to the Annual Meeting.
Who will bear the cost of soliciting votes for the Annual Meeting?
eBay will pay the entire cost of the solicitation of proxies. eBay has retained the services of Morrow Sodali LLC a professional proxy solicitation firm, to aid in the solicitation of proxies. eBay expects that it will pay Morrow Sodali LLC its customary fees, estimated not to exceed approximately $17,500 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. eBay has agreed to indemnify Morrow Sodali against certain liabilities relating to or arising out of their engagement. In addition, eBay may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. eBay must also pay banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others certain fees associated with:
•
forwarding the Notice to beneficial owners;

•
forwarding printed proxy materials to beneficial owners who specifically request them; and

•
obtaining beneficial owners’ voting instructions.

Solicitations may also be made by personal interview, mail, telephone, facsimile, email, Twitter, other electronic channels of communication, in particular LinkedIn, eBay’s investor relations website, other eBay-hosted websites and blogs, or otherwise by directors, officers, and other employees of eBay, but eBay will not additionally compensate its directors, officers, or other employees for these services.

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May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?
You may submit proposals for consideration at future annual stockholder meetings. To be considered for inclusion in the proxy materials for our 2024 Annual Meeting of Stockholders, your proposal (other than a proposal for director nomination) must be received by our Corporate Secretary at our principal executive office no later than December [  ], 2023. Your proposal must comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Your proposal should be sent via registered, certified or express mail to our Corporate Secretary at our principal executive office 2025 Hamilton Avenue, San Jose, California 95125; no facsimile submissions will be accepted.
A stockholder proposal or nomination for director will generally not be included in our proxy materials, but will otherwise be considered at the 2024 Annual Meeting of Stockholders so long as it is submitted to our Corporate Secretary at our principal executive office no earlier than February 22, 2024 and no later than March 23, 2024 and otherwise in accordance with our bylaws.
Stockholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees submitted under the advance notice requirements of our bylaws must comply with the additional requirements of Rule 14a-19(b). We encourage stockholders who wish to submit a proposal or nomination to seek independent counsel. We will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaw and SEC requirements. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Our bylaws also provide that, under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in the proxy materials for our annual meetings. These proxy access provisions of our bylaws provide, among other things, that a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding stock continuously for at least three years, may nominate, and include in our proxy materials for an annual meeting, two individuals to serve as directors or 20% of the Board, whichever is greater. The nominating stockholder or group of stockholders also must deliver the information required by, and each nominee must meet the qualifications required by, our bylaws. Requests to include stockholder-nominated candidates in the Company’s proxy materials for the 2024 Annual Meeting of Stockholders must be received by the Corporate Secretary at the above address no earlier than February 22, 2024 and no later than March 23, 2024. We advise you to review our bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations and proxy access nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Failure to comply with the requirements, procedures and deadlines in our bylaws may preclude presentation and consideration of the matter or nomination of the applicable candidate for election at the 2024 Annual Meeting of Stockholders. Our bylaws were filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2022 and can be viewed by visiting our investor relations website at https://investors.ebayinc.com/financial-information/annual-reports/default.aspx. You may also obtain a copy by writing to our Corporate Secretary at our principal executive office (2025 Hamilton Avenue, San Jose, California 95125).
How can I get electronic access to the Proxy Statement and Annual Report?
The Notice, proxy card or voting instruction form will contain instructions on how to:
•
view our proxy materials for the Annual Meeting on the Internet and vote your shares; and

•
instruct us to send our future proxy materials to you electronically by email.

Our proxy materials are also available on our investor relations website at https://investors.ebayinc.com/financial-information/annual-reports/default.aspx.
You can choose to receive future proxy materials electronically by visiting our investor relations website at https://investors.ebayinc.com/financial-information/annual-reports/default.aspx. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact eBay Investor Relations and tell us otherwise. You may visit our investor relations website at https://investors.ebayinc.com or contact eBay Investor Relations by mail at 2025 Hamilton Avenue, San Jose, California 95125 or at ir@ebay.com or by telephone at (408) 376-7493.
How do I obtain a paper copy of the proxy materials?
If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

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How do I obtain a separate set of proxy materials if I share an address with other stockholders?
eBay has adopted an SEC-approved procedure called “householding.” Under this procedure, we are delivering a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share an address, unless otherwise requested from one or more of the stockholders. This procedure reduces the environmental impact of our annual meetings and reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you reside at such an address and wish to receive a separate copy of the Notice and, if applicable, the proxy materials, including our annual report, you may contact eBay Investor Relations by mail at 2025 Hamilton Avenue, San Jose, California 95125 or at ir@ebay.com or by telephone at (408) 376-7493 and we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials. You may also contact eBay Investor Relations if you would like to receive separate copies in the future, or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future. Stockholders who hold shares in street name (as described above) may contact their broker, bank, or other nominee to request information about householding.

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Other Matters
The Board knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.
Stockholders are urged to vote via the Internet or by telephone by following the instructions in the Notice or, if applicable, the proxy card or voting instruction form.
By Order of the Board of Directors
Marie Oh Huber
Secretary
April [  ], 2023
Copies of this Proxy Statement and our annual report for the year ended December 31, 2022 are available by visiting our investor relations website at https://investors.ebayinc.com/financial-information/annual-reports/default.aspx.
You may also obtain copies free of charge by contacting investor relations by mail at 2025 Hamilton Avenue, San Jose, California 95125.

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Appendix A:
Amendment and Restatement of the eBay Equity Incentive Award Plan
Ebay Inc.
~~2008~~ Equity Incentive Award Plan
Initial Stockholder Approval On June 19, 2008
Amendment And Restatement Adopted By The Board Of Directors On March 4, 2009
Stockholder Approval Of Amendment And Restatement On April 29, 2009
Amendment And Restatement Adopted By The Compensation Committee (Pursuant To
Delegation Of Authority From The Board Of Directors) On March 14, 2010
Stockholder Approval Of Amendment And Restatement On April 29, 2010
Amendment And Restatement Adopted By The Board Of Directors On March 6, 2012
Stockholder Approval Of Amendment And Restatement On April 26, 2012
Amendment And Restatement Adopted By The Board Of Directors On February 28, 2014
Stockholder Approval Of Amendment And Restatement On May 13, 2014
Amendment And Restatement Adopted By The Board Of Directors On March 15, 2016
Stockholder Approval Of Amendment And Restatement On April 27, 2016
Amendment And Restatement Adopted By The Compensation Committee (Pursuant To
Delegation Of Authority From The Board Of Directors) On March 30, 2023
Stockholder Approval Of Amendment And Restatement On [      ], 2023
ARTICLE 1.
PURPOSE
The purpose of the eBay Inc. ~~2008~~ Equity Incentive Award Plan, as amended and restated herein (the “Plan”), is to promote the success and enhance the value of eBay Inc. (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants (each as defined below) to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock Unit award, a Restricted Stock Unit award, or a Performance Bonus Award, ~~or a Performance-Based Award~~ granted to a Participant pursuant to the Plan.
2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.
2.3 “Board” means the Board of Directors of the Company.
2.4 “Change in Control” means and includes each of the following:
(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

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(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.4(a) or Section 2.4(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.4(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(d) The Company’s stockholders approve a liquidation or dissolution of the Company.
In addition, if the Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, to the extent required, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation § 1.409A-3(i)(5). The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.
2.5 “Code” means the U.S. Internal Revenue Code of 1986, as amended.
2.6 “Committee” means the committee of the Board described in Article 13.
2.7 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company or any Subsidiary; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.
~~2.8 “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.~~
2.8~~9~~ “Deferred Stock Unit” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.5.
2.9~~10~~ “Director” means a member of the Board.
2.10~~1~~ “Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time, or if Participant is otherwise ineligible to participate in the Company’s long-term disability insurance program or resides outside the United States and no such program exists, means that the Participant is unable to perform his or her duties with the Company or its Subsidiary by reason of a medically determinable physical or mental impairment, as determined by a physician acceptable to the Company, which is permanent in character or which is expected to last for a continuous period of more than six (6) months.
2.11~~2~~ “Dividend Equivalent” means a right granted to a Participant pursuant to Section 8.3 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.
2.12~~3~~ “DRO” shall mean a domestic relations order as defined by the Code or Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
2.13~~4~~ “Effective Date” shall have the meaning set forth in Section 14.1.
2.14~~5~~ “Eligible Individual” means any person who is an Employee, a Consultant or an Independent Director, as determined by the Committee.

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2.15~~6~~ “Employee” means any person on the payroll records of the Company or a Subsidiary and actively providing services as an employee. Service as a Director or compensation by the Company or a Subsidiary solely for services as a Director shall not be sufficient to constitute “employment” by the Company or a Subsidiary.
2.16~~7~~ “Equity Restructuring” shall mean a nonreciprocal transaction between the company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Stock (or other securities of the Company) or the share price of Stock (or other securities) and causes a change in the per share value of the Stock underlying outstanding Awards.
2.17~~8~~ “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
2.18~~9~~ “Fair Market Value” means, as of any given date, (a) if Stock is traded on any established stock exchange, the closing price of a share of Stock as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if Stock is not traded on an exchange but is quoted on a national market or other quotation system, the last sales price on such date, as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes), or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (c) if Stock is not publicly traded, the fair market value of a share of Stock as established by the Committee acting in good faith.
~~2.20 “Full Value Award” means any Award other than an Option, Stock Appreciation Right or other Award for which the Participant pays the intrinsic value existing at the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary).~~
2.19~~21~~ “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
2.20~~2~~ “Independent Director” means a Director of the Company who is not an Employee.
2.21~~3~~ “Non-Employee Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.
2.22~~4~~ “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.
2.23~~5~~ “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.
2.24~~6~~ “Participant” means any Eligible Individual who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.
~~2.27 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Section 6 or 8, but which is subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.~~
2.25~~8~~ “Performance Bonus Award” has the meaning set forth in Section 8.7.
2.26~~9~~ “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period, determined as follows:
(a) The Performance Criteria that will be used to establish Performance Goals ~~are limited to~~may include the following, or such other performance criteria as the Committee may select: trading volume, users, gross merchandise volume, total payment volume, revenue, operating income, EBITDA and/or net earnings (either before or after interest, taxes, depreciation and amortization), net income (either before or after taxes), earnings per share, earnings as determined other than pursuant to United States generally accepted accounting principles (“GAAP”), multiples of price to earnings, multiples of price/earnings to growth, return on net assets, return on gross assets, return on equity, return on invested capital, Stock price, cash flow (including, but not limited to, operating cash flow and free cash flow), net or operating margins, economic profit, Stock price appreciation, total stockholder returns, employee productivity, market share, volume, customer satisfaction metrics, and employee engagement/satisfaction metrics any of which may be measured with respect to the Company, or any Subsidiary, affiliate or other business unit of the Company, either in absolute terms, terms of growth or as compared to any incremental increase, as compared to results of a peer group.
(b) The Committee may, in its discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s

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core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. ~~For all Awards intended to qualify as Qualified Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.~~
2.27~~30~~ “Performance Goals” means, for a Performance Period, the goals established ~~in writing~~ by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may~~, within the time prescribed by Section 162(m) of the Code,~~ adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.
2.28~~31~~ “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a ~~P~~performance-~~B~~based Award.
2.29~~32~~ “Performance Share” means a right granted to a Participant pursuant to Section 8.1, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.
2.30~~3~~ “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.
2.31~~4~~ “Plan” means this eBay Inc. ~~2008~~ Equity Incentive Award Plan, as amended and restated herein and as it may be amended from time to time.
2.32~~5~~ “Prior Plan” means the GSI Commerce, Inc. 2010 Equity Incentive Plan, as amended.
~~2.36 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.~~
2.33~~7~~ “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.
2.34~~8~~ “Restricted Stock Unit” means an Award granted pursuant to Section 8.6.
2.35~~9~~ “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.
2.36~~40~~ “Stock” means the common stock of the Company, par value $0.001 per share, and such other securities of the Company that may be substituted for Stock pursuant to Article 12.
2.37~~41~~ “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.
2.38~~42~~ “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of a benefit or compensation, granted pursuant to Section 8.4.
2.39~~43~~ “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if, at the time of the determination, each of the entities other than the last entity in the unbroken chain beneficially owns securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
~~2.44 “Substitute Award” shall mean an Option granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option.~~
2.40~~5~~ “Termination of Service” shall mean,
(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding a termination where there is a simultaneous commencement of employment with the Company or any Subsidiary.
(b) As to a Non-Employee Director or Independent Director, the time when a Participant who is a Non-Employee Director or Independent Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death

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or retirement, but excluding: (i) a termination where there is simultaneous employment by the Company or a Subsidiary of such person and (ii) a termination which is followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with such person.
(c) As to an Employee, the time when the Participant has ceased to actively be employed by or to provide services to the Company or any Subsidiary for any reason, without limitation, including resignation, discharge, death, disability or retirement; but excluding: (i) a termination where there is a simultaneous reemployment or continuing employment of a Participant by the Company or any Subsidiary, (ii) a termination which is followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee, and (iii) a termination where a Participant simultaneously becomes an Independent Director.
(d) The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Service, including, without limitation, questions relating to the nature and type of Termination of Service, and all questions of whether particular leaves of absence constitute Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Participant shall be deemed to have a Termination of Service in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
ARTICLE 3.
SHARES SUBJECT TO THE PLAN
3.1 Number of Shares.
(a) Subject to Article 12 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards granted under the Plan on or after the Effective Date of the Plan is (i) the number of shares of Stock available under the Plan immediately prior to the Effective Date, plus (ii) ~~50~~30 million shares of Stock. ~~Any shares of Stock that are subject to Awards granted under the Plan on or after April 26, 2012 other than Full Value Awards shall be counted against this limit as 0.5587 shares for every share of Stock subject to the Award granted.~~ Any shares of Stock that are subject to ~~Full Value~~ Awards granted under the Plan on or after ~~April 26, 2012~~June 21, 2023 shall be counted against this limit as one (1) share for every share of Stock subject to the Award granted.
(b) To the extent that an award granted under the Plan or the Prior Plan terminates, expires, or lapses for any reason, or such an award is settled in cash without delivery of shares to the Participant, then any shares of Stock subject to the award shall again be available for the grant of an Award pursuant to the Plan. ~~Any such shares of Stock that cease to be subject to such an award other than a Full Value Award shall be added to the number of shares available under the Plan as 0.5587 shares for every share of Stock that ceases to be subject to such award.~~ Any such shares of Stock that cease to be subject to an ~~Full Value~~ Award shall be added to the number of shares available under the Plan as one (1) share for every share of Stock that ceases to be subject to such award. Notwithstanding anything in this Section 3.1(b) to the contrary, shares of Stock subject to an award under this Plan or the Prior Plan may not again be made available for issuance under this Plan if such shares are: (x) shares delivered to or withheld by the Company to pay the exercise price of an Option, (y) shares delivered to or withheld by the Company to satisfy withholding taxes related to such an award or (z) shares that were subject to an award and were not issued upon the net settlement of such award. Additionally, shares of Stock repurchased by the Company using Option exercise proceeds will not increase the number of shares of Stock available for issuance under the Plan and SARs payable in shares shall reduce the number of shares that may be issued under the Plan by the gross number of shares subject to the SAR (or the portion thereof being exercised), not the net number of shares issued upon exercise of the SAR. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.
3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 12, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 2,000,000 ~~and the maximum amount that may be paid in cash to any one Participant during any calendar year with respect to Performance-Based Awards (including, without limitation, any Performance Bonus Award) shall be $3,000,000~~. ~~Any shares of Stock that are subject to Awards granted under the Plan on or after April 26, 2012 other than Full Value Awards shall be counted against this limit as 0.5587 shares for every share of Stock subject to the Award granted. Any shares of Stock that~~

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~~are subject to Full Value Awards granted under the Plan on or after April 26, 2012 shall be counted against this limit as one (1) share for every share of Stock subject to the Award granted~~.
ARTICLE 4.
ELIGIBILITY AND PARTICIPATION
4.1 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, and in its sole discretion, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan.
4.2 Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries or Participants residing in particular locations; provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, disability, retirement or other Termination of Service, available methods of exercise or settlement of an Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other law applicable to the Stock or the issuance of Stock under the Plan.
ARTICLE 5.
STOCK OPTIONS
5.1 General. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:
(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 5.2(c), the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.
(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the term of the Option. ~~Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Committee may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Option relating to such a Termination of Service.~~ The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.
(c) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.
5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the provisions of this Section 5.2.
(a) Expiration. Subject to Section 5.2(c), an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:
(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;
(ii) Three months after the Participant’s termination of employment as an Employee; and
(iii) One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

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(b) Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.
(c) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) and the Option is exercisable for no more than five years from the date of grant.
(d) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.
(e) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.
(f) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.
5.3 Substitution of Stock Appreciation Rights. Subject to Section 10.8, the Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have to right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Stock for which such substituted Option would have been exercisable.
5.4 Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is ~~a Substitute Award~~granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a transaction, such as a merger, combination, consolidation or acquisition of property or stock, the exercise price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such ~~Substitute~~ Award is granted) of the shares subject to the ~~Substitute~~ Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the ~~Substitute~~ Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
ARTICLE 6.
RESTRICTED STOCK AWARDS
6.1 Grant of Restricted Stock.
(a) The Committee is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.
(b) The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.
6.2 Issuance and Restrictions. All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions on transferability and other restrictions and vesting requirements as the Committee shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Company, Performance Criteria, Company performance, individual performance or other criteria selected by the Committee. By action taken after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.
6.3 Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration. If a price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in the Award Agreement. The Committee in its discretion may provide that in the event of certain events, including a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

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6.4 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.
6.5 Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
ARTICLE 7.
STOCK APPRECIATION RIGHTS
7.1 Grant of Stock Appreciation Rights.
(a) A Stock Appreciation Right may be granted to any Eligible Individual selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement~~.~~ ; provided that the term of any Stock Appreciation Right granted under the Plan shall not exceed ten years.
(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised over (B) the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose. Except as described in (c) below, the exercise price per share of Stock subject to each Stock Appreciation Right shall be set by the Committee, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.
(c) Notwithstanding the foregoing provisions of Section 7.1(b) to the contrary, in the case of a Stock Appreciation Right that is ~~a Substitute Award~~granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a transaction, such as a merger, combination, consolidation or acquisition of property or stock, the price per share of the shares subject to such Stock Appreciation Right may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such ~~Substitute~~ Award is granted) of the shares subject to the ~~Substitute~~ Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the ~~Substitute~~ Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
7.2 Payment and Limitations on Exercise.
(a) Subject to Sections 7.2(b) payment of the amounts determined under Section 7.1(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee in the Award Agreement and subject to any tax withholding requirements.
(b) To the extent any payment under Section 7.1(b) is effected in Stock, it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.
ARTICLE 8.
OTHER TYPES OF AWARDS
8.1 Performance Share Awards. Any Eligible Individual selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.
8.2 Performance Stock Units. Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

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8.3 Dividends and Dividend Equivalents.
(a) Any Eligible Individual selected by the Committee may be granted dividends with respect to Restricted Stock awards and Dividend Equivalents with respect to other awards based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Notwithstanding the foregoing, Dividend Equivalents that accrue with respect to an Award shall not be payable to an Eligible Individual prior to the date the Award is exercised or vests, as applicable. Such dividends and Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee; provided that to the extent shares of Stock subject to an Award are subject to performance-based vesting conditions, any dividends or Dividend Equivalents relating to such shares shall be subject to the same performance-based vesting conditions.
(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or SARs.
8.4 Stock Payments. Any Eligible Individual selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.
8.5 Deferred Stock Units. Any Eligible Individual selected by the Committee may be granted an award of Deferred Stock Units in the manner determined from time to time by the Committee. The number of shares of Deferred Stock Units shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, including service to the Company or any Subsidiary, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock Unit award will not be issued until the Deferred Stock Unit award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Deferred Stock Unit Award has vested and the Stock underlying the Deferred Stock Unit Award has been issued.
8.6 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The Committee shall specify, or permit the Participant to elect, the conditions and dates upon which the shares of Stock underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall, subject to Section 10.6(b), transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.
8.7 Performance Bonus Awards. Any Eligible Individual selected by the Committee may be granted one or more ~~P~~performance-~~B~~based Awards in the form of a cash bonus (a “Performance Bonus Award”) payable upon the attainment of ~~Performance Goals~~performance-based vesting conditions that are established by the Committee ~~and relate to one or more of the Performance Criteria~~, in each case on a specified date or dates or over any period or periods determined by the Committee. ~~Any such Performance Bonus Award paid to a Covered Employee shall be based upon objectively determinable bonus formulas established in accordance with Article 9.~~
8.8 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock Units or Restricted Stock Units shall be set by the Committee in its discretion.
8.9 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock Units, Stock Payments or Restricted Stock Units; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.
8.10 Exercise or Payment upon Termination of Service. An Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Deferred Stock Units, Stock Payments and Restricted Stock Units shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock Units or Restricted Stock Units may be exercised or paid subsequent to a Termination of Service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise~~; provided, however, that any such provision with respect to Performance Shares or Performance Stock Units shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation~~.
8.11 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee and set forth in the applicable Award Agreement.
8.12 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

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ARTICLE 9.
~~PERFORMANCE-BASED AWARDS~~
[Reserved]
~~9.1 Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in the Plan; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.~~
~~9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.~~
~~9.3 Types of Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Covered Employee intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals and any other performance or incentive Awards that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.~~
~~9.4 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 or 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.~~
~~9.5 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.~~
~~9.6 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan and the applicable Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.~~
ARTICLE 10.
PROVISIONS APPLICABLE TO AWARDS
10.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
10.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.
10.3 Payment. The Committee shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan may be paid, the form of payment including, without limitation: (i) cash, (ii) shares of Stock (including, in the case of payment

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of the exercise price of an Award, shares of Stock issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate payments required, or (iii) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale). The Committee shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
10.4 Limits on Transfer.
(a) Except as otherwise provided in Section 10.4(b):
(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;
(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and
(iii) During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.
(b) Notwithstanding Section 10.4(a), the Committee, in its sole discretion, may determine to permit a Participant to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant and the Permitted Transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 10.4(b), “Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Committee after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.
10.5 Beneficiaries. Notwithstanding Section 10.4, if provided in the applicable Award Agreement, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary designation is provided in the applicable Award Agreement or if no beneficiary has been designated or survives the Participant (or if a beneficiary designation is not enforceable and/or valid under the inheritance and other laws in the Participant’s country, as determined by the Committee in its sole discretion), payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.
10.6 Stock Certificates; Book Entry Procedures.
(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any

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national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.
(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
10.7 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.
10.8 Prohibition on Repricing. Subject to Section 12.1, the Committee shall not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Award to reduce its price per share. Furthermore, subject to Section 12.1, no Option or Stock Appreciation Right with an exercise price that is greater than the Fair Market Value of a share of Stock shall be canceled and replaced or substituted for with the grant of an Award or other property having a lesser price per share without the further approval of stockholders of the Company. ~~Subject to Section 12.1, the Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace or substitute for an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.~~ Subject to Section 12.1, absent the approval of the stockholders of the Company, the Committee shall not offer to buyout for a payment in cash, an Option or Stock Appreciation Right previously granted when the exercise price of the Option or Stock Appreciation Right is greater than the Fair Market Value of a share of Stock.
10.9 ~~Full Value~~ Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Sections 6.2, 12.1, 12.2 and 13.3(d) of the Plan, ~~Full Value~~ Awards made to Employees or Consultants shall become vested on one or more vesting dates over a period of not less than one year (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is granted; provided, however, that, notwithstanding the foregoing, ~~Full Value~~ Awards that result in the issuance to one or more Participants of an aggregate of up to 5% of the shares of Stock available pursuant to Section 3.1(a) as of Effective Date, may be granted without regard to such minimum vesting provisions. Nothing in this Section 10.9 shall preclude the Board or the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Change in Control.
ARTICLE 11.
INDEPENDENT DIRECTOR AWARDS
11.1 The Board may grant Awards to Independent Directors, subject to the limitations of the Plan, pursuant to a written non-discretionary formula established by the Committee, or any successor committee thereto carrying out its responsibilities on the date of grant of any such Award (the “Independent Director Equity Compensation Policy”). The Independent Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Independent Directors, the number of shares of Stock to be subject to Independent Director Awards, the conditions on which such Awards shall be granted, become exercisable and/ or payable and expire, and such other terms and conditions as the Committee (or such other successor committee as described above) shall determine in its discretion. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value of shares of Stock that may be granted during any fiscal year of the Company to any Non-Employee Director or Independent Director shall not exceed $600,000; provided, however, that (i) the limit set forth in this sentence shall be multiplied by two in the year in which a Non-Employee Director or Independent Director commences service on the Board, and (ii) the limit set forth in this sentence shall not apply to awards made pursuant to a Non-Employee Director’s or Independent Director’s election to receive an award in lieu of all or a portion of a cash retainer for service on the Board or any committee thereunder. This limit shall not increase except with stockholder approval.
ARTICLE 12.
CHANGES IN CAPITAL STRUCTURE
12.1 Adjustments.
(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock other than an Equity Restructuring, the Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and kind of shares that may

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be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (ii) the number and kind of shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. ~~Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.~~
(b) In the event of any transaction or event described in Section 12.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any of its affiliates, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.1 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;
(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock Units and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;
(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and
(v) To provide that the Award cannot vest, be exercised or become payable after such event.
(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.1(a) and 12.1(b):
(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be equitably adjusted. The adjustments provided under this Section 12.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.
(ii) The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3).
(iii) To the extent that such equitable adjustments result in tax consequences to the Participant, the Participant shall be responsible for payment of such taxes and shall not be compensated for such payments by the Company or its Subsidiaries.
(d) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Stock or the rights thereof or which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
12.2 Acceleration Upon a Change in Control. Notwithstanding Section 12.1, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company or any Company subsidiary or affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 12.2, this Section 12.2 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of

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no force or effect. Further, to the extent that there are tax consequences to the Participant as a result of the acceleration or lapsing of forfeiture restriction upon a Change in Control, the Participant shall be responsible for payment of such taxes and shall not be compensated for such payment by the Company or its Subsidiaries.
12.3 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.
ARTICLE 13.
ADMINISTRATION
13.1 Committee. Except as otherwise provided herein, the Plan shall be administered by a committee consisting of two or more members of the Board (the “Committee”). Unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board each of whom is ~~an “outside director,” within the meaning of Section 162(m) of the Code,~~ a Non-Employee Director and an “independent director” under the rules of the Nasdaq Stock Market (or other principal securities market on which shares of Stock are traded); provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 13.5. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act ~~or Section 162(m) of the Code~~, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment; Committee members may resign at any time by delivering written notice to the Board; and vacancies in the Committee may only be filled by the Board.
13.2 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
13.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:
(a) Designate Participants to receive Awards;
(b) Determine the type or types of Awards to be granted to each Participant;
(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;
(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; ~~provided, however, that, except as provided in Article 12 of the Plan, the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;~~
(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;
(g) Decide all other matters that must be determined in connection with an Award;
(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan, including adopting sub-plans to the Plan or special terms for Award Agreements, for the purposes of complying with non-U.S. laws and/or taking advantage of tax favorable treatment for Awards granted to Participants outside the United States (as further set forth in Section 4.2 of the Plan) as it may deem necessary or advisable to administer the Plan;
(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

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(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.
13.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.
13.5 Delegation of Authority. To the extent permitted by applicable law, the Board or the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants or to exercise any of the power, authority and discretion granted to the Committee pursuant to Section 13.3; provided that (i) the Committee shall have the sole authority with respect to Awards granted to or held by (a) Employees who are subject to Section 16 of the Exchange Act and (b) Covered Employees, and (ii) officers of the Company (or Directors) to whom authority has been delegated hereunder shall not be delegated such authority with respect to Awards granted to or held by such officers (or Directors). Any delegation hereunder shall be subject to the restrictions and limits that the Board or the Committee specifies at the time of such delegation, and the Board or the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.5 shall serve in such capacity at the pleasure of the Board or the Committee.
ARTICLE 14.
EFFECTIVE AND EXPIRATION DATE
14.1 Effective Date. The Plan, as amended and restated as set forth herein, is effective as of June 21, 2023~~[______], 2016~~ (the “Effective Date”), subject to approval of the Plan by the Company’s stockholders at the meeting to be held on such date. The Plan will be deemed to be approved by the stockholders if it is approved either:
(a) By a majority of the votes cast at a duly held stockholder’s meeting at which a quorum representing a majority of outstanding voting stock is, either in person or by proxy, present and voting on the plan; or
(b) By a method and in a degree that would be treated as adequate under Delaware law in the case of an action requiring stockholder approval.
14.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the Effective Date, except that no Incentive Stock Options may be granted under the Plan after the earlier of the tenth anniversary of (a) the date the Plan is approved by the Board or (b) the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.
ARTICLE 15.
AMENDMENT, MODIFICATION, AND TERMINATION
15.1 Amendment, Modification, and Termination. Subject to Section 16.16, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 12), (ii) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, (iii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant or (iv) amends Section 10.8 of the Plan.
15.2 Awards Previously Granted. Except with respect to amendments made pursuant to Section 16.16, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.
ARTICLE 16.
GENERAL PROVISIONS
16.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.
16.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.
16.3 Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold (by any means set forth herein or in an Award Agreement), or require a Participant to remit to the Company or a Subsidiary, an amount sufficient to satisfy federal, state, local and foreign income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to Participant and required by law to be withheld (including any amount deemed by the Company or the Participant’s employer, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or the Participant’s employer). The Committee may, in its discretion and in satisfaction of the foregoing requirement, allow a

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Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award (as described above) shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding amounts (or, if permitted by the Company, such greater amount that will not cause adverse accounting consequences for the Company and is permitted under applicable laws) or other applicable withholding rates.
16.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.
16.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
16.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board and each person to whom the Committee delegates its authority under Section 13.5 shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
16.7 Relationship to Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any severance, resignation, termination, redundancy, end of service payments, long-term service awards, pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
16.8 Effect of Plan upon Compensation Plans. The adoption of the Plan shall not affect any compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including, without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
16.9 Awards Subject to Clawback. The Awards and any cash payment or shares of Stock delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
16.10 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.
16.11 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
16.12 Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.
16.13 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
16.14 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Company shall have no obligation to issue or deliver shares of Stock prior to obtaining any approvals from listing, regulatory or governmental authority that the Company determines are necessary or advisable. Any

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securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. The Company shall be under no obligation to register pursuant to the Securities Act, any of the shares of Stock paid pursuant to the Plan. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
16.15 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflict of laws of that State.
16.16 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.
* * * * *
I hereby certify that the foregoing Plan was duly adopted by the board of directors of eBay Inc. on March 23, 2023.
* * * * *
I hereby certify that the foregoing Plan was approved by the stockholders of eBay Inc. on [          ], 2023.
Executed on this [     ] day of [      ], 2023.
Corporate Secretary

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Appendix B:
Amendment to the Certificate of Incorporation
Amended and Restated
Certificate of Incorporation
of
Ebay Inc.
eBay Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:
•
The name of the corporation is eBay Inc. The date of the filing of its original certification of incorporation with the Secretary of State was March 13, 1998.

•
This amended and restated certificate of incorporation amends, restates and integrates the certificate of incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon.

•
The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full.

ARTICLE I
The name of the corporation is eBay Inc.
ARTICLE II
The address of the registered office of the corporation in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent. The name of its registered agent at that address is National Registered Agents, Inc.
ARTICLE III
The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
The total number of shares of all classes of stock which the corporation has the authority to issue is Three Billion Five Hundred Ninety Million (3,590,000,000) shares, consisting of two classes: Three Billion Five Hundred Eighty Million (3,580,000,000) shares of Common Stock, $0.001 par value per share, and Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value per share.
The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a Certificate or Certificates establishing a series of Preferred Stock.
Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article l V, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.
ARTICLE V
The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.

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ARTICLE VI
A.   Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.
B.   l. Subject to the last sentence of this Section B.l. and the provisions of B.2. below, the directors, other than those who may be elected by the holders of Preferred Stock under specified circumstances, shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of the stockholders held in 1999; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 2000; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2001; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected and until their respective successors are duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service as a director. At each annual meeting of stockholders commencing with the annual meeting held in 2012, directors elected to succeed those directors whose term then expire shall be elected at such meeting to hold office for a term expiring at the third annual meeting of stockholders following the annual meeting of stockholders held in 2012 and until their respective successors are duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service as a director.
B.2. Commencing with the third annual meeting of stockholders following the annual meeting of stockholders held in 2012, the foregoing classification of the Board of Directors shall cease. At the third annual meeting of stockholders following the annual meeting of stockholders held in 2012 and at each annual meeting of stockholders thereafter, each nominee for director shall stand for election to a one-year term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service as a director.
C.   Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause may be filled (a) by a majority of the directors, although less than a quorum, or (b) by a sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
D.   Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.
E.   Subject to the terms of any class or series of Preferred Stock and except as required by law, special meetings of the stockholders of the corporation may be called only by: (i) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption); (ii) the Chairman of the Board; (iii) the Chief Executive Officer; or (iv) the Secretary of the corporation upon the written request of one or more stockholders of record of the corporation that together have continuously held, for their own account or on behalf of others, beneficial ownership of at least a twenty percent (20%) "net long position" of the outstanding common stock of the corporation for at least 30 days prior to the date of such request and who have delivered such requests in accordance with and subject to the procedures and conditions and any other provisions set forth in the bylaws of the corporation (as amended from time to time), including any limitations set forth in the bylaws of the corporation on the ability to make such a request for such a special meeting and any provisions as to the determination and calculation of such twenty percent (20%) "net long position" for such 30 day period.
ARTICLE VII
A.   To the fullest extent permitted by law, no director or officer of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer (as applicable). Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
B.   To the fullest extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.
C.   Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

2023 Proxy Statement   113
IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of eBay Inc. has been executed by a duly authorized officer of this corporation at San Francisco, California, on the date indicated below.
Executed on [      ], 2023.
Corporate Secretary

2025 Hamilton Avenue
San Jose, California 95125
http://investors.ebayinc.com

2025 HAMILTON AVENUESAN JOSE, CA 95125 SCAN TOVIEW MATERIALS & VOTE VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of informationup until 11:59 P.M. Eastern Time on June 20, 2023. Have your proxy card in hand whenyou access the web site and follow the instructions to obtain your records and to createan electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/EBAY2023You may attend the meeting via the Internet and vote during the meeting. Have theinformation that is printed in the box marked by the arrow available and follow theinstructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M.Eastern Time on June 20, 2023. Have your proxy card in hand when you call and thenfollow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V05639-P91308 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY EBAY INC. The Board of Directors recommends that you vote "FOR" each of the Board of Directors' nominees below: Proposal 1 - Election of 9 director nominees named in the proxy statement. Nominees: 1a. Adriane M. Brown 1b. Aparna Chennapragada 1c. Logan D. Green 1d. E. Carol Hayles 1e. Jamie Iannone 1f. Shripriya Mahesh 1g. Paul S. Pressler 1h. Mohak Shroff 1i. Perry M. Traquina The Board of Directors recommends you vote "FOR" proposal 2below: Proposal 2 - Ratification of appointment of independent auditors. For Against Abstain The Board of Directors recommends you vote "FOR" proposal 3below: Proposal 3 - Advisory vote to approve named executive officercompensation. The Board of Directors recommends you vote"1 YEAR" on proposal 4 below: Proposal 4 - Say-on-Pay Frequency Vote. The Board of Directors recommends you vote "FOR" proposal 5below: Proposal 5 - Approval of the Amendment and Restatement of the eBayEquity Incentive Award Plan. The Board of Directors recommends you vote "FOR" proposal 6below: Proposal 6 - Amendment to the Certificate of Incorporation. The Board of Directors recommends you vote "AGAINST"stockholder proposal 7 below: Stockholder Proposal 7 - Special Shareholder Meeting, if properlypresented. NOTE: Such other business as may properly come before the meeting orany continuation or adjournment thereof. The Board of Directors recommends that you vote "FOR" each of the Board of Directors' nominees below: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each signpersonally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. If this proxy is signed and returned, it will bevoted in accordance with your instructions. For Against Abstain 1 Year 2 Years 3 Years Abstain For Against Abstain For Against Abstain Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.eBay Inc.PROXY SOLICITED BY THE BOARD OF DIRECTORSNOTICE OF ANNUAL MEETING OF STOCKHOLDERSTO BE HELD ON JUNE 21, 2023The undersigned hereby appoints JAMIE IANNONE, STEVE PRIEST and MARIE OH HUBER, and each of them, as attorneysand proxies of the undersigned, with full power of substitution, to vote all shares of stock of eBay Inc. that the undersignedmay be entitled to vote at the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, to be held virtually atwww.virtualshareholdermeeting.com/EBAY2023, on Wednesday, June 21, 2023, at 8:00 a.m. Pacific Time for the purposes listedon the reverse side and at any and all continuation(s) and adjournment(s) of that meeting, with all powers that the undersignedwould possess if personally present, upon and in respect to the instructions indicated on the reverse side, with discretionaryauthority as to any and all other matters that may properly come before the meeting.THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED: FOR THE ELECTION OF EACH OF THEDIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT, FOR PROPOSALS 2, 3, 5 AND 6, 1 YEAR ON PROPOSAL 4AND AGAINST STOCKHOLDER PROPOSAL 7, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS ASMAY PROPERLY COME BEFORE THE MEETING AND ANY CONTINUATION(S) AND ADJOURNMENT(S) THEREOF.PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGEPREPAID IF MAILED IN THE UNITED STATES. Continued and to be signed on reverse side